As filed with the Securities and Exchange Commission on February 10, 2000

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8 - K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                       DATE OF REPORT - FEBRUARY 10, 2000


Commission   Registrant, State of Incorporation      I.R.S. Employer
File Number  Address and Telephone Number           Identification No.
-----------  -------------------------------------  ------------------

0-25595      NIAGARA MOHAWK HOLDINGS, INC.          16-1549726
             (a New York corporation)
             300 Erie Boulevard West
             Syracuse, New York 13202
             Telephone 315-474-1511

1-2987       NIAGARA MOHAWK POWER CORPORATION       15-0265555
             (a New York corporation)
             300 Erie Boulevard West
             Syracuse, New York 13202
             Telephone 315-474-1511

Item 5.  Other Events
---------------------

(a)  Registrant hereby files the following items which at present constitutes
     Part II of its Form 10-K Annual Report for 1999. Part II consists of Form 10-K item numbers 5 through 9.

     Glossary
     Item 5 - Market for the Registrants' Common Equity and Related Stockholders Matters
     Item 6 -  Selected Consolidated Financial Data
     Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations
     Item 7A - Quantitative and Qualitative Disclosures About Market Risk
     Item 8  - Financial Statements and Supplementary Data
     Item 9 - Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

Item 7.  Financial Statements and Exhibits
------------------------------------------

(c) Exhibit 11 -	  Niagara Mohawk Holdings, Inc. and Subsidiary Companies -
                   Computation of Average Number of Shares of Common Stock Outstanding

     Exhibit 12a - Niagara Mohawk Holdings, Inc. and Subsidiary Companies -
                   Statement Showing Computations of Ratios of Earnings to Fixed Charges

     Exhibit 12b - Niagara Mohawk Power Corporation and Subsidiary Companies -
                   Statement Showing Computations of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

     Exhibit 23 -  Consent of Independent Accountants

             NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES


                                    SIGNATURE
                                    ---------



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                                       NIAGARA MOHAWK HOLDINGS, INC.
                                       -----------------------------
                                               (Registrant)



Date:  February 10, 2000               By:/s/Steven W. Tasker
                                          -----------------------------
                                          Steven W. Tasker
                                          Vice President-Controller and
                                          Principal Accounting Officer,
                                          in his respective capacities
                                          as such







                                       NIAGARA MOHAWK POWER CORPORATION
                                       --------------------------------
                                               (Registrant)



Date:  February 10, 2000               By:/s/Steven W. Tasker
                                          -----------------------------
                                          Steven W. Tasker
                                          Vice President-Controller and
                                          Principal Accounting Officer,
                                          in his respective capacities
                                          as such

                                  EXHIBIT INDEX
                                  -------------

Following is the index of Exhibits furnished in accordance with the provisions of Item 601 of Regulation S-K, filed as part of this current report on Form 8-K.


Exhibit 11 -  Niagara Mohawk Holdings, Inc. and Subsidiary Companies -
              Computation of Average Number of Shares of Common Stock
              Outstanding

Exhibit 12a - Niagara Mohawk Holdings, Inc. and Subsidiary Companies - Statement
              Showing Computations of Ratios of Earnings to Fixed Charges

Exhibit 12b - Niagara Mohawk Power Corporation and Subsidiary Companies -
              Statement Showing Computations of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Exhibit 23 -  Consent of Independent Accountants

NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                                GLOSSARY OF TERMS
                                -----------------

TERM         DEFINITION
----         ----------

AFC          Allowance for Funds Used During Construction

CNG CNG Transmission Corporation, an interstate natural gas pipeline regulated by FERC

CTC Competitive transition charges: a mechanism established in Niagara Mohawk's PowerChoice agreement to recover stranded costs from customers

DEC          New York State Department of Environmental Conservation

DOE          U.S. Department of Energy

Dth Dekatherm: one thousand cubic feet of gas with a heat content of 1,000 British Thermal Units per cubic foot

EBITDA A non-GAAP measure of cash flow which is calculated as: earnings before interest charges, interest income, income taxes, depreciation and amortization, amortization of nuclear fuel, allowance for funds used during construction, MRA regulatory asset amortization, and extraordinary items

FASB         Financial Accounting Standards Board

FERC         Federal Energy Regulatory Commission

GAAP         Generally Accepted Accounting Principles

GRT          Gross Receipts Tax

GWh          Gigawatt-hour:  one gigawatt-hour equals one billion watt-hours

IPP Independent Power Producer: any person that owns or operates, in whole or in part, one or more Independent Power Facilities, including the purchasers of Niagara Mohawk's generation assets

IPP Party    Independent Power Producers that were a party to the MRA

KW           Kilowatt:  one thousand watts

KWh Kilowatt-hour: a unit of electrical energy equal to one kilowatt of power supplied or taken from an electric circuit steadily for one hour

MRA Master Restructuring Agreement - a Niagara Mohawk agreement, including amendments thereto, which terminated, restated or amended certain IPP Party power purchase agreements effective June 30, 1998

MRA          Recoverable costs to terminate, restate or amend IPP Party
regulatory   contracts, which have been deferred and are being amortized and
asset        recovered under Niagara Mohawk's PowerChoice agreement

MW           Megawatt:  one million watts

MWh          Megawatt-hour:  one thousand kilowatt-hours

Net Cash     Reflects interest charges (net of allowance for funds used during
Interest     construction) less the non-cash impact of the net amortization of discount on long-term debt and interest accrued on the Nuclear
             Waste Policy Act disposal liability less interest income

NRC          U.S. Nuclear Regulatory Commission

NYISO        New York Independent System Operator

NYPA         New York Power Authority

NYPP         New York Power Pool

NYSERDA      New York State Energy Research and Development Authority

PowerChoice  Niagara Mohawk's five-year electric rate agreement, which incorporates the MRA, agreement approved by the PSC in an order dated March 20, 1998, and became effective September 1, 1998

PPA Power Purchase Agreement: long-term contracts under which a utility is obligated to purchase electricity from an IPP at specified rates

Provider of The entity that will provide electric or gas commodity to its last resort customers who are unable or unwilling to obtain an alternative supplier

PRP          Potentially Responsible Party

PSC          New York State Public Service Commission

PURPA Public Utility Regulatory Policies Act of 1978, as amended. One of five bills signed into law on November 8, 1978, as the National Energy Act. It sets forth procedures and requirements applicable to state utility commissions, electric and natural gas utilities and certain federal regulatory agencies. A major aspect of this law is the mandatory purchase obligation from qualifying facilities

SFAS         Statement of Financial Accounting Standards No. 71
No. 71       "Accounting for the Effects of Certain Types of Regulation"

SFAS         Statement of Financial Accounting Standards No. 101
No. 101      "Regulated Enterprises - Accounting for the Discontinuance of
             Application of FASB Statement No. 71"

SFAS         Statement of Financial Accounting Standards No. 106
No. 106      "Employers' Accounting for Postretirement Benefits Other
             Than Pensions"

SFAS         Statement of Financial Accounting Standards No. 109
No. 109      "Accounting for Income Taxes"

SFAS         Statement of Financial Accounting Standards No. 121
No. 121      "Accounting for the Impairment of Long-Lived Assets and for
             Long-Lived Assets to Be Disposed Of"

Stranded     Regulated utility costs that may become unrecoverable due to a
costs        change in the regulatory environment

Unit 1       Nine Mile Point Nuclear Station Unit No. 1

Unit 2       Nine Mile Point Nuclear Station Unit No. 2

PART II

ITEM 5.  MARKET FOR THE REGISTRANTS' COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS

HOLDING COMPANY FORMATION. On March 18, 1999, Niagara Mohawk Power Corporation ("Niagara Mohawk") was reorganized into a holding company structure in accordance with its Agreement and Plan of Exchange between Niagara Mohawk and Niagara Mohawk Holdings, Inc. ("Holdings"). Niagara Mohawk's outstanding common stock was exchanged on a share-for-share basis for Holdings' common stock. Niagara Mohawk's preferred stock and debt were not exchanged as part of the share exchange and continue as shares and debt of Niagara Mohawk.

HOLDINGS COMMON STOCK. Holdings is authorized to issue 300 million shares of common stock. Holdings' common stock (par value $0.01) and certain of Niagara Mohawk's preferred series are listed on the New York Stock Exchange ("NYSE"). Holdings' common stock is also traded on the Boston, Cincinnati, Midwest, Pacific and Philadelphia stock exchanges. Holdings' common stock options are traded on the American Stock Exchange. The ticker symbol is "NMK."

Holdings' common stock has been traded on the NYSE since March 19, 1999. Prior to that date, the market prices on the table below refer to Niagara Mohawk's common stock.


                     1999                1998
                   --------           ---------
               HIGH       LOW       High       Low
             --------  ---------  --------  ---------
1st Quarter  $16 7/16  $ 13 1/16  $13 9/16  $  10 1/8
2nd Quarter   16 1/16     13 1/8    15 1/4         11
3rd Quarter    16 1/8     14 5/8    16 3/8     14 3/4
4th Quarter   16 3/16   13 13/16    16 1/2   13 15/16


For a discussion regarding Holdings and Niagara Mohawk's common stock dividend, see Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Position, Liquidity and Capital Resources - Common Stock Dividend below.

The holders of Holdings' common stock are entitled to one vote per share and may not cumulate their votes for the election of Directors. Upon any dissolution, liquidation or winding up of Holdings' business, the holders of common stock are entitled to receive a pro rata share of all of Holdings' assets remaining and available for distribution after the full amounts to which holders (if any) of Holdings' preferred stock are entitled have been satisfied.

After the closing of the MRA (see Part II, Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations - PowerChoice and the Restructuring of the Regulated Electric Utility Business - The MRA Agreement, IPP Parties and their designees owned approximately 20.5 million shares of Niagara Mohawk's common stock, representing approximately 11% of Niagara Mohawk's voting securities. These shares were also exchanged on March 18, 1999 on a share-for-share basis of Holdings' common stock. Pursuant to the MRA, any IPP Party that received 2% or more of the outstanding common stock and any designee of IPP Parties that received more than 4.9% of the outstanding common stock upon the consummation of the MRA, together with certain but not all affiliates (collectively, "2% Shareholders"), entered into certain shareholder agreements (the "Shareholders Agreements"). Pursuant to each Shareholder Agreement, the 2% Shareholders agree that for five years from the consummation of the MRA, they will not acquire more than an additional 5% of the outstanding common stock (resulting in ownership in all cases of no more than 9.9%) or take any actions to attempt to acquire control of Holdings, other than certain permitted actions in response to unsolicited actions by third parties. The 2% Shareholders generally vote their shares on a "pass-through" basis, in the same proportion as all shares held by other shareholders are voted, except that they may vote in their discretion (i) for extraordinary transactions and (ii) for directors when there is a pending proposal to acquire Holdings.

In 1999, the PSC approved Niagara Mohawk's petition to purchase up to $800 million of Holdings' common stock. Holdings and Niagara Mohawk's Board of Directors have approved a program to repurchase 20 million shares through December 31, 2001. See Part II, Item 8. - Financial Statements and Supplementary Data, Note 4. - Capitalization, for a further discussion of the shares repurchased.

As of January 1, 2000, there were approximately 53,600 holders of record of common stock of Holdings and about 2,900 holders of record of Niagara Mohawk's preferred stock. The chart below summarizes common stockholder ownership by size of holding:


Size of Holding      Total         Total
(Shares)          Stockholders  Shares Held
----------------  ------------  -----------
1 to 99. . . . .        27,710      699,760
100 to 999 . . .        23,736    5,634,474
1,000 or more. .         2,157  171,030,629
                  ------------  -----------
                        53,603  177,364,863
                  ============  ===========


HOLDINGS PREFERRED STOCK. Holdings is authorized to issue 50 million shares of preferred stock with a par value of $0.01. No preferred stock had been issued as of December 31, 1999.

NIAGARA MOHAWK COMMON STOCK. Niagara Mohawk is authorized to issue 250 million shares of common stock with a par value of $1.00. As of December 31, 1999, Niagara Mohawk has 187,364,863 shares outstanding, which are all held by Holdings and are not traded.

The indenture securing Niagara Mohawk's mortgage debt provides that retained earnings shall be reserved and held unavailable for the payment of dividends on common stock to the extent that expenditures for maintenance and repairs plus provisions for depreciation do not exceed 2.25% of depreciable property as defined therein. Such provisions have never resulted in a restriction of Niagara Mohawk's retained earnings.

NIAGARA MOHAWK PREFERRED STOCK. The share exchange and the formation of the holding company structure did not change the rights of holders of the outstanding shares of Niagara Mohawk's preferred stock. Niagara Mohawk's preferred stock continues to rank senior to Niagara Mohawk's common stock (which are held by Holdings) as to dividends and as to distribution of Niagara Mohawk's assets upon any liquidation.

Whenever dividends on Niagara Mohawk's preferred stock are in default in an amount equivalent to four full quarterly dividends and thereafter until all dividends thereon are paid or declared and set aside for payment, the holders of such preferred stock can elect a majority of the Board of Directors of Niagara Mohawk. Whenever dividends on any preference stock are in default in an amount equivalent to six full quarterly dividends and thereafter until all dividends thereon are paid or declared and set aside for payment, the holders of such stock can elect two members to the Board of Directors of Niagara Mohawk. No dividends on preferred stock are now in arrears and no preference stock is now outstanding.

Niagara Mohawk paid preferred dividends on March 31, June 30, September 30, and December 31. Niagara Mohawk estimates that none of the 1999 preferred stock dividends will constitute a return of capital, and therefore, all of such dividends are subject to federal tax as ordinary income.

ITEM 6.  SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected financial information of Holdings and Niagara Mohawk for each of the five years during the period ended December 31, 1999, which has been derived from the audited financial statements of Holdings and Niagara Mohawk, and should be read in connection therewith. As discussed in Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations and Item 8. - Financial Statements and Supplementary Data
- Notes to Consolidated Financial Statements, the following selected financial data is not likely to be indicative of Holdings' or Niagara Mohawk's future financial condition, results of operations or cash flows.


                                         HOLDINGS     NIAGARA MOHAWK             Holdings and Niagara Mohawk****
                                          1999**          1999**           1998         1997         1996*        1995
                                        -----------  ----------------  ------------  -----------  -----------  -----------
OPERATIONS:  (000'S)
Operating revenues . . . . . . . . . .  $4,084,186   $  3,827,340      $ 3,826,373   $3,966,404   $3,990,653   $3,917,338

Net income (loss). . . . . . . . . . .     (35,088)        (2,062)        (120,825)     183,335      110,390      248,036
--------------------------------------  -----------  -------------     ------------  -----------  -----------  -----------
COMMON STOCK DATA:
Book value per share at year end . . .  $    16.78            ***      $     16.92   $    18.89   $    17.91   $    17.42

Market price  at year end. . . . . . .    13 15/16            ***           16 1/8       10 1/2        9 7/8        9 1/2

Ratio of market price to
   book value at year end. . . . . . .        83.1%           ***             95.3%        55.6%        55.1%        54.5%

Basic and diluted earnings (loss) per
   average common share. . . . . . . .      ($0.19)           ***           ($0.95)  $     1.01   $     0.50   $     1.44

Rate of return on common equity. . . .       (1.1)%           ***            (5.3)%         5.5%         2.8%         8.4%

Dividends paid per common share. . . .           -            ***                -            -            -   $     1.12

CAPITALIZATION: (000'S)
Common equity. . . . . . . . . . . . .  $2,976,089   $  2,785,171      $ 3,170,142   $2,727,527   $2,585,572   $2,513,952

Non-redeemable preferred stock . . . .     440,000        440,000          440,000      440,000      440,000      440,000

Mandatorily redeemable
   preferred stock . . . . . . . . . .      61,370         61,370           68,990       76,610       86,730       96,850

Long-term debt . . . . . . . . . . . .   5,042,588      5,042,588        6,417,225    3,417,381    3,477,879    3,582,414
--------------------------------------  -----------  -------------     ------------  -----------  -----------  -----------
     Total . . . . . . . . . . . . . .   8,520,047      8,329,129       10,096,357    6,661,518    6,590,181    6,633,216
Long-term debt maturing
   within one year . . . . . . . . . .     613,740        613,740          312,240       67,095       48,084       65,064
--------------------------------------  -----------  -------------     ------------  -----------  -----------  -----------
     Total . . . . . . . . . . . . . .  $9,133,787   $  8,942,869      $10,408,597   $6,728,613   $6,638,265   $6,698,280
--------------------------------------  -----------  -------------     ------------  -----------  -----------  -----------
CAPITALIZATION RATIOS: (including
  long-term debt maturing within
  one year)
Common stock equity. . . . . . . . . .       32.6%          31.1%            30.5%        40.5%        39.0%        37.5%
Preferred stock. . . . . . . . . . . .        5.5            5.6              4.9          7.7          7.9          8.0
Long-term debt . . . . . . . . . . . .       61.9           63.3             64.6         51.8         53.1         54.5


* Amounts include extraordinary item for the discontinuance of regulatory accounting principles
** Amounts include extraordinary item for the early extinguishment of debt, see Note 4. - Capitalization
***   Holdings owns all of Niagara Mohawk's shares of common stock
**** Prior year amounts are based upon Niagara Mohawk's amounts and do not reflect the reclassifications for the holding company formation


                                            HOLDINGS     NIAGARA MOHAWK              Holdings and Niagara Mohawk****
                                             1999**          1999**          1998          1997         1996*          1995
                                          ------------  ----------------  ----------    ----------    ----------    ----------
FINANCIAL RATIOS:
EBITDA, as defined (000's) . . . . . . .  $ 1,259,500   $  1,262,500      $ 990,500     $ 961,500     $ 957,500     $ 929,100

Net cash interest, as defined (000's). .  $   397,100   $    404,700      $ 345,500     $ 226,900     $ 244,500     $ 260,500

Ratio of EBITDA to net cash
     interest. . . . . . . . . . . . . .          3.2            3.1            2.9           4.2           3.9           3.6

Ratio of earnings to fixed charges . . .         0.95           1.01           0.57          2.02          1.57          2.29

Ratio of earnings to fixed charges
   and preferred stock dividends . . . .          N/A           0.94           0.52          1.67          1.31          1.90

Other ratios (% of operating revenues):

   Fuel, electricity purchased
      and gas purchased. . . . . . . . .         36.7%          33.0%          39.6%         44.4%         43.5%         40.3%

   Other operation and maintenance
      expenses . . . . . . . . . . . . .         22.3           23.2           24.5          21.1          23.3          20.9

   Depreciation and amortization . . . .          8.5            9.0            9.3           8.6           8.3           8.1

   Amortization of the MRA
      regulatory asset . . . . . . . . .          9.5           10.1            3.4             -             -             -

   Federal and foreign income taxes,
      and other taxes. . . . . . . . . .         10.6           11.3           10.3          15.1          13.6          17.3

   Operating income. . . . . . . . . . .         12.9           13.9            4.4          14.1          13.1          17.5

   Balance available for common
      stock. . . . . . . . . . . . . . .         (0.9)           ***           (4.1)          3.7           1.8           5.3

MISCELLANEOUS: (000'S)
Gross additions to utility plant . . . .  $   298,081   $    298,081      $ 392,200     $ 290,757   $   352,049     $ 345,804

Total utility plant. . . . . . . . . . .    9,792,291      9,792,291     11,431,447    11,075,874    10,839,341    10,649,301

Accumulated depreciation
   and amortization. . . . . . . . . . .    3,904,049      3,904,049      4,553,448     4,207,830     3,881,726     3,641,448

Total assets . . . . . . . . . . . . . .   12,670,435     12,445,608     13,861,187     9,584,141     9,427,635     9,477,869


* Amounts include extraordinary item for the discontinuance of regulatory accounting principles
** Amounts include extraordinary item for the early extinguishment of debt, see Note 4. - Capitalization
***   Holdings owns all of Niagara Mohawk's shares of common stock
**** Prior year amounts are based upon Niagara Mohawk's amounts and do not reflect the reclassifications for the holding company formation

NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES

Certain statements included in this Annual Report on Form 10-K are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainty, including the improvement in Holdings and Niagara Mohawk's cash flow upon the implementation of the MRA and PowerChoice, the timing and outcome of the future sale of Niagara Mohawk's remaining fossil and nuclear generation assets, the planned repayment of debt, the effects of Niagara Mohawk's transition to a new customer service system, and the collection of accounts receivable and the corresponding bad debt expense. These forward-looking statements are based upon a number of assumptions, including assumptions regarding PowerChoice and regulatory actions to continue to support such an agreement. Actual future results and developments may differ materially depending on a number of factors, including regulatory changes either by the federal government or the PSC, uncertainties regarding the ultimate impact on Holdings and Niagara Mohawk as the regulated electric and gas industries are further deregulated and electricity and gas suppliers gain open access to Niagara Mohawk's retail customers, challenges to PowerChoice under New York laws, the timing and extent of changes in commodity prices and interest rates, the effects of weather, the length and frequency of outages at Niagara Mohawk's two nuclear plants, the results from Niagara Mohawk's ongoing sale of its generation assets, the transition period to Niagara Mohawk's new customer service system, the efforts made by Niagara Mohawk to collect from customers, and the economic conditions of Niagara Mohawk's service territory.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITON AND RESULTS OF OPERATIONS

The electric utility industry in the United States has experienced a deregulatory climate in recent years whereby federal and state regulatory initiatives have sought to provide separation of the vertically integrated energy generation, transmission and distribution functions and promote competition and lower prices. This unbundling of services has led to some restructuring throughout the industry. Niagara Mohawk's response to these developments was to formulate a restructuring strategy and a multi-year rate plan which enables it to exit the generation business, reduce the amount of its over-market purchase power obligations, recover its stranded costs and lower prices to customers. Implementation of this restructuring strategy commenced in 1998 with the regulatory approval of the rate plan and the consummation of the MRA, and 1999 was a year punctuated by the further execution of the restructuring strategy. Key events were:

- On March 18, 1999, Niagara Mohawk was reorganized into a holding company structure providing Holdings and its subsidiaries with financial and regulatory flexibility to compete more effectively in an increasingly competitive energy industry.

- On June 11, 1999, Niagara Mohawk completed the sale transactions of its two coal-fired generation plants; on July 29, 1999, Niagara Mohawk completed the sale of its hydroelectric generation plants; and on October 22, 1999, Niagara Mohawk completed the sale of its oil and gas-fired plant at Oswego. In addition, on October 6, 1999, Niagara Mohawk announced an agreement to sell its oil and gas-fired generation plant at Albany.

- On June 24, 1999, Niagara Mohawk announced an agreement to sell its nuclear generation assets to AmerGen Energy Company, LLC ("AmerGen"). However, on December 21, 1999, Rochester Gas & Electric Corporation ("RG&E") notified Niagara Mohawk of its intent to exercise its rights to purchase the nuclear generation assets. The PSC Staff has informed Niagara Mohawk that they believed that the terms of the proposed sale are not consistent with the public interest standard in the Public Service Law, but discussions with AmerGen and other interest parties would continue.

- Niagara Mohawk redeemed approximately $1.1 billion in debt.

- In the fourth quarter, Niagara Mohawk commenced a multi-year program to repurchase shares of Holdings' common stock. The repurchases are aimed at managing Holdings' capital structure to competitive norms within the utility industry.

- The PSC established a formal proceeding on the methodology to determine exit fees.

- Niagara Mohawk implemented a new customer service system, which continues to experience transition issues in customer satisfaction, incremental costs and PSC scrutiny.

POWERCHOICE AND THE RESTRUCTURING OF THE REGULATED ELECTRIC UTILITY BUSINESS
----------------------------------------------------------------------------

The PSC approved the PowerChoice agreement on March 20, 1998 and the rate plan was implemented beginning September 1, 1998. The PowerChoice agreement outlined Niagara Mohawk's future structure in the regulated electric business. During 1999 and 1998, Niagara Mohawk has worked toward the implementation of all phases of PowerChoice and has implemented other federal and state orders that promote deregulation as described below:

POWERCHOICE RATE REDUCTIONS AND RETAIL CHOICE OF ELECTRICITY SUPPLIER. The PowerChoice agreement established a five-year electric rate plan that reduces class average residential and commercial prices by an aggregate of 3.2% over the first three years, beginning September 1, 1998. On September 1, 1999, Niagara Mohawk implemented its second phase of rate reductions. The reduction in prices includes certain savings that result from approved reductions of the GRT. Industrial customers are currently receiving average reductions of 25% relative to 1995 tariffs; this decrease includes discounts previously offered to some industrial customers through optional and flexible rate programs. As part of PowerChoice, Niagara Mohawk has retained the flexibility to address specific competitive challenges for energy intensive customers through individual rate negotiations.

Effective August 1, 1999, all of Niagara Mohawk's customers were able to choose their electricity supplier. As of December 31, 1999, 6,658 (4.25%) of Niagara Mohawk's commercial and industrial customers or approximately 14.56% of eligible load, and 4,325 (0.31%) residential customers or approximately 0.36% of eligible load, have chosen an electricity supplier other than Niagara Mohawk. See "FERC Order 888 - Open Access" below for a discussion of open transmission access as a result of the formation of the NYISO. Niagara Mohawk will continue to distribute electricity through its transmission and distribution systems for all customers, regardless of supplier, and will be provider of last resort for those customers who do not exercise their right to choose a new electricity supplier. If a customer chooses an alternative supplier, Niagara Mohawk, as allowed under PowerChoice, will continue to charge the customer for delivery of the energy and for a non-bypassable CTC charge. Niagara Mohawk will also give a credit to the customer for any services provided by the alternative energy supplier that were provided by Niagara Mohawk in the past.

During the term of the PowerChoice agreement, Niagara Mohawk is permitted to defer certain incremental costs associated primarily with environmental remediation, nuclear decommissioning and related costs, and changes in laws, regulations, rules and orders. In the fourth and fifth years of the rate plan, Niagara Mohawk can request an annual increase in prices subject to a cap of 1% of the all-in price, excluding commodity costs (e.g., transmission, distribution, nuclear, and forecasted CTC). In addition to the price cap, the PowerChoice agreement provides for the recovery of deferrals established in years one through four and the generation sale incentive. See Part II, Item 8. Financial Statements and Supplementary Data - Note 2. Rate and Regulatory Issues and Contingencies - Deferred Loss on the Sale of Assets, for a discussion of the generation sale incentive. The aggregate of the price cap increase and recovery of deferrals is subject to an overall limitation of general inflation. Any remaining unamortized deferrals at the end of year five will be recovered over a period not to exceed five years beginning in year six.

Beginning in year four of PowerChoice, Niagara Mohawk can continue to recover the cost variations in the indexed swap contracts entered into as part of the MRA, resulting from the indexing provisions of these contracts. As these indexed swap contracts and other contracts expire, the fluctuations in market price of unhedged energy will be billed to customers through a commodity adjustment clause in the CTC. Niagara Mohawk may need to reassess its hedging strategy if the PSC renders a decision regarding provider of last resort.

The PowerChoice agreement further provides that Niagara Mohawk shall have a reasonable opportunity to recover its stranded costs, including those associated with the MRA and the contracts entered into as part of the MRA, through a CTC and, under certain circumstances, through exit fees or in rates for back up service. See "FERC Order 888 - Stranded Cost Recovery in the Case of Municipalization" for a further discussion of stranded costs and exit fees. Niagara Mohawk's rates under PowerChoice are designed to permit recovery of the MRA regulatory asset and to permit recovery of, and a return on, the remainder of its assets, as appropriate.

GENERATION ASSET SALES. Niagara Mohawk has completed the sale of its two coal-fired generation plants, its 72 hydro generation plants, and its oil and gas-fired generation plant at Oswego. Niagara Mohawk has also announced an agreement to sell its Albany oil and gas-fired generation plant. Niagara Mohawk expects to complete the Albany sales transaction in the first quarter of 2000. In May 1999, Niagara Mohawk entered into an agreement with Central Hudson Gas & Electric Corporation ("Central Hudson"), subject to regulatory approval, to sell its interest in the Roseton plant to Central Hudson, at approximately net book value by no later than January 1, 2003. For a further discussion of these sales, see Part II, Item 8. - Financial Statements and Supplementary Data, Note
2. - Rate and Regulatory Issues and Contingencies. For a discussion on how Niagara Mohawk used the proceeds from the sale of its generation assets, see "Liquidity and Capital Resources."

Niagara Mohawk signed agreements with the buyers of the plants for energy and capacity at negotiated prices, which are above market, based on current energy price forecasts. While the PPAs with the buyers of the formerly owned fossil and hydro assets, which were entered into as an integral part of the sales, are above market, they are designed to help Niagara Mohawk meet rate reduction and price cap commitments as well as expected demand as the provider of last resort. The PPAs that convert to either swap agreements or swaptions (swap agreement with a call option) act as hedges against a substantial rise in power costs.
See Part II, Item 8. - Financial Statements and Supplementary Data - Note 2. - Rate and Regulatory Issues and Contingencies, Note 8. - Commitments and Contingencies, and Note 9. - Fair Value of Financial and Derivative Financial Instruments, for a further discussion of the terms of these agreements.

Niagara Mohawk expects to incur a net loss, mainly attributable to the Oswego oil and gas-fired plant, on the sale of the fossil and hydro generation assets of approximately $150 million. The PowerChoice agreement provides for deferral and future recovery of the net losses resulting from the sale of the assets. For a further discussion of the loss incurred on these sales, the regulatory treatment of such loss, and the factors that may cause the amount of loss to change, see Part II, Item 8. Financial Statements and Supplementary Data, Note
2. - Rate and Regulatory Issues and Contingencies.

After the fossil and hydro sales are completed, Niagara Mohawk has agreed not to own any non-nuclear generation assets in the state of New York, subject to certain exceptions provided in the PowerChoice agreement.

The PowerChoice agreement stipulated that absent a statewide solution, Niagara Mohawk would file a detailed plan for analyzing other proposals regarding its nuclear assets, including the feasibility of an auction, transfer and/or divestiture of such facilities, within 24 months of PowerChoice. On June 24, 1999, Niagara Mohawk announced an agreement to sell its nuclear generation assets to AmerGen. The sale to AmerGen was subject to a previously existing agreement among the five co-owners of Unit 2 that gives the co-owners the right to match a third-party purchase offer. On December 21, 1999, RG&E, a 14% co-owner of Unit 2, submitted a notice stating it would match the AmerGen offer. On January 26, 2000, the PSC Staff had informed the ALJ and all parties, including Niagara Mohawk, that they believed the terms of the proposed nuclear sale were not in the public interest. The PSC Staff is continuing its discussions with AmerGen, as well as exploring other options, including giving other interested parties the opportunity to put forth competing proposals. Niagara Mohawk cannot predict the outcome of this proceeding, but is committed to pursue the sale of Unit 1 and Unit 2. For a further discussion regarding the details of the sale agreement, the status of the sale, the proposed regulatory and accounting treatment of the announced sale, the PPAs signed as part of the agreement, and the treatment under PowerChoice in the event a sale does not occur, see Part II, Item 8. - Financial Statements and Supplementary Data, Note 2. - Rate and Regulatory Issues and Contingencies,
Note 3. - Nuclear Operations and Note 9. - Commitments and Contingencies.

THE MRA AGREEMENT. As a result of various federal and state requirements, Niagara Mohawk was required to enter into contracts to purchase electricity from IPPs in quantities in excess of its own demand and at prices in excess of those available to it. In mid-1996, Niagara Mohawk began comprehensive negotiations to terminate, amend or restate a substantial portion of above-market PPAs in an effort to mitigate the escalating cost of these PPAs as well as to prepare Niagara Mohawk for a more competitive environment. These negotiations led to the MRA and the PowerChoice agreement.

The MRA was consummated on June 30, 1998 with 14 IPPs. The MRA allowed Niagara Mohawk to terminate, estate or amend 27 PPAs which represented approximately three-quarters of its over-market purchased power obligations. Niagara Mohawk terminated 18 PPAs for 1,092 MW of electric generating capacity, restated 8 PPAs representing 535 MW of capacity and amended 1 PPA representing 42 MW of capacity. Niagara Mohawk paid the IPP Parties an aggregate of $3.934 billion in cash, of which $3.212 billion was obtained through a public market offering of senior unsecured debt, $303.7 million from the public sale of 22.4 million shares of common stock, and the remainder from cash on hand. In addition, Niagara Mohawk issued 20.5 million shares of common stock to the IPP Parties.

PowerChoice provided that the MRA and the contracts executed as part of the MRA were prudent and accordingly, PSC approval of PowerChoice allowed Niagara Mohawk to record a regulatory asset for the costs of the MRA, which is being amortized over a period generally not to exceed ten years. Niagara Mohawk's rates under PowerChoice were designed to permit recovery of the MRA regulatory asset. In approving PowerChoice, the PSC limited the estimated value of the MRA regulatory asset that could be recovered, which resulted in a charge to the second quarter of 1998 earnings of $263.2 million upon the closing of the MRA. The PowerChoice agreement, while having the effect of substantially depressing earnings during its five-year term, substantially improves operating cash flow. The ability of Niagara Mohawk to improve earnings in the period subsequent to PowerChoice will depend on the outcome of the regulatory process to set prices at that time.

The MRA has the effect of reducing Niagara Mohawk's IPP payments by more than $500 million annually as compared to leaving the pre-existing contracts in place, net of purchases of power at market price. The resulting improvement in cash flow and the proceeds from the sale of the generation assets have allowed Niagara Mohawk to repay debt and repurchase Holdings' common stock.

Under the terms of the MRA, Niagara Mohawk has no continuing obligation to purchase energy from the terminated IPP Parties. The restated contracts with eight PPAs reflect economic terms and conditions that are more favorable to Niagara Mohawk than the previous PPAs. See Part II, Item 7A. - Quantitative and Qualitative Disclosures About Market Risk, and Part II, Item 8. - Financial Statements and Supplementary Data, Note 8. - Commitments and Contingencies and
Note 9 - Fair Value of Financial and Derivative Financial Instruments, for a further discussion regarding the remaining payments to the IPP Parties for the purchase of electric power and the payments made under the swap agreements.

Niagara Mohawk is actively pursuing other opportunities to reduce its payments to IPPs that were not party to the MRA. Niagara Mohawk is permitted to defer and amortize the cost of any additional IPP contract buyouts. In 1999, there have been four IPP contracts for approximately 127 MW terminated for a total consideration (cash and/or notes) of $229.2 million. Niagara Mohawk estimates that it will have reduced IPP payments by approximately $60 million annually, net of purchases of power at market price as a result of these contract buyouts. Deferred costs associated with IPP buyouts must generally be amortized over five years, unless PSC approval is obtained for a different amortization period. Niagara Mohawk retains the annual net savings from the buyouts during the remaining term of PowerChoice to offset the amortization expense. Niagara Mohawk is negotiating buyouts and amendments of other IPP contracts, but is unable to determine the timing and outcome of these negotiations.

FORMATION OF A HOLDING COMPANY STRUCTURE. Niagara Mohawk was reorganized into a holding company structure in accordance with its Agreement and Plan of Exchange with Niagara Mohawk Holdings, Inc. on March 18, 1999. The outstanding shares of Niagara Mohawk's common stock, $1.00 par value, were exchanged on a share-for-share basis for Holdings' common stock, par value of $0.01. Niagara Mohawk then became a subsidiary of Holdings. Niagara Mohawk's preferred stock and debt were not exchanged and remained securities of Niagara Mohawk. The holding company structure was completed March 31, 1999 with the Niagara Mohawk dividend transfer of Opinac North America Inc. ("Opinac") to Holdings.

The holding company structure provides Holdings and its subsidiaries with the financial and regulatory flexibility to compete more effectively in an increasingly competitive energy industry by providing a structure that can accommodate both regulated and unregulated lines of businesses (energy related services and telecommunications). The holding company structure permits Holdings to participate in unregulated business opportunities as the industry evolves. The PowerChoice agreement provides for affiliate rules to be abided by Holdings and its affiliated companies, including the allocation of costs for providing goods and services.

FERC ORDER 888. In April 1996, FERC issued Order 888, which promotes competition by requiring that public utilities owning, operating, or controlling interstate transmission facilities file tariffs which offer others the same transmission services they provide for themselves, under comparable terms and conditions. FERC Order 888 required the NYPP to file reformed power pooling agreements that establish open, non-discriminatory membership provisions and modify any provisions that are unduly discriminatory or preferential. In addition, the FERC Order also provides for the recovery of prudent and verifiable stranded costs where the wholesale customer was able to obtain alternative power supplies as a result of Order 888's open access mandate.

As a result of Order 888, there have been several developments during the past few years as follows:

-  OPEN ACCESS
   -----------

   The NYISO commenced formal operations on December 1, 1999. Niagara Mohawk views this progress as an important step toward a more competitive market for wholesale electricity supply service in New York State, consistent with its PowerChoice restructuring agreement.

   Twice annually, Niagara Mohawk will be required to sell to the NYISO all of its transmission capacity, except such transmission capacity grandfathered under pre-existing Transmission Service Agreement ("TSAs"), for a subsequent six month period. In turn, Niagara Mohawk will purchase any additional transmission capacity it needs through the competitive bid process of the NYISO. Approximately $70 - $75 million, or three-quarters of Niagara Mohawk's annual transmission revenues, are derived from the grandfathered TSAs. These grandfathered TSAs have various expiration dates, with the more significant TSAs not expiring until 2013 and beyond. Niagara Mohawk expects that total transmission revenues will decline from $100 million in 1999 to $75 million in 2000, which is due to the transition from Niagara Mohawk's transmission tariffs to the NYISO tariffs. Niagara Mohawk cannot determine the long-term impact of the NYISO on its transmission revenues due to lack of market experience in pricing and capacity needs.

-  STRANDED COST RECOVERY IN THE CASE OF MUNICIPALIZATION
   ------------------------------------------------------

   Order 888 stated that it would provide for the recovery of prudent and verifiable wholesale stranded costs where the wholesale customer was able to obtain alternative power supplies as a result of Order 888's open access mandate. Order 888 left to the states the issue of retail stranded cost recovery. Where newly created municipal electric utilities required transmission service from the displaced utility, the FERC stated that it would entertain requests for stranded cost recovery since such municipalization is made possible by open access. The FERC also reserved the right to consider stranded costs on a case-by-case basis if it appeared that open access was being used to circumvent stranded cost review by any regulatory agency.

   In November 1997, FERC issued Order 888-B. This Order clarified that the FERC recognizes the existence of concurrent state jurisdiction over stranded costs arising from municipalization. The FERC acknowledged in Order 888-B that the states may be first to address the issue of retail-turned-wholesale stranded costs, and stated that it will give the states substantial deference where they have done so.

   In approving PowerChoice, the PSC authorized changes to Niagara Mohawk's Retail Tariff providing for the recovery of stranded costs in the case of municipalization regardless of whether the new municipal utility requires transmission service from Niagara Mohawk. The calculation of stranded costs is governed by this Retail Tariff, which became effective on April 6, 1998. A number of communities served by Niagara Mohawk are considering municipalization and have requested an estimate of their stranded cost obligation.

   The Village of Lakewood ("Lakewood") is considering municipalization. In August 1997, Niagara Mohawk provided Lakewood with an estimate of its stranded cost obligation in response to a formal request under FERC Order
   888. In June 1998, Lakewood filed a petition with FERC seeking a determination that it would not be responsible for any of Niagara Mohawk's stranded costs if it created a new municipal electric system.

   On December 11, 1998, the FERC issued an order granting Niagara Mohawk's request for clarification that Order 888 does not preempt the exit fee provision of the Retail Tariff and directing that the Lakewood case be held in abeyance pending the resolution of Lakewood's stranded cost obligation under Niagara Mohawk's Retail Tariff.

   During 1999, the PSC established a formal proceeding in this matter. Niagara Mohawk filed its direct case on September 3, 1999, which supported a revised estimate of exit fees of $18.0 million. Lakewood filed its direct case on October 18, 1999, which supported an exit fee of approximately $5 million. The PSC Staff filed their direct case on October 25, 1999, which supported an exit fee of $15.6 to $16.7 million. Rebuttal testimony was filed on November 10, 1999 and a hearing for the purpose of cross-examination of all testimony was held on December 1 and 2, 1999. Niagara Mohawk expects the PSC to render a decision by the second quarter of 2000. Niagara Mohawk is unable to predict the outcome of this matter.

   While the municipalization of Lakewood would not have a material impact on Niagara Mohawk's results of operation and financial position, the outcome of this matter will likely define the methodology to determine exit fees. There have been other challenges to the determination and recovery of stranded costs through the application of CTCs and exit fees as follows:

   In early October 1998, the Alliance for Municipal Power ("AMP"), a group of 21 towns and villages in St. Lawrence and Franklin Counties pursuing municipalization, and Alfred P. Coppola ("Coppola"), a Councilman from the city of Buffalo, commenced a proceeding in Albany County Supreme Court that challenged the PSC's decision to approve PowerChoice and the PSC's decision that denied the petitions of Alliance for Municipal Power and Coppola for rehearing before the Commission. The proceeding sought to vacate the decision of the PSC approving PowerChoice provisions relating to the determination and recovery of strandable costs through the application of a competitive transition charge and exit fees. The PSC has made a motion to dismiss the proceeding in this matter. On March 11, 1999, the Albany County Supreme Court dismissed in its entirety the petition of Coppola and also dismissed AMP's petition to the extent that it challenged the determination and recovery of stranded costs through the application of CTCs and exit fees. However, the Court did order the PSC to respond to AMP's claim that the PSC failed to act on discovery requests seeking information about exit fees. Niagara Mohawk has provided AMP with an updated exit fee estimate of $150 million (PSC method) to $272 million (FERC method). The range is dependent on whether the formula prescribed by the PSC in PowerChoice or the method defined by FERC is used. During the first quarter of 1999, AMP filed a motion to re-argue with the Supreme Court and has also filed a notice of appeal from the decision of the lower court. On June 29, 1999, the Albany County Supreme Court denied AMP's motion to re-argue and renew the case.
   AMP failed to perfect on a timely basis, its appeal, which failure may be excused by the court for good reason. Niagara Mohawk is unable to predict what future actions, if any, AMP will take with respect to this matter. If these 21 communities withdrew from Niagara Mohawk's system, Niagara Mohawk would experience a potential revenue loss of approximately two percent per year. In addition, the impact on Niagara Mohawk's electric margin is considered to be immaterial. However, suspension of PowerChoice or renegotiation of its material terms could have a material adverse effect on Holdings and Niagara Mohawk's results of operations, financial condition, and future cash flows.

   Niagara Mohawk has also prepared exit fee stranded cost estimates for several other municipalities and customers, including the city of Buffalo. Niagara Mohawk is unable to predict whether these other municipalities or customers will pursue a withdrawal from Niagara Mohawk's system or the amount of stranded costs it may receive as a result of any withdrawals.

FERC ORDER 2000. In December 1999, FERC issued Order 2000, which requires all public utilities that own, operate or control interstate electric transmission to file a proposal for a Regional Transmission Organization ("RTO") by October 15, 2000. Alternatively, FERC Order 2000 requires such utilities to provide a description of any efforts made by the utility to participate in an RTO, the reasons for not participating and any obstacles to participation, and any plans for further work toward participation. RTOs are required to be operational by December 15, 2001. Niagara Mohawk is currently evaluating FERC Order 2000 and believes that the current NYISO structures provides for much of the FERC mandate under Order 2000. However, at this time, it is difficult to determine how the NYISO may be impacted by an RTO and what financial consequences, if any, may result from the formation of an RTO.

OTHER REGULATORY RESTRUCTURING PROCEEDINGS. The PSC continues to assess other functions in the regulated electric and gas business to lower consumer rates and increase customer choice. The PSC is considering opening competition to such functions as metering, billing, collections and customer service. On January 13, 1999, the PSC adopted a set of Uniform Business Practices for Retail Access designed to streamline and make more uniform the manner in which the local utilities interact with natural gas and electricity marketers, energy services companies and customers who purchase energy in New York State's evolving competitive market.

During the latter part of 1999, the PSC required the New York State utilities to file tariffs providing a backout credit against utility prices to large electric customers (greater that 50KW) choosing to have their meter services performed by someone other than their local utility. The backout credit is an estimate of costs the utilities incur to provide meter services to these customers. The PSC has stated a preference for using long run avoided costs to establish backout credits, and in the absence of long run avoided cost estimates, the use of embedded, or fully allocable costs of the avoided activities. Embedded costs may exceed the costs the utility could actually avoid when not providing a service to customers that have chosen an alternative, creating stranded costs. The PSC has postponed the implementation of these rates until March 29, 2000. Due to the limited scope of the PSC's order on metering, the impact on Niagara Mohawk's results of operations should be minimal. The exposure could grow, however, if the scope of the metering proposal is expanded, or other services are required to be opened to competition using embedded cost as a backout credit.

Niagara Mohawk will continue to participate with the PSC and other parties as New York State moves forward with a competitive utility industry, but it cannot predict the outcome of the results and the impact on its PowerChoice agreement.

OTHER FEDERAL AND STATE REGULATORY INITIATIVES
----------------------------------------------

GAS MULTI-YEAR RATE AND RESTRUCTURING PROPOSAL. Niagara Mohawk filed a three-year gas rate and restructuring proposal on March 11, 1999, in anticipation of the expiration of its 1996 three-year gas rate settlement agreement, which expired on November 1, 1999. Niagara Mohawk is currently negotiating with the PSC and other parties, but has not reached a final agreement. However, on October 15, 1999, and January 12, 2000, the PSC approved an interim arrangement that freezes delivery rates at current levels, subject to refund if the permanent rates are lower and allows the pass through to customers the benefits of lowered pipeline costs. In addition, the interim arrangement minimizes Niagara Mohawk's exposure to stranded costs. The interim agreement also included provisions for the implementation of both unbundled gas rates and a return to a full gas cost collection mechanism (gas adjustment clause "GAC") effective November 1, 1999. In addition, Niagara Mohawk is allowed to recover all commodity costs along with fixed capacity costs for capacity actually used to serve customers. It also provides that, pending resolution of the issue in that case, costs for capacity upstream of CNG that are not actually required for sales customer demands or offset by assignment and secondary market release (stranded capacity costs) are not recoverable beginning November 1, 1999. However, the potential for stranded costs are not considered material to Niagara Mohawk's results of operations or financial condition. The exposure may increase in the future as additional customers select alternative suppliers. Niagara Mohawk is continuing to work with the PSC and other interested parties to reach a final settlement, but it cannot predict the timing or outcome of such a settlement.

FUTURE OF THE NATURAL GAS INDUSTRY. In November 1998, the PSC issued its Policy Statement concerning the Future of the Natural Gas Industry in New York State and Order Terminating Capacity Assignment ("PSC Policy Statement"). The PSC envisions a transitional time frame of three to seven years for local gas distribution companies ("LDC") to exit the business of purchasing natural gas (the "merchant" function). The PSC established a process comprising three basic elements, to be pursued in parallel in the exiting of the merchant function:

1. Addressing the issues involved in the exiting of the merchant function on a utility-by-utility basis as part of the LDCs individual rate plans;

2. Collaboration among staff, LDCs, marketers, pipelines and other stakeholders of generic issues such as operational and reliability issues, protocols and information systems requiring a status report by April 1, 1999; and

3. Coordination of issues faced by electric utilities, including provider of last resort issues and a plan to allow competition in other areas, such as metering, billing and information services.

In December 1998, Niagara Mohawk notified the PSC that its specific operational and reliability requirements continue to warrant certain mandatory capacity assignment and inclusion of capacity costs in transportation rates after April 1, 1999. Niagara Mohawk will continue to assign CNG capacity until a final determination is reached in the current rate and restructuring case. The PSC noted in its PSC Policy Statement that it will provide LDCs with a reasonable opportunity to recover these strandable costs if they can demonstrate compliance with the PSC's directives to minimize such costs.

As a result of the collaborative process established in the PSC Policy Statement, on August 19, 1999, the PSC issued an order requiring that marketers serving firm customers have firm, primary delivery point capacity for the five winter months of November through March, but allowed an alternative for marketers, only for the 1999 - 2000 heating season, to have firm secondary delivery point capacity and to pay the LDC a standby charge to provide backup service. LDCs that implemented this Order would be presumed to have met the PSC's directive to minimize their stranded costs.

Niagara Mohawk believes that it has taken numerous actions to reduce its capacity obligations and its potential stranded costs, but is unable to predict the outcome of this matter. Niagara Mohawk has addressed the issues from the PSC Policy Statement in its three-year gas rate and restructuring proposal filed on March 11, 1999 and as noted above, Niagara Mohawk is currently working with the PSC and other interested parties to reach a final settlement. For a discussion of Niagara Mohawk's long term supply, transportation and storage commitments, see Part II, Item 8. - Financial Statements and Supplementary Data,
Note 8. - Commitments and Contingencies.

NRC AND NUCLEAR OPERATING MATTERS. On September 24, 1999, Niagara Mohawk announced that it had begun a comprehensive program to enhance the operating performance of Unit 1 and Unit 2. Previous internal and external performance reviews, including a review by the NRC, outlined the need for operational improvements. Niagara Mohawk has implemented a phased improvement program designed to strengthen organizational capability to improve more rapidly and address challenges more effectively. Niagara Mohawk also established a contractual partnership with PECO Energy, a partner in AmerGen, to provide additional management and expertise. Niagara Mohawk incurred approximately $1.0 million in expense during 1999 for this performance improvement program and has budgeted an additional $5.9 million in expense and $2.8 million for capital improvements for the six months ending June 30, 2000. Any delay in the timing or outcome of the nuclear asset sale will affect the cost of the improvement program.

Niagara Mohawk also experienced several outages with its two nuclear plants, including the scheduled refueling outage, during 1999. The following summarizes the two most significant of the outages:

- UNIT 1: Unit 1 had a scheduled refueling and maintenance outage that began on April 11, 1999. During the core shroud reinspection, indications of crack growth on vertical welds were found. The growth rate identified was consistent with findings noted in earlier inspections at Unit 1. After careful examination and analysis, Niagara Mohawk decided to install a repair modification on two of the shroud's vertical welds. A damaged tie rod, previously installed to address horizontal shroud cracks, was also identified. As a result, all four tie rods were repaired to correct a design deficiency. The plant returned to service on June 16, 1999. The incremental costs associated with the refueling and maintenance outage at Unit 1 was $10.8 million, including $6.3 million of replacement power costs.

- UNIT 2: On June 24, 1999, Unit 2 automatically shut down due to a malfunction in a device that controls water flow level to the reactor vessel. Unit 2 returned to full power on July 26, 1999. The incremental costs associated with the outage at Unit 2 were $11.4 million, including $10.6 million of replacement power costs.

PSC STAFF'S TENTATIVE CONCLUSIONS ON THE FUTURE OF NUCLEAR GENERATION. On August 27, 1997, the PSC requested comments on its staff's tentative conclusions that beyond the transition period (the period covered by the various New York utility restructuring agreements, including PowerChoice), nuclear generation should operate on a competitive basis.

In October 1997, the majority of utilities with interests in nuclear power plants, including Niagara Mohawk, requested that the PSC reconsider its staff's nuclear proposal, and the utilities recommended that a more formal process be developed to address issues relating to competition, sale of nuclear plants, responsibility for decommissioning, disposal of spent fuel, safety, and environmental benefits of fuel diversity.

On March 20, 1998, the PSC issued an opinion and order instituting a further inquiry into the matters addressed in the PSC Staff's tentative conclusions regarding the treatment of nuclear generation in the future. The Order concluded that the proposals contained in the Staff Report required more extensive examination, and directed that the examination begin with a collaborative process and move to litigation on particular issues if necessary. A collaborative proceeding commenced on January 20, 1999.

The matters addressed in the inquiry include:

-  Market treatment for nuclear power
-  The feasibility of mandated divestiture and its likely consequences
-  Decommissioning issues
-  Effects of PSC Staff's proposal on municipalities

The proceeding has been delayed due to the PSC Staff's attention devoted to the sale of Unit 1 and Unit 2.

As noted above, Niagara Mohawk has announced an agreement to sell its nuclear generation assets, but is unable to determine the outcome of such a sale. See
Part II, Item 8. - Financial Statements and Supplementary Data, Note 2. - Rate and Regulatory Issues and Contingencies and Note 3. - Nuclear Operations, for a further discussion of the agreement.

At December 31, 1999, the net book value of Niagara Mohawk's nuclear generation assets (including materials, supplies and nuclear fuel) was approximately $1.6 billion, excluding the reserve for decommissioning. In addition, Niagara Mohawk has other nuclear-related assets of approximately $0.5 billion. These assets include the decommissioning trusts and regulatory assets, primarily related to the flow-through to customers of prior income tax benefits.

                          YEAR 2000 READINESS DISCLOSURE
                          ------------------------------

Niagara Mohawk has not experienced any significant problems related to the year 2000-date rollover. In general, however, all problems related to the year 2000-date rollover may not yet have become apparent. There are other critical dates, such as leap year, that could cause similar computer problems. While Niagara Mohawk believes its efforts to date have successfully addressed the problems, there can be no assurance until the passage of time, that no further problems will occur, including with respect to Niagara Mohawk's third party business partners.

Niagara Mohawk incurred total year 2000 readiness project costs of $26.0 million through December 31, 1999 of which $16.3 million was expensed and $9.7 million was capitalized. Niagara Mohawk estimates that program costs for 2000 will approximate $4.5 million, of which approximately $3.9 million will be expensed and $0.6 million will be capitalized.

                              RESULTS OF OPERATIONS
                              ---------------------

This results of operations section includes the results of both Holdings and Niagara Mohawk. Holdings' prior period results are the same as Niagara Mohawk's results, except for the treatment of preferred stock dividends paid by Niagara Mohawk and the manner in which unregulated business activities are consolidated in the financial statements. See Part II, Item 8. - Financial Statements and Supplementary Data, Note 1. - Summary of Significant Accounting Policies, for a further discussion of the formation of the holding company structure during 1999.

Holdings:
---------

Holdings experienced a loss in 1999 of $35.1 million or 19 cents per share, as compared to a loss of $157.4 million or 95 cents per share in 1998 and earnings of $145.9 million or $1.01 per share in 1997.

Earnings for 1999 reflect the impact of Niagara Mohawk's lower purchased power costs, partially offset by increased interest charges, resulting in improved earnings by $108.0 million or 58 cents per share. However, the amortization of the MRA regulatory asset had a non-cash adverse earnings impact of $167.5 million or 90 cents per share. Earnings for 1999 were also negatively impacted by Niagara Mohawk's early redemption of First Mortgage Bonds, Senior Notes and Medium Term Notes, which required a charge to earnings of $23.8 million or 13 cents per share and is reflected as an extraordinary item. See Part II, Item 8.
- Financial Statements and Supplementary Data, Note 4. - Capitalization, for a further discussion of the extraordinary item. As discussed in more detail below, Niagara Mohawk implemented a Customer Service System in February 1999. Niagara Mohawk incurred higher than anticipated expenses of $23.8 million or 13 cents per share to address implementation problems, and experienced a higher level of bad debt expense of $21.0 million or 11 cents per share that is at least partially attributable to system implementation. The repurchase of Holdings' common stock has not had a significant impact on earnings per share for the year ended December 31, 1999, since earnings per share is based upon the weighted average shares outstanding. However, the effect on earnings per share in the future should increase.

Results for 1998 were negatively impacted by a non-cash write-off of $171.1 million or $1.03 per share associated with the portion of the MRA regulatory asset disallowed in rates by the PSC and by the regulatory treatment of the MRA regulatory asset. The January 1998 ice storm and the September 1998 windstorm also negatively impacted 1998 earnings by $50.6 million, or 30 cents per share, which reflected Niagara Mohawk's estimate of incremental, non-capitalized costs to restore power and rebuild its electric system. In addition, per share results for the year ended December 31, 1998, were diluted by the issuance of
42.9 million shares of common stock in connection with the MRA.

Niagara Mohawk:
---------------

Niagara Mohawk had a net loss of $2.1 million after the extraordinary item. The preferred dividend requirements reduced the balance available for common stock to a greater loss of $38.9 million. This loss as compared to 1998 and 1997 is explained above in the discussion of Holdings' loss for the same period.

The following discussion and analysis highlights items that significantly affected Holdings and Niagara Mohawk's operations during the three-year period ended December 31, 1999. This discussion and analysis is not likely to be indicative of future operations or earnings, particularly in view of the consummation of the MRA and implementation of PowerChoice, including the sale of Niagara Mohawk's generation assets. It should also be read in conjunction with
Item 8. - Financial Statements and Supplementary Data, and other financial and statistical information appearing elsewhere in this report.

CUSTOMER SERVICE SYSTEM. In mid-February 1999, Niagara Mohawk implemented a new Customer Service System ("CSS"). The CSS replaced existing order, billing, collection and other infrastructural systems and is designed to provide real-time information as well as a more flexible and streamlined billing system. The new CSS also provides retail access and unbundled bill functionality required under PowerChoice and addresses Year 2000 compliance. These capabilities could not be developed in the previous systems.

Niagara Mohawk, like other companies that have implemented similar CSS projects, has experienced a transition period, characterized by significantly higher customer call volumes and complaints, billing and data accumulation issues, and other problems that impact productivity and costs. The transition was also complicated by changes in the information and choices provided to customers pursuant to PowerChoice. Niagara Mohawk has taken steps prior to and during the transition period to prioritize and respond to problems. Although the more significant billing and data accumulation issues concerning customers have been addressed, resolution of the remaining transition issues will continue into 2000.

The CSS transition period presents several financial exposures. Outstanding accounts receivables have increased and Niagara Mohawk's bad debt expense for 1999 was $64.0 million as compared to $31.7 million in 1998, with the increase in 1999 primarily attributable to the added exposure to collection risk. Niagara Mohawk is taking aggressive action to reduce its outstanding accounts receivable balance relating to this transition period, so that the reserve for bad debts can be returned to a level appropriate in the normal course of business. However, the actions available to Niagara Mohawk are more limited during the heating season (beginning November 1, 1999 through April 15, 2000), since under the law, it cannot disconnect service to residential customers unless a 72-hour notice is given to the residential customer.

The PSC has been evaluating the development and implementation costs of the CSS project, as well as Niagara Mohawk's response to the transition problems incurred during implementation. The PSC issued an order in January 2000 directing that remaining billing related problems be corrected, with emphasis on estimated bills, by March 31, 2000. Niagara Mohawk cannot predict the outcome or financial consequences, if any, of the PSC's inquiry.

Niagara Mohawk has incurred increased costs to complete the transition to CSS. Costs incurred prior to implementation of CSS in February 1999 were generally capitalized. Niagara Mohawk has capitalized $56 million through December 31, 1999, for the entire CSS project. Niagara Mohawk expected to incur costs chargeable to expense in 1999 for maintenance of CSS. Incurred costs are also expected to be higher in the first several years subsequent to implementation as knowledge and experience is transferred from the vendor to Niagara Mohawk.
While implementation requirements are diminishing, Niagara Mohawk may face additional costs if the PSC seeks other retail access-related initiatives that would require modifications to CSS. Niagara Mohawk cannot predict the costs of these potential changes. Niagara Mohawk also experienced higher costs in 1999 as a result of implementing retail access for all customers. Niagara Mohawk incurred $36.6 million in 1999 for total CSS-related charges to expense, exclusive of bad debts. Niagara Mohawk had expected to spend $11.2 million during 1999 for maintenance and knowledge transfer activities. Niagara Mohawk expects to incur additional costs in 2000, as remaining issues are addressed and enhancements are made. These amounts are expected to be substantially less than 1999 spending.

                               REVENUES AND SALES
                               ------------------

REGULATED ELECTRIC REVENUES for 1999 were $3,248 million, and were $3,261 million and $3,309 million in 1998 and 1997, respectively.

Regulated electric revenues for 1999 decreased $13.4 million or 0.4% as compared to 1998. The new CSS system has converted all customers previously billed on a bi-monthly basis to a monthly basis, which has resulted in an increase in billed revenue and sales (GWh), with corresponding decreases in accrued unbilled revenues. In accordance with PowerChoice, Niagara Mohawk recognizes changes in accrued unbilled electric revenues in its results of operations, whereas, in the first eight months of 1998, the effects of the changes in accrued unbilled revenues were deferred. As a result, miscellaneous revenues, which include the unbilled revenues, have decreased by approximately $13.3 million. Commercial revenues have decreased in 1999 due to lower rates under the PowerChoice agreement and due to commercial customers switching energy providers as a result of open access. When customers choose an alternative supplier of energy, Niagara Mohawk continues to collect delivery charges and the CTC, which are reflected as "Distribution of Energy." The GWh that are delivered to the customers who have chosen an alternative supplier are not included in Niagara Mohawk's sales amounts. In circumstances where Niagara Mohawk sells energy to energy service companies for resale, those revenues are included in "Other Electric Systems." Overall electric revenues were not materially impacted by open access. Sales to other electric systems were also lower in 1999 primarily due to lower sales to one utility. Under PowerChoice, revenues may decline further as customers choose alternative suppliers and Niagara Mohawk no longer sells energy to energy service companies. However, Niagara Mohawk expects to incur less purchased power expense, and will be able to recover its stranded costs through the CTC. See Item 8. - Financial Statements and Supplementary Data - Electric Statistics, for a summary of electric revenue and sales data for the years 1997 through 1999.

The $48.3 million or 1.5% decrease in 1998 regulated electric revenues was primarily due to a decrease in volume and mix of sales of $72.3 million along with rate reductions under PowerChoice. The decrease was partially offset by increases in sales of energy to other electric systems and revenue from the distribution of energy.


                               INCREASE (DECREASE) FROM PRIOR YEAR
                                    (In millions of dollars)
REGULATED ELECTRIC REVENUES         1999      1998    Total
-------------------------------  ---------  -------  -------
Fuel adjustment clause revenues  $  (33.5)  $ (4.7)  $(38.2)
Changes in volume and mix of
   sales to ultimate consumers.     101.6    (72.3)    29.3
Sales to other electric systems     (46.9)    11.0    (35.9)
Unbilled revenues . . . . . . .     (43.3)    (2.3)   (45.6)
Distribution of energy. . . . .      25.3     30.2     55.5
PowerChoice rates . . . . . . .     (16.6)   (10.2)   (26.8)
                                 ---------  -------  -------
                                 $  (13.4)  $(48.3)  $(61.7)
                                 =========  =======  =======


REGULATED ELECTRIC KILOWATT-HOUR SALES were 35.4 billion in 1999, 36.4 billion in 1998 and 37.1 billion in 1997. While sales may continue to decline in 2000 and beyond as customers select alternative energy suppliers, Niagara Mohawk expects deliveries to remain stable.

Regulated electric sales for 1999 decreased 1.0 billion KWh or 2.8% as compared to 1998. The decrease is primarily due to a decrease in sales to other electric systems of 1.9 billion KWh or 53.4% as compared to 1998. Sales to other electric systems were lower in 1999 primarily due to reduced sales to one utility. Regulated electric sales were also affected by customers selecting alternative suppliers and billing customers that had been previously billed bi-monthly on a monthly basis.

The 1998 decrease of 0.7 billion KWh, or 1.9% as compared to 1997, is related primarily to a 4.5% decrease in sales to other electric systems. Sales to ultimate consumers also decreased in 1998 primarily due to warmer weather during the winter months.

UNREGULATED ELECTRIC REVENUES for 1999 were $217.1 million and were $129.4 million and $86.2 million in 1998 and 1997, respectively.

UNREGULATED ELECTRIC SALES for 1999 were 6.4 billion KWh and were 4.6 billion KWh and 3.3 billion KWh in 1998 and 1997, respectively.

The unregulated electric revenues and sales are generated entirely from Niagara Mohawk Energy, Inc. (Niagara Mohawk Energy"). The revenue and sales include wholesale and retail transactions and reflect Niagara Mohawk Energy's increasing activity in the competitive energy market.

Detail of the changes in electric revenues and KWh sales by customer group are highlighted in the table below:

                                     1999
                                     % OF
                                   HOLDINGS'  % Increase (decrease) from prior year
                                   ELECTRIC         1999                1998
CLASS OF SERVICE                   REVENUES   REVENUES  SALES    Revenues     Sales
---------------------------------  ---------  --------  -----    --------     -----
REGULATED:
   Residential                      36.1        4.0       6.1       (2.1)     (2.6)
   Commercial                       34.4       (2.3)      2.4       (1.1)      0.1
   Industrial                       14.0        0.8       2.1       (9.5)     (4.8)
   Industrial - Special              1.9        2.0      (1.4)       3.3       1.4
   Other                             1.4       (8.8)    (17.0)       1.1       2.6
                                   ------     ------    ------   --------     -----
      Total to ultimate consumers   87.8        0.7       2.7       (2.8)     (1.6)
   Other electric systems            1.4      (49.5)    (53.4)      13.1      (4.5)
   Distribution of energy            1.6       82.3         -    5,565.0         -
   Miscellaneous                     2.9      (11.6)        -       (2.6)        -
                                   ------     ------    ------   --------     -----
      Total regulated               93.7       (0.4)     (2.8)      (1.5)     (1.9)
UNREGULATED:
   Wholesale and retail              6.3       67.9      39.0       50.1      40.3
                                   ------     ------    ------   --------     -----

      Total                        100.0        2.2       1.9       (0.2)      1.5


REGULATED GAS REVENUES increased $14.4 million or 2.5% in 1999 primarily as a result of an increase in residential sales and revenue. The increase in residential revenues is partly the result of beginning to bill customers on a monthly basis rather than a bi-monthly basis. Most customers that were billed on a bi-monthly basis were residential customers. Pursuant to the gas settlement, change in accrued unbilled revenue are deferred. The increase in regulated gas revenues is also due to revenue earned from revenue sharing mechanisms allowed in Niagara Mohawk's gas rates as a result of lowering the non-commodity cost of gas.

Regulated gas revenues decreased in 1998 by $91.7 million or 14.0% primarily due to decreased sales to ultimate customers as a result of the migration of commercial sales customers to the transportation class and due to warmer weather in the winter months. Regulated gas revenues in 1998 were also negatively impacted by the regulated gas commodity cost adjustment clause ("CCAC").

Rates for transported gas (excluding aggregation services) yield lower margins than gas sold directly by Niagara Mohawk. Therefore, sales of gas transportation services have not had a proportionate impact on earnings, particularly in instances where customers that took direct service from Niagara Mohawk move to a transportation-only class. In addition, changes in CCAC revenues are generally margin-neutral.


                                     INCREASE (DECREASE) FROM PRIOR YEAR
                                            (In millions of dollars)
REGULATED GAS REVENUES                   1999       1998      Total
------------------------------------  ---------   -------    -------
Transportation of customer-owned gas  $    3.9    $ (1.6)    $  2.3
CCAC revenues. . . . . . . . . . . .      (8.2)    (38.5)     (46.7)
Revenue sharing mechanisms . . . . .       9.1       3.4       12.5
Spot market sales. . . . . . . . . .      (4.5)      2.4       (2.1)
Changes in volume and mix of sales
   to ultimate consumers . . . . . .      14.1     (57.4)     (43.3)
                                      ---------   -------    -------
                                      $   14.4    $(91.7)    $(77.3)
                                      =========   =======    =======


REGULATED GAS SALES in 1999, excluding transportation of customer-owned gas and spot market sales, were 68.6 million Dth, a 5.5% increase from 1998. The increase in the regulated gas sales is primarily attributable to colder weather in the first quarter of 1999, as well as the shift to monthly billing described above, which increased residential sales. Regulated revenues were also positively impacted by an increase in transportation volumes of 9.4 million Dth or 7.3% to customers purchasing gas directly from producers. The increases were partially offset by decreased spot market sales (sales for resale), which are generally from higher priced gas available to Niagara Mohawk and, therefore, yield margins that are substantially lower than traditional sales to ultimate customers.

Regulated gas sales in 1998, excluding transportation of customer-owned gas and spot market sales, were 65.0 million Dth and a 17.3% decrease from 1997. The decrease in 1998 was in all ultimate consumer classes, primarily due to the warmer weather. Regulated gas revenues were also negatively impacted by a decrease in transportation volumes of 24.9 million Dth or 16.3% to customers purchasing gas directly from producers mainly as a result of the termination and restatement of the PPAs as part of the MRA. The decreases were partially offset by increased spot market sales (sales for resale), which are generally from higher priced gas available to Niagara Mohawk and, therefore, yield margins that are substantially lower than traditional sales to ultimate customers.

UNREGULATED GAS REVENUES for 1999 were $31.6 million and were $36.0 million and $24.3 million in 1998 and 1997, respectively.

UNREGULATED GAS SALES for 1999 were 11.0 million Dth and were 13.9 million Dth and 6.8 million Dth in 1998 and 1997, respectively.

The unregulated gas revenues and sales are generated entirely from Niagara Mohawk Energy. Unregulated gas revenues and sales declined in 1999 due to reduced opportunities in the wholesale market, which were only partially offset by increases in the retail market.

Changes in gas revenues and Dth sales by customer group are detailed in the table below:


                                            1999
                                            % OF
                                          HOLDINGS' % Increase (decrease) from prior year
                                            GAS             1999            1998
CLASS OF SERVICE                          REVENUES   REVENUES   SALES   Revenues   Sales
---------------------------------------   --------   --------  ------   ---------  ------
REGULATED:
   Residential                             63.8        3.2       9.3    (13.3)     (14.4)
   Commercial                              17.6       (2.6)     (3.0)   (25.4)     (22.9)
   Industrial                               0.4      (35.3)    (39.8)   (44.8)     (45.5)
                                          ------     ------    ------   ------     ------
      Total to ultimate consumers          81.8        1.6       5.5    (16.7)     (17.3)
   Other gas systems                          -      (17.4)    (41.2)   (46.9)     (39.3)
   Transportation of customer-owned gas     9.5        7.3       7.3     (2.8)     (16.3)
   Spot market sales                        0.7      (51.1)    (59.3)    37.9       83.6
   Miscellaneous                            2.8       69.1         -    155.7          -
                                          ------     ------    ------   ------     ------
      Total regulated                      94.8        2.5       5.2    (14.0)     (15.6)
UNREGULATED:
   Wholesale and retail                     5.2      (12.2)    (20.5)    48.5      105.0
                                          ------     ------    ------   ------     ------

      Total                               100.0        1.7       3.5    (11.7)     (12.2)


                                OPERATING EXPENSES
                                ------------------

Niagara Mohawk has taken two significant actions during the last two years that impact the components of its cost structure. In 1998, the MRA began to have the effect of lowering purchased power costs from IPPs by more than $500 million annually, net of purchases of power at market prices, while creating a regulatory asset that increases amortization expense by approximately $386.5 million per year and increasing interest expense due to the debt incurred to finance the MRA ($3.45 billion). In 1999, Niagara Mohawk sold its hydro and most of its fossil assets, which reduced costs of ownership such as fuel, operating costs, property taxes and depreciation. However, Niagara Mohawk entered into purchase power contracts with the buyers of the formerly owned fossil and hydro assets, which were entered into as an integral part of the fossil/hydro sales, that increased its electricity purchased power costs by $125.4 million through December 31, 1999. However, this increase was partially offset by lower fuel costs, which resulted in a net reduction in margin of approximately $84 million. These purchase power contracts mainly expire in 2003. The proceeds from the sale of assets, combined with the improved cash flow resulting from the MRA, enabled Niagara Mohawk to reduce debt by over $1.1 billion in 1999, which will reduce interest expense in the future.

Niagara Mohawk's FUEL FOR ELECTRIC GENERATION decreased $50.3 million or 21% in 1999 primarily due to the sale of the two coal-fired generation plants in June 1999 and the sale of the oil and gas-fired generation plant at Oswego in October 1999. Generation from Niagara Mohawk's two nuclear plants was reduced due to the two significant outages. See "NRC and Nuclear Operating Matters" above for a discussion of these outages. The decrease in fuel costs was partially offset by an increase in the generation at the remaining fossil generation plants. In accordance with PowerChoice, the electric fuel adjustment clause was discontinued. The fuel adjustment clause provided an adjustment to the customer's bill if the cost of fuel varied from a specified unit cost. In 1999, Niagara Mohawk recorded a $3.0 million liability to customers resulting from PSC audit adjustments of prior years fuel costs. Niagara Mohawk's fuel for electric generation will continue to decrease in 2000 as the remaining generation assets are sold.

Niagara Mohawk's ELECTRICITY PURCHASED decreased $195 million or 19.5% in 1999, as a result of reduced purchases and payments to IPPs. The decrease in IPP purchases is primarily the result of the MRA, which became effective June 30, 1998, and has had the impact of lowering Niagara Mohawk's average unit cost of purchased power. The decrease is partially offset by purchases under PPAs from Niagara Mohawk's previously owned fossil and hydro generation plants. Niagara Mohawk also increased its electricity purchases from other utilities and the NYISO in 1999 to meet its remaining load requirements. Niagara Mohawk anticipates that purchases from other utilities will decrease in the future and that these purchases will be made through the NYISO at market prices. Future IPP costs will be further reduced as Niagara Mohawk continues to negotiate settlements with other IPPs. However, purchased power costs will trend upward in the future as Niagara Mohawk's generation asset sales are completed and supply from owned generation is replaced by purchased power. See Part II, Item
8. - Financial Statements and Supplementary Data - Note 8. - Commitments and Contingencies, for a discussion of the PPAs that Niagara Mohawk is committed to at December 31, 999.

Regulated electric fuel and purchased power costs decreased in 1998 by 12.3% or $173.6 million. The decrease is mainly the result of decreased purchases from the IPPs of $321.9 million. Of this amount, $80 million relates to net reductions in purchases from IPP Parties for the period between the closing of the MRA to the PowerChoice implementation date, which were deferred for future rate making disposition because the time lag between these events was not contemplated in the PowerChoice agreement. The decrease in IPP purchases is primarily the result of the MRA agreement. (See "The MRA Agreement" above). Other purchased power costs decreased $8.2 million. As a result, Niagara Mohawk's load requirements were met to a greater extent from internal sources, which resulted in an increase in fuel costs of $58.9 million as compared to 1997.

                                                         Regulated Electric Fuel and Purchased Power Costs
(in millions of dollars)                                                                              % Change from prior year
                                              1999             1998               1997            1999 TO 1998      1998 to 1997
                                          GWH     COST     Gwh     Cost       Gwh      Cost      GWH      COST     Gwh       Cost
--------------------------------------  --------------   ---------------    ----------------     -------------    ----------------
FUEL FOR ELECTRIC GENERATION:
   Coal. . . . . . . . . . . . . . . .   2,989  $ 44.9    7,988  $  118.7    7,459  $  106.4     (62.6)   (62.2)     7.1     11.6
   Oil . . . . . . . . . . . . . . . .   2,282    74.3    1,669      57.1      701      32.2      36.7     30.1    138.1     77.3
   Natural Gas . . . . . . . . . . . .     946    30.6      843      23.3      394       8.6      12.2     31.3    114.0    170.9
   Nuclear . . . . . . . . . . . . . .   7,166    36.9    7,842      40.0    6,339      33.0      (8.6)    (7.8)    23.7     21.2
   Hydro . . . . . . . . . . . . . . .   1,396       -    2,694         -    2,905         -     (48.2)       -     (7.3)       -
                                        ------  ------   ------  --------   ------  ---------    ------   ------   ------  -------
      Sub-total electric generation. .  14,779   186.7   21,036     239.1   17,798     180.2     (29.7)   (21.9)    18.2     32.7
   Deferral. . . . . . . . . . . . . .       -     3.0        -       0.9        -      (0.7)        -    233.3        -   (228.6)
                                        ------  ------   ------  --------   ------  ---------    ------   ------   ------  -------
      Total electric generation. . . .  14,779   189.7   21,036     240.0   17,798     179.5     (29.7)   (21.0)    18.2     33.7
                                        ------  ------   ------  --------   ------  ---------    ------   ------   ------  -------

ELECTRICITY PURCHASED:
   IPPs:
      Capacity . . . . . . . . . . . .       -    13.8        -     127.9        -     220.8         -    (89.2)       -    (42.1)
      Energy and taxes . . . . . . . .   6,768   324.9    9,668     605.5   13,520     885.7     (30.0)   (46.3)   (28.5)   (31.6)
      Swap payments. . . . . . . . . .       -    96.5        -      51.2        -         -         -     88.5        -    100.0
                                        ------  ------   ------  --------   ------  ---------    ------   ------   ------  -------
         Total IPP purchases . . . . .   6,768   435.2    9,668     784.6   13,520   1,106.5     (30.0)   (44.5)   (28.5)   (29.1)
                                        ------  ------   ------  --------   ------  ---------    ------   ------   ------  -------
   Fossil/Hydro PPAs:
      Capacity . . . . . . . . . . . .       -    42.8        -         -        -         -     100.0    100.0         -        -
      Energy and taxes . . . . . . . .   3,490    80.9        -         -        -         -     100.0    100.0         -        -
      Swap payments. . . . . . . . . .       -     1.7        -         -        -         -     100.0    100.0         -        -
                                        ------  ------   ------  --------   ------  ---------    ------   ------   ------  -------
         Total Fossil/Hydro purchases.   3,490   125.4        -         -        -         -     100.0    100.0        -        -
                                        ------  ------   ------  --------   ------  ---------    ------   ------   ------  -------
   Other purchases . . . . . . . . . .  12,306   250.0    8,638     122.0    9,421     130.2      42.5    104.9     (8.3)   (6.3)
                                        ------  ------   ------  --------   ------  ---------    ------   ------   ------  -------
        Sub-total regulated purchases.  22,564   810.6   18,306     906.6   22,941   1,236.7      23.3    (10.6)   (20.2)  (26.7)
   Deferral. . . . . . . . . . . . . .       -    (3.6)       -      95.4        -      (0.6)        -   (103.8)       -       -
                                        ------  ------   ------  --------   ------  ---------    ------  -------   ------  -------
      Total regulated purchases. . . .  22,564   807.0   18,306   1,002.0   22,941   1,236.1      23.3    (19.5)   (20.2)  (18.9)
                                        ------  ------   ------  --------   ------  ---------    ------  -------   ------  -------

Total generated and purchased. . . . .  37,343   996.7   39,342   1,242.0   40,739   1,415.6      (5.1)   (19.8)    (3.4)  (12.3)
Losses/Niagara Mohawk use. . . . . . .   1,921       -    2,910         -    3,603         -     (34.0)       -    (19.2)      -
                                        ------  ------   ------  --------   ------  --------     -------  ------   ------  -------
                                        35,422  $996.7   36,432  $1,242.0   37,136  $1,415.6      (2.8)   (19.8)    (1.9)  (12.3)
                                        ======  ======   ======  ========   ======  ========     =======  ======   ======  =======

AVERAGE UNIT COST (CENTS PER KWH)*
Fuel for electric generation . . . . .             1.26               1.14               1.01
Electricity purchased. . . . . . . . .             3.59               4.95               5.39
     Combined unit cost. . . . . . . .             2.67               2.91               3.48

* The average unit cost does not include the deferred costs.


The above table presents the total costs for purchased electricity, while reflecting only fuel costs for Niagara Mohawk generation. Other costs of power production, such as property taxes, other operating expenses and depreciation are included within other income statement line items.

Holdings' FUEL FOR ELECTRIC GENERATION and ELECTRICITY PURCHASED for 1999 is explained by Niagara Mohawk's activity, as well as an increase in unregulated supply costs of $69.3 million or 50.8%, primarily due to increased sales requirements.

Niagara Mohawk's total COST OF GAS PURCHASED decreased 2.0% in 1999 and decreased 21.3% in 1998. The cost fluctuations generally correspond to sales volume changes, as well as a decrease in gas prices. Niagara Mohawk sold 1.8, 4.5, and 2.5 million Dth on the spot market in 1999, 1998, and 1997, respectively. The total cost of gas decreased $5.4 million in 1999. This was the result of a 2.7% decrease in the average cost per Dth purchased ($7.6 million), a $4.5 million decrease in Dth purchased for spot market sales (sales for resale), which are generally from higher priced gas, and therefore, yield margins that are substantially lower than traditional sales to ultimate consumers, and a $16.9 million decrease in purchased gas costs and certain other items recognized and recovered through the CCAC. These decreases were offset by a 6.4 million increase in Dth purchased and withdrawn from storage for ultimate consumer sales ($23.6 million).

The total cost of gas decreased $73.5 million in 1998. This was the result of a 19.3 million decrease in Dth purchased and withdrawn from storage for ultimate consumer sales ($71.7 million), a 1.3% decrease in the average cost per Dth purchased ($3.5 million) and a $1.0 million decrease in purchased gas costs and certain other items recognized and recovered through the CCAC. These decreases were partially offset by a $2.7 million increase in Dth purchased for spot market sales.

Holdings' GAS PURCHASED expense reflects Niagara Mohawk's activity, as well as a decrease of $4.8 million during 1999 primarily as a result of lower unregulated sales.

OTHER OPERATION AND MAINTENANCE EXPENSE for Holdings and Niagara Mohawk have decreased $37.4 million and $48.7, respectively in 1999. Expenses in 1999 have decreased in part as a result of the sale of the fossil and hydro generation assets. Partially offsetting these decreases are incremental costs associated with the implementation of CSS as discussed above, as well as an increase in bad debt expense of $32.2 million. Operation and maintenance expense in 1998 reflect two major storms totaling approximately $80.2 million in incremental costs.

DEPRECIATION AND AMORTIZATION EXPENSE for both Holdings and Niagara Mohawk have decreased approximately $10.4 million during 1999 primarily as a result of the sale of Niagara Mohawk's two coal-fired generation plants, its hydro generation plants and its oil and gas-fired generation plant at Oswego. However, this decrease is partially offset as a result of placing in service several computer system projects with depreciable lives that are significantly shorter than typical transmission and distribution assets.

OTHER TAXES for both Holdings and Niagara Mohawk have decreased as compared to 1998 as a result of a reduction in the New York State GRT tax rate beginning in October 1998, as well as a reduction in property taxes of $31.9 million in connection with the sale of Niagara Mohawk's two coal-fired generation plants, its hydro generation plants, and its oil and gas-fired plant at Oswego.

Other taxes decreased by $11.5 million in 1998 primarily due to a reduction in GRT taxes of $17.6 million as a result of the lower sales revenue.

In approving PowerChoice, the PSC ordered that any savings from any reduction in the interest associated with the debt issued in connection with the MRA financing as compared to assumptions underlying Niagara Mohawk's PowerChoice filing be deferred for future disposition. Holdings and Niagara Mohawk's OTHER INCOME decreased in part due to the recording of a regulatory liability relating to the MRA debt interest rate savings liability of $17.3 million as compared to 1998. The decrease in other income is also due to the recording of approximately $44.6 million in 1998 on the deferral of MRA financing costs as ordered by the PSC. These decreases were partially offset by the recording of the approximately $9.0 million incentive earned under PowerChoice in 1999 on the sale of the fossil and hydro generation assets.

Although Holdings and Niagara Mohawk's INTEREST CHARGES increased in 1999 mainly due to the debt incurred to finance the MRA, the annualized level of charges has decreased since $1.1 billion of debt was repaid during the year. Interest charges increased in 1998 by $123.3 million after having remained fairly constant for the years 1996 and 1997. The increase in 1998 is mainly due to the interest charges incurred on the debt issued in mid-1998 in connection with the MRA.

DIVIDENDS on Niagara Mohawk's preferred stock did not significantly change from 1998 to 1999 and from 1997 to 1998. The changes are due to sinking fund redemptions and variations in dividend rates on the adjustable rate series of preferred stock. The weighted average long-term debt interest rate and preferred dividend rate paid, reflecting the actual cost of variable rate issues, were 7.74% and 7.00%, respectively in 1999 and were 7.46% and 7.00%, respectively in 1998.

The increase in Holdings and Niagara Mohawk's FEDERAL AND FOREIGN INCOME TAXES of approximately $86 million, excluding the tax benefit associated with the extraordinary item, is primarily due to higher book taxable income in 1999 as compared to 1998. Included in the earnings for 1999 is approximately $16.2 million of previously deferred investment tax credits associated with the two coal-fired generation plants, the hydro generation plants, and the oil and gas-fired plant in Oswego, which were sold. Niagara Mohawk believes this accounting is consistent with applicable tax laws. After adjusting for Holdings' treatment of Niagara Mohawk's preferred dividends, Holdings' effective tax rate for 1999 is slightly higher than statutory rates. See Part II, Item 8. Financial Statements and Supplementary Data - Note 6. Federal and Foreign Income Taxes for a reconciliation of the tax adjustments.

Niagara Mohawk recorded an EXTRAORDINARY ITEM during 1999 for the early extinguishment of debt of $23.8 million, net of income taxes. With Niagara Mohawk's stronger operating cash flows and the proceeds from the sales of its coal, hydro and its oil and gas generation plants, Niagara Mohawk redeemed over $820 million in debt prior to its scheduled maturity. The extraordinary item includes redemption premiums incurred, and the write-off of unamortized debt expense and debt issuance costs associated with each of the series that was redeemed.

                            EFFECTS OF CHANGING PRICES
                            --------------------------

Niagara Mohawk is especially sensitive to inflation because of the amount of capital it typically needs and because its prices are regulated using a rate-base methodology that reflects the historical cost of utility plant.

Holdings and Niagara Mohawk's consolidated financial statements are based on historical events and transactions when the purchasing power of the dollar was substantially different than now. The effects of inflation on most utilities, including Niagara Mohawk, are most significant in the areas of depreciation and utility plant. Niagara Mohawk could not replace its utility assets for the historical cost value at which they are recorded on its books. In addition, Niagara Mohawk would not replace these with identical assets due to technological advances and competitive and regulatory changes that have occurred. In light of these considerations, the depreciation charges in operating expenses do not reflect the cost of providing service if new facilities were installed. See Construction and Other Capital Requirements below for a discussion of Niagara Mohawk's future capital requirements.


               FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
               ---------------------------------------------------
FINANCIAL POSITION. Holdings and Niagara Mohawk's capital structure at December 31, 1999, and 1998 were as follows:


                                             NIAGARA     Holdings and
                                HOLDINGS     MOHAWK     Niagara Mohawk
                                --------  ------------  --------------
%                                 1999        1999           1998
------------------------------  --------  ------------  --------------
Long-term debt . . . . . . . .    61.9         63.3           64.6
Preferred stock of subsidiary.     5.5            -              -
Preferred stock. . . . . . . .       -          5.6            4.9
Common equity. . . . . . . . .    32.6         31.1           30.5


The culmination of the MRA significantly increased the leverage of Niagara Mohawk and Holdings. However, the anticipated increased operating cash flow resulting from the MRA and PowerChoice agreement, including the proceeds from the sale of the fossil and hydro generation assets, and the planned rapid repayment of debt, should reduce the leverage in the capital structure of both entities.

Holdings' 1999 ratio of earnings to fixed charges was 0.95 times. Niagara Mohawk's ratios of earnings to fixed charges for 1998 and 1997 were 0.57 times and 2.02 times, respectively. The changes in the ratio are primarily due to the consummation of the MRA during 1998 and the redemption of over $1 billion in debt during 1999. The MRA and PowerChoice agreement have the effect of substantially depressing earnings during its five-year term, while at the same time substantially improving operating cash flows. The primary result of the MRA was to convert a large and growing off-balance sheet payment obligation that threatened the financial viability of Niagara Mohawk into a fixed and more manageable capital obligation.

EBITDA for the 12 months ended December 31, 1999 was approximately $1,260 million for Holdings, an increase of approximately $0.3 billion compared to the 12 months ended December 31, 1998. This increase is generated almost entirely by Niagara Mohawk. The improvement in EBITDA is derived primarily from the impacts of the MRA and PowerChoice. EBITDA represents earnings before interest charges, interest income, income taxes, depreciation and amortization, amortization of nuclear fuel, allowance for funds used during construction, MRA regulatory asset amortization, and extraordinary items. The ratio of EBITDA to net cash interest for 1999 was 3.2 times as compared to 2.9 times in 1998. Net cash interest is defined as interest charges (net of allowance for funds used during construction) and less the non-cash impact of the net amortization of discount on long-term debt and interest accrued on the Nuclear Waste Policy Act liability and less interest income. The ratio of EBITDA to net cash interest also improved due to the impacts of the MRA and PowerChoice and Niagara Mohawk's debt reduction. EBITDA is a non-GAAP measure of cash flows and is presented to provide additional information about Holdings and Niagara Mohawk's ability to meet its future requirements for debt service. EBITDA should not be considered an alternative to net income as an indicator of operating performance or as an alternative to cash flows, as presented on the Consolidated Statement of Cash Flows, as a measure of liquidity.

The sales of the generation plants, especially nuclear, will tend to slightly lower future EBITDA primarily as a result of the PPAs that Niagara Mohawk entered into with the new owners of the generation assets.

Niagara Mohawk has been reviewing its capital structure in light of its scheduled debt reduction program, its divestiture of its electric generation assets and the changing industry. As a result, Niagara Mohawk filed two petitions with the PSC on July 1, 1999, to refinance its preferred stock to take advantage of lower dividend rates, and to purchase Holdings' common stock. See Part II, Item 8. - Financial Statements and Supplementary Data, Note 4. - Capitalization, for a further discussion of the two petitions and the actions taken. The impact on earnings per share as a result of these stock purchases was not significant for the year ended December 31, 1999, since earnings per share is calculated using the weighted average of common stock outstanding. However, the impact on future earnings per share will be more significant.

COMMON STOCK DIVIDEND. Niagara Mohawk's Board of Directors omitted its common stock dividend beginning the first quarter of 1996. This action was taken to help stabilize Niagara Mohawk's financial condition and provide flexibility as Niagara Mohawk addressed growing pressure from mandated power purchases and weaker sales. In making future dividend decisions, the Board of Directors of Holdings and Niagara Mohawk will evaluate the relative value to shareholders of dividend payments or the repurchase of common stock, along with standard business considerations, their financial conditions, limitations on dividend payments under the PowerChoice agreement, limitations on common stock dividend payments in senior bank financing agreement if unsecured debt ratings fall below current levels, the degree of competitive pressure on its prices, the level of available cash flow and retained earnings and other investments to be made by unregulated subsidiaries. For the next several years, Niagara Mohawk expects to dedicate a substantial portion of its future expected positive cash flow to reduce debt and buy back Holdings' common stock. See Part II, Item 8. - Financial Statements and Supplementary Data, Note 4. - Capitalization, for a discussion of the Holdings' common stock repurchased through December 31, 1999. The PowerChoice agreement limits the amount of common stock dividends that can be paid by Niagara Mohawk to Holdings, but does not limit the dividends that Holdings may pay to its shareholders. The limit under PowerChoice is based upon the amount of net income each year of Niagara Mohawk, plus a specified amount ranging from $75 million in 1999 to $100 million in 2000, 2001 and 2002 and declining thereafter through 2007. The limitation excludes one-time dividends associated with the sale of Niagara Mohawk's generation assets. The dividend limitation is subject to review after the term of the PowerChoice agreement. Furthermore, Niagara Mohawk forecasts that earnings for the five-year term of the PowerChoice agreement will be substantially depressed, as non-cash amortization of the MRA regulatory asset is occurring (which asset is being amortized generally over a ten-year period) and the interest costs on the IPP debt is the greatest. The ability to improve earnings in the period subsequent to PowerChoice will depend upon the outcome of the regulatory process to set prices at that time. Payment of Niagara Mohawk dividends to Holdings will be subject to the prior rights of holders of Niagara Mohawk preferred stock, First Mortgage Bonds and other long-term debt.

During 1999, Holdings did not declare or pay any common stock dividends. During 1999, Niagara Mohawk paid approximately $64 million in cash dividends to Holdings, as well as the dividend of Opinac. During January 2000, Niagara Mohawk paid approximately $36 million in cash dividends to Holdings.

CONSTRUCTION AND OTHER CAPITAL REQUIREMENTS. Niagara Mohawk's total capital requirements consist of amounts for its construction program, see Item 8. - Financial Statements and Supplementary Data - Note 8. - Commitments and Contingencies - Construction Program, working capital needs, maturing debt issues and sinking fund provisions on preferred stock. Niagara Mohawk's annual expenditures for the years 1997 to 1999 for construction and nuclear fuel, including related AFC and overheads capitalized, were $290.8 million, $392.2 million and $298.1 million, respectively. These expenditures, excluding nuclear fuel and AFC, are budgeted to be approximately $219 million for 2000 and $229 million and $230 million in years 2001 and 2002, respectively. If the nuclear sale does not occur, Niagara Mohawk estimates that it will incur expenditures for construction and nuclear fuel of $69 million for 2000 and $32 million and $67 million for 2001 and 2002, respectively. Capital expenditures were lower in 1999 as compared to 1998 due in part to the sale of several of Niagara Mohawk's generation assets. In addition, there were higher capital expenditures in 1998 of approximately $71 million due to the costs incurred to rebuild a portion of Niagara Mohawk's regulated transmission and distribution facilities as a result of several storms. The estimates for 2000 and beyond include amounts relating to Niagara Mohawk's Albany oil and gas-fired generation plant through March 2000, its nuclear assets through June 2000 and Niagara Mohawk's 25% interest in the Roseton plant through December 2000. The estimate of construction additions included in capital requirements for the period 2000 to 2002 will be reviewed by management to give effect to the overall objective of further reducing construction spending where possible. Any change in the timing or outcome of these remaining generation asset sales and nuclear sale will effect Niagara Mohawk's capital expenditure requirements.

Mandatory debt and preferred stock retirements are expected to add approximately another $618.1 million to the 2000 estimate of capital requirements and are expected to add approximately $631.8, $547.1, $613.8, and $235.5 million in the next subsequent four years. The 2000 estimate includes $105 million related to the senior bank facility discussed below, which is classified as current pending renegotiation of the facility.

See discussion in "Liquidity and Capital Resources" section below, which describes how management intends to meet its future financing needs.

LIQUIDITY AND CAPITAL RESOURCES. External financing plans are subject to periodic revision as underlying assumptions are changed to reflect developments and market conditions. The ultimate level of financing during the period 2000 through 2004 will be affected by, among other things:

- Niagara Mohawk's competitive position and the extent to which competition penetrates its markets;
- changes in electric and gas prices as a result of regulatory proceedings;
- potential future actions with respect to IPPs not covered under the MRA;
- uncertain energy demand due to the weather and economic conditions and obligations to serve as provider of last resort;
- the cash tax benefits anticipated because the MRA generated a net tax operating loss carryforward in 1998;
- levels of common stock repurchases;
- levels of common dividend payments, if any, and preferred dividend payments; and
- the results of the remaining sales of Niagara Mohawk's generation assets.

The proceeds of the sales of the generation assets are subject to the terms of Niagara Mohawk's mortgage indenture and the note indenture that was entered into in connection with the MRA debt financing. Niagara Mohawk has petitioned the PSC to issue up to an aggregate of $400 million in debt to address its financial needs arising from the recent and prospective termination or restructuring of additional IPP contracts. Niagara Mohawk plans to issue at least $200 million of unsecured debt during the first half of 2000. In addition, Niagara Mohawk may refinance existing debt to take advantage of lower interest rates.

Niagara Mohawk is obligated to use 85% of the proceeds of the sale of its generation assets to reduce debt outstanding, as outlined in its Senior Note indenture. In June 1999, Niagara Mohawk announced an agreement to sell its nuclear assets to AmerGen for $135 million, which is subject to price adjustments depending on the timing of the closing. Niagara Mohawk has also announced on October 6, 1999, an agreement to sell its oil and gas-fired plant at Albany for $47.5 million. In addition, Niagara Mohawk could also receive up to an additional $11.5 million if the buyer chooses to pursue the redevelopment of the Albany plant. For a further discussion of the terms and adjustments to the generation assets sales agreements, see "Generation Assets Sales" above. With Niagara Mohawk's stronger operating cash flows and proceeds from sales of its coal, hydro, and its oil and gas facilities, approximately $1.1 billion of debt was retired in 1999 consistent with debt reduction goals.

Niagara Mohawk has an $804 million senior bank financing with a bank group, consisting of a $255 million term loan facility, a $125 million revolving credit facility and $424 million for letters of credit. The letter of credit facility provides credit support for the adjustable rate pollution control revenue bonds issued through the NYSERDA. The interest rate applicable to the senior bank financing is variable based on certain rate options available under the agreement and currently approximates 6.625% (but is capped at 15%). As of December 31, 1999, the amount outstanding under the senior bank financing was $529 million, consisting of $105 million under the term loan facility and $424 million of letters of credit, leaving Niagara Mohawk with $275 million of borrowing capability under the financing. The senior bank facility term expires on June 1, 2000. As a result, the amount outstanding on this facility at December 31, 1999, $105 million, is shown as a current liability on both
 Holdings and Niagara Mohawk's balance sheets. This facility is collateralized by first mortgage bonds. Niagara Mohawk is currently negotiating a new financing arrangement with a bank group and believes, as a minimum, it will be able to obtain $424 million for letters of credit prior to the expiration of the senior bank facility on June 1, 2000. Opinac had an agreement with a bank providing for letters of credit totaling up to $25 million which in January 2000 was replaced by a $50 million bank facility secured by certain assets of Opinac. The facility provides for letters of credit and a $10 million line of credit. The facility expires September 30, 2000, and as of January 31, 2000, supports approximately $20 million in letters of credit. Opinac is working to extend the facility beyond September 20, 2000.

Niagara Mohawk has the ability to issue First Mortgage Bonds to the extent that there have been maturities since June 30, 1998. Through December 31, 1999, Niagara Mohawk had $60 million in First Mortgage Bonds maturities.

Ordinarily, construction related short-term borrowings are refunded with long-term securities on a periodic basis. This approach generally results in a working capital deficit. Working capital deficits may also be a result of the seasonal nature of Niagara Mohawk's operations as well as the timing of differences between the collection of customer receivables and the payments of fuel and purchased power costs. Niagara Mohawk's current working capital deficit is largely attributable to amounts due in 2000 for the Senior Notes incurred as part of the MRA and the current classification of $105 million under the term loan facility. Niagara Mohawk believes it has sufficient cash flow and borrowing capacity to fund such deficits as necessary in the near term. In addition, as noted above, Niagara Mohawk is currently negotiating a new financing arrangement and expects to have it in place before the current arrangement expires.

Niagara Mohawk has established a single-purpose, financing subsidiary, NM Receivables LLC, ("NMR")whose business consists of the purchase and resale of an undivided interest in a designated pool of Niagara Mohawk customer receivables, including accrued unbilled revenues. See Part II, Item 8. Financial Statements and Supplementary Data, Note 8. - Commitments and Contingencies for a further discussion of this customer receivables program.

At December 31, 1999, and 1998, $215.1 million and $150 million, respectively, of receivables had been sold by NMR to a third party. The total amount of receivables that can be sold is $300 million. Niagara Mohawk has the discretion to increase or decrease the actual amount sold, subject to a cap. The undivided interest in the designated pool of receivables was sold with limited recourse. The agreement provides for a formula based loss reserve pursuant to which additional customer receivables are assigned to the purchaser to protect against bad debts. At December 31, 1999, the amount of additional receivables assigned to the purchaser, as a loss reserve, was approximately $83.2 million.

In the fourth quarter of 1999, NMR was not in compliance with a certain statistical ratio relating to the pool of receivables sold. The purchaser has granted a waiver for this period. While NMR is working to return to compliance with this ratio, it is possible a non-compliance condition could continue to exist. NMR is unable to predict whether further waivers would be granted.

In December 1998, Niagara Mohawk received a ruling from the Internal Revenue Service ("IRS") to the effect that the amount of cash and the value of common stock that was paid to the terminated IPP Parties was deductible and generated a substantial net operating loss ("NOL") for federal income tax purposes, such that Niagara Mohawk did not pay federal income taxes for the 1998 tax year. Further, Niagara Mohawk has carried back unused NOL to the years ended 1996 and 1997, and also for the years 1988 through 1990, which resulted in a tax refund of $135 million received in January 1999. As a result of the Agreement and Plan of Exchange between Niagara Mohawk and Holdings on March 18, 1999, (Part II,
Item 8. - Financial Statements and Supplementary Data, Note 1. - Summary of Significant Accounting Policies, Corporate Structure and Principles of Consolidation), Holdings will now be the tax filer to benefit from the remaining tax carryforward. Holdings anticipates that it will be able to utilize the remaining $2.6 billion NOL carryforward, as of December 31, 1999, to offset income earned in the future, before the expiration date of the NOLs in 2019.

Holdings' ability to utilize the NOL generated, as a result of the MRA, could be limited under the rules of section 382 of the Internal Revenue Code if certain changes in Holdings' common stock ownership were to occur in the future. In general, the limitation is triggered by a more than 50% change in stock ownership during an three-year testing period by shareholders that own, directly or indirectly, 5% or more of the common stock. For purposes of making the change in ownership computation, the IPP Parties who were issued common stock pursuant to the MRA, are likely to be considered a separate 5% shareholder group, as will the purchasers of common stock in the public offering completed immediately prior to consummation of the MRA. Under the computational rules prescribed by applicable Treasury regulations, Niagara Mohawk has experienced an approximate 17 percentage point owner shift in its stock within the three-year period ending on June 30, 1998, as a result of the distribution of stock to the IPP Parties and the public offering. During the year 1999, Niagara Mohawk made several purchases of its parents' common stock. In total, Niagara Mohawk purchased 10 million shares of Holdings' common stock, which in aggregate would be treated under Code Section 382 as a redemption. Holdings has performed the testing required by Section 382 in connection with the purchases of Holdings' common stock by Niagara Mohawk. Holdings believes it has experienced an approximate 21 percentage point owner shift in its stock for the three year period ending on December 31, 1999, which includes the shares issued as part of the MRA, as well as the stock repurchased by Niagara Mohawk. Thus, if the IPP Parties, the purchasers in the public offering, and any other five percent shareholders collectively experience ownership increases totaling 29 percent or more during any three year testing period that includes the consummation dates of the public offering, the MRA and the stock purchases by Niagara
Mohawk, the statutory limit could be breached. The rules for determining a change in stock ownership for purposes of Code Section 382 are extremely complicated and in many respects uncertain. A stock ownership change could occur as a result of circumstances that are not within the control of Holdings. If a more than 50% change in ownership were to occur, Holdings' remaining usable NOL carryforward would likely be significantly lower in the future than the NOL carryforward amount which otherwise would be usable absent the limitation. Consequently, Holdings' net cash position could be significantly lower as a result of tax liabilities, which otherwise would be eliminated or reduced through unrestricted use of the NOL carryforward.

NET CASH FROM OPERATING ACTIVITIES increased $4,035.4 million for Holdings and $4,039.2 million for Niagara Mohawk in 1999 as compared to 1998, primarily because the 1998 operating cash included the payments to the settling IPPs to consummate the MRA. The operating cash flows for 1999 also improved due to Niagara Mohawk's receipt of federal income tax refunds in January 1999 totaling approximately $135 million and as expected, operating cash flow improved due to the impacts of the MRA and PowerChoice.

Holdings and Niagara Mohawk's NET CASH FROM INVESTING ACTIVITIES increased $937.9 and $1,043.6 million, respectively in 1999 as compared to 1998. These increases are primarily due to the cash received from the sales of the Huntley and Dunkirk coal-fired generation assets, the hydro generation assets and the oil and gas-fired plant at Oswego.

Holdings and Niagara Mohawk's NET CASH FROM FINANCING ACTIVITIES decreased $4,824.9 and $4,978.5 million, respectively due to the early repayment of debt, and the dividend and related cash transfer of Opinac to Holdings on March 31, 1999. Financing activities during 1998 were positively impacted by the issuance of the Senior Notes to finance the MRA.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Niagara Mohawk is exposed to various market risks in interest rates, commodity prices, equity prices and foreign currency valuation because of transactions conducted in the normal course of business. The financial instruments held or issued by Niagara Mohawk and Niagara Mohawk Energy, Opinac's energy marketing subsidiary are used for hedging or cost control and not for trading.

Quantitative and qualitative disclosures are discussed by market risk exposure category:

-  Interest Rate Risk
-  Commodity Price Risk
-  Equity Price Risk
-  Foreign Currency Exchange Risk

An Exposure Management Committee ("EMC") was set up to monitor and control efforts to manage these risks. The EMC issues and oversees the Financial Risk Management Policy (the "Policy") applicable to the regulated company that outlines the parameters within which corporate managers are to engage in, manage, and report on various areas of risk exposure. At the core of the Policy is a condition that Niagara Mohawk will engage in activities at risk, only to the extent that those activities fall within commodities and financial markets to which it has a physical market exposure in terms and in volumes consistent with its core business. That core business is to supply energy, in the form of electricity and natural gas to customers within Niagara Mohawk's service territory. The policies of Niagara Mohawk may be revised as its primary markets continue to change, principally as increased competition is introduced and the role of Niagara Mohawk in these markets evolves.

Niagara Mohawk Energy maintains a separate Risk Management and Trading Policy Manual that allows for transactions such as marketing and trading in retail and wholesale, physically and financially settled, energy based instruments. These actions expose Niagara Mohawk Energy to a number of risks such as forward price, deliverability, market liquidity and credit risk. Like Niagara Mohawk's Policy, the energy trading policy seeks to assure that risks are identified, evaluated and actively managed.

INTEREST RATE RISK. Niagara Mohawk's exposure to changes in interest rates is due to its financing through a senior debt facility, several series of adjustable rate promissory notes and adjustable rate preferred stock. See Note
4. - Capitalization and Note 5. - Bank Credit Arrangements. Under the senior debt facility, Niagara Mohawk currently has an outstanding term loan of $105 million. The adjustable rate promissory notes are currently valued at $413.8 million, and Niagara Mohawk has $121.3 million outstanding in adjustable rate preferred stock. Another issue of $150 million of fixed-adjustable rate preferred stock is fixed at 6.9% for the first five years then adjusts and is not considered adjustable for this analysis. There is no interest rate cap on the promissory notes. The interest on the term loan is variable but capped at 15%.

Dividend rates for Niagara Mohawk's preferred stock are indexed to U.S. government interest bearing securities plus or minus an amount stipulated in each series and have floors of 6.5% to 7.5% and caps of between 13.5% and 16.5%. As of December 31, 1999, the rate calculated on the index for each series is below the floor, therefore, the current rate is equal to the floor. Future changes in the indexed rate will not result in an exposure to higher dividend rates until the floor is exceeded. However, for the purposes of the following sensitivity analysis, a hypothetical one percent increase from the floor dividend rate is assumed.

Niagara Mohawk also maintains long-term debt at fixed interest rates. A controlling factor on the exposure to interest rate variations is the mix of fixed to variable rate instruments maintained by Niagara Mohawk. For 1999 and 1998, adjustable rate instruments comprise 7.5% and 6.4% of total capitalization; term loan and promissory notes are 9.2% and 7.7% of total long-term debt. The proportion of adjustable instruments to total capitalization and debt has increased because of Niagara Mohawk's efforts to pay down debt in 1999. However, they still remain small in relation to total capitalization and debt thus, limiting Niagara Mohawk's exposure to interest rate fluctuations.

If interest rates averaged one percent more in 2000 versus 1999, Niagara Mohawk's interest expense would increase and income before taxes decrease by approximately $5.2 million. This figure was derived by applying the hypothetical one percent variance across the variable rate debt of $518.8 million at December 31, 1999 (the sum of the term loan and promissory notes). The same one percent increase in Niagara Mohawk's preferred dividend rate applied against the outstanding balance of $121.3 million would result in an increase to dividend payments of $1.2 million, assuming that the indexed rate was between the floor and cap. Under the current rate agreement, prices to customers are fixed for three years, with limited increases available in years four and five, if justified by Niagara Mohawk. Changes in the actual cost of capital from levels assumed in the current rate agreement would create either exposure or opportunity for Niagara Mohawk until reflected in future prices.

COMMODITY PRICE RISK. Niagara Mohawk is exposed to market fluctuations in the prices for electricity, natural gas, and oil. Niagara Mohawk does not, generally, speculate on movements in the underlying prices for these commodities. Purchases are based on analyses performed in relation to fuel needs for power generation and customer delivery for electricity and natural gas. Niagara Mohawk's commodity price risk in regards to power generation will be eliminated after the sale of the remaining fossil generation plants. Where possible, Niagara Mohawk takes positions in order to mitigate expected price increases but only to the extent that quantities are based on expectations of delivery. Niagara Mohawk attempts to mitigate exposure through a program that hedges risks as appropriate.

Niagara Mohawk Energy has reduced its amount of trading activity since 1998.
Any trading activities performed are accounted for on a marked-to-market basis with changes in fair value recognized as a gain or loss in the period of change. The fair value of open trading positions at December 31, 1999, as well as the effect of Niagara Mohawk Energy's trading activities were not material to Holdings' results of operations.

Activities for non-trading purposes generally consist of transactions entered into to hedge the market fluctuations of contractual and anticipated commitments. Gas futures and electric forward contracts are used for hedging purposes. Changes in market value of futures and forward contracts relating to hedged items are deferred until the physical transaction occurs, at which time, income or loss is recognized. The fair value of open positions for non-trading purposes at December 31, 1999, as well as the effect of these activities on Holdings' results of operations for the same period ending, was not material.

The fair values of futures and forward contracts are determined using quoted market prices.

The commodity risk exposure of Niagara Mohawk Energy does not constitute a material risk of loss to Holdings.

With respect to electricity, as customers chose an alternate supplier, Niagara Mohawk sheds commodity risk. In addition, many large customers that continue to purchase electricity from Niagara Mohawk have agreed to take market price risk, further lowering commodity risk. For the remaining customers that have firm prices, Niagara Mohawk has hedged a significant portion of the commodity cost through various physical and financial contracts. Under the principles established in PowerChoice, as these contracts expire, customers who buy electricity from Niagara Mohawk will bear the commodity price risk for the amount of energy associated with the expiring contracts.

Niagara Mohawk, as part of the MRA, entered into restated indexed swap contracts with eight IPPs and financial swap agreements as part of the sale of the Huntley and Dunkirk coal-fired generation stations. See Note 9. - Fair Value of Financial and Derivative Financial Instruments, for a more detailed discussion of these swap contracts.

The fair value of the liability under the swap contracts, based upon the difference between projected future market prices and projected contract prices applied to the notional quantities and discounted at 8.5%, is approximately $664 million and is recorded on Niagara Mohawk's balance sheet as a liability for swap contracts. The discount rate is based upon comparable debt instruments of Niagara Mohawk. Based upon the PSC's approval of the restated contracts, including the indexed swap contracts, as part of the MRA and being provided a reasonable opportunity to recover the estimated indexed swap liability from customers, Niagara Mohawk has recorded a corresponding regulatory asset. The amount of the recorded liability and regulatory asset is sensitive to changes in discount rate, anticipated future market prices and changes in the indices upon which the indexed swap contracts are based. However, changes in anticipated future market prices and discount rates will not impact the future cash flow of Niagara Mohawk when considering the all-in price of the notional quantities of energy. Specifically, as market prices rise or fall, payments under the indexed swap contracts move inversely. Similarly, changes in discount rates will not impact the all-in price. If the indexed contract price were to increase or decrease by one percent, Niagara Mohawk would see a $15.6 million increase or decrease in the present value of the projected over-market exposure. If the market prices were to increase or fall by one percent, Niagara Mohawk would see a $9.7 million decrease or increase in the projected over-market exposure. If the discount rate were to increase or decrease to 9.0% or 8.0%, the net present value of the projected over market exposure would decrease or increase by approximately $9.3 million.

The cost of natural gas sold to customers fluctuates during the year with prices most volatile in the winter months. Niagara Mohawk has a policy to reduce the variability in gas costs over the winter months. Through purchase agreements limiting or eliminating gas price volatility with three gas suppliers (approximately 3.2 billion cubic feet ["Bcf"]) and by drawing on stored gas supplies (approximately 21.5 Bcf), Niagara Mohawk will be able to reduce price volatility on approximately 50% of the anticipated winter demand.

The rest of the gas needs are met through market-based purchases and are subject to price fluctuations. On November 1, 1999, the gas commodity cost adjustment clause ("CCAC") expired and, through an interim agreement with the PSC, was replaced by a Gas Adjustment Clause ("GAC") that allows for recovery in gas rates of actual commodity costs and pipeline demand charges. The GAC eliminates gas commodity and pipeline demand price risk from the earnings of Niagara Mohawk.

The PSC has mandated that Niagara Mohawk attempt to reduce the price volatility in the gas commodity portion of customers' bills. In response, Niagara Mohawk's board has authorized the use of futures, options and swaps to hedge against gas price fluctuations. The hedging program will be consistent with the Financial Risk Management Policy and will be monitored by the EMC. Niagara Mohawk intends to use futures contracts and options traded on the New York Mercantile Exchange to hedge approximately ten percent of Niagara Mohawk's winter demand.

EQUITY PRICE RISK. The NRC requires nuclear plant owners to place funds in an external trust to provide for the cost of decommissioning of the contaminated portions of nuclear facilities. See Note 3. - Nuclear Operations. Niagara Mohawk has established qualified and non-qualified trust funds for Unit 1 and Unit 2. At December 31, 1998, these funds were invested in fixed income securities, domestic equity securities, and cash equivalents. The fixed income securities are subject to interest rate fluctuations and the equity securities to price change in the equity markets. The funds asset allocation was designed to maximize returns commensurate with Niagara Mohawk's risk tolerance. As of December 31, 1999, the funds were invested primarily in high grade, short-term commercial paper. The current fund allocation is designed to guarantee stability and predictability in the fund balances.

During 1999, Niagara Mohawk announced an agreement to sell its nuclear assets. The agreement to sell the nuclear generation assets includes the transfer of the decommissioning trust funds, at an agreed amount, to the buyer. In anticipation of that sale, and to reduce the risk of a detrimental market shift affecting the funds, Niagara Mohawk converted all decommissioning assets to high grade, short-term commercial paper in October and November of 1999. The instruments purchased have specified coupon rates and maturity dates of generally one to four months. The fund managers can only purchase the commercial paper from a list of companies pre-approved based on an excellent credit rating. Remaining cash is invested in an overnight, short-term investment fund. Due to the makeup of the funds at December 31, 1999, they no longer experience any substantial risk of loss due to market shifts or credit risk.

FOREIGN CURRENCY EXCHANGE RISK. Holdings has a foreign currency exchange risk as a result of its investments in Canada through its non-regulated subsidiary. Translation adjustments due to exchange rate movement across the value of the subsidiary is reported in Capitalization as a Foreign Currency Translation Adjustment (see Note 4. - Capitalization) and is a component of Comprehensive Income, see "Consolidated Statements of Comprehensive Income." In aggregate, the risk of loss does not pose a material threat to Holdings' consolidated results of operations or total capitalization.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

A. FINANCIAL STATEMENTS

-  Report of Management

-  Report of Independent Accountants

-  NIAGARA MOHAWK HOLDINGS, INC.

   - Consolidated Statements of Income and Retained Earnings for each of the three years in the period ended December 31, 1999
   - Consolidated Statements of Comprehensive Income for each of the three years in the period ended December 31, 1999
   -  Consolidated Balance Sheets at December 31, 1999 and 1998
   - Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1999

-  NIAGARA MOHAWK POWER CORPORATION

   - Consolidated Statements of Income and Retained Earnings for each of the three years in the period ended December 31, 1999
   - Consolidated Statements of Comprehensive Income for each of the three years in the period ended December 31, 1999
   -  Consolidated Balance Sheets at December 31, 1999 and 1998
   - Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1999

-  Notes to Consolidated Financial Statements

                              REPORT OF MANAGEMENT

The consolidated financial statements of Holdings and Niagara Mohawk and their subsidiaries were prepared by and are the responsibility of management. Financial information contained elsewhere in this Annual Report is consistent with that in the financial statements.

To meet its responsibilities with respect to financial information, management maintains and enforces a system of internal accounting controls, which is designed to provide reasonable assurance, on a cost effective basis, as to the integrity, objectivity and reliability of the financial records and protection of assets. This system includes communication through written policies and procedures, an organizational structure that provides for appropriate division of responsibility and the training of personnel. This system is also tested by a comprehensive internal audit program. In addition, a Corporate Policy Register and a Code of Business Conduct (the "Code") supply employees with a framework describing and defining Holdings' overall approach to business and require all employees to maintain the highest level of ethical standards as well as requiring all management employees to formally affirm their compliance with the Code.

The financial statements have been audited by PricewaterhouseCoopers LLP, Holdings and Niagara Mohawk's independent accountants, in accordance with generally accepted auditing procedures. In planning and performing its audit, PricewaterhouseCoopers LLP considered Holdings and Niagara Mohawk's internal control structures in order to determine auditing procedures for the purpose of expressing an opinion on the financial statements, and not to provide assurance on the internal control structures. The independent accountants' audit does not limit in any way management's responsibility for the fair presentation of the financial statements and all other information, whether audited or unaudited, in this Annual Report. The Audit Committee of Holdings' Board of Directors, consisting of five outside directors who are not employees, meets regularly with management, internal auditors and PricewaterhouseCoopers LLP to review and discuss internal accounting controls, audit examinations and financial reporting matters. PricewaterhouseCoopers LLP, and Holdings and Niagara Mohawk's internal auditors have free access to meet individually with the Audit Committee at any time, without management being resent.



/s/William E. Davis
-------------------
William E. Davis
Chairman of the Board and
Chief Executive Officer
Niagara Mohawk Holdings, Inc. and
Niagara Mohawk Power Corporation


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Niagara Mohawk Holdings, Inc. and
Niagara Mohawk Power Corporation


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings, of comprehensive income and of cash flows present fairly, in all material respects, the financial position of Niagara Mohawk Holdings, Inc. and its subsidiaries ("Holdings") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 and the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings, of comprehensive income and of cash flows present fairly, in all material respects, the financial position of Niagara Mohawk Power Corporation and its subsidiaries ("Niagara Mohawk") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity accounting principles generally accepted in the United States. These financial statements are the responsibility of management of Holdings and Niagara Mohawk; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP
Syracuse, New York


January 27, 2000

              NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                          For the year ended December 31,
                                                           1999           1998        1997
                                                      --------------  -----------  -----------
                                                              (in thousands of dollars)
OPERATING REVENUES:
   Electric. . . . . . . . . . . . . . . . . . . . .  $   3,464,901   $3,390,501   $3,395,611
   Gas . . . . . . . . . . . . . . . . . . . . . . .        611,226      601,276      681,230
   Other . . . . . . . . . . . . . . . . . . . . . .          8,059          643        1,654
                                                      --------------  -----------  -----------
                                                          4,084,186    3,992,420    4,078,495
                                                      --------------  -----------  -----------
OPERATING EXPENSES:
   Electricity purchased . . . . . . . . . . . . . .      1,012,811    1,138,453    1,322,537
   Fuel for electric generation. . . . . . . . . . .        189,657      239,982      179,455
   Gas purchased . . . . . . . . . . . . . . . . . .        297,641      307,841      371,615
   Other operation and maintenance . . . . . . . . .        910,871      948,297      845,758
   PowerChoice charge. . . . . . . . . . . . . . . .              -      263,227            -
   Amortization of MRA regulatory asset. . . . . . .        386,499      128,833            -
   Depreciation and amortization . . . . . . . . . .        345,473      355,919      340,239
   Other taxes . . . . . . . . . . . . . . . . . . .        415,082      460,940      472,212
                                                      --------------  -----------  -----------
                                                          3,558,034    3,843,492    3,531,816
                                                      --------------  -----------  -----------
OPERATING INCOME . . . . . . . . . . . . . . . . . .        526,152      148,928      546,679
Other income . . . . . . . . . . . . . . . . . . . .          3,795       60,697       37,157
                                                      --------------  -----------  -----------
INCOME BEFORE INTEREST CHARGES . . . . . . . . . . .        529,947      209,625      583,836
Interest charges . . . . . . . . . . . . . . . . . .        485,240      397,178      273,906
Preferred dividend requirement of subsidiary . . . .         36,808       36,555       37,397
                                                      --------------  -----------  -----------
INCOME (LOSS) BEFORE FEDERAL AND FOREIGN
   INCOME TAXES. . . . . . . . . . . . . . . . . . .          7,899     (224,108)     272,533
Federal and foreign income taxes . . . . . . . . . .         19,180      (66,728)     126,595
                                                      --------------  -----------  -----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM. . . . . . .        (11,281)    (157,380)     145,938
Extraordinary item - Loss from the extinguishment
   of debt, net of income taxes of $12,819 (Note 4).        (23,807)           -            -
                                                      --------------  -----------  -----------
NET INCOME (LOSS). . . . . . . . . . . . . . . . . .        (35,088)    (157,380)     145,938
Retained earnings at beginning of year . . . . . . .        646,040      803,420      657,482
                                                      --------------  -----------  -----------
Retained earnings at end of year . . . . . . . . . .  $     610,952   $  646,040   $  803,420
                                                      ==============  ===========  ===========

AVERAGE NUMBER OF SHARES OF COMMON STOCK
   OUTSTANDING (IN THOUSANDS). . . . . . . . . . . .        186,689      166,186      144,404

BASIC AND DILUTED EARNINGS (LOSS) PER AVERAGE SHARE
   OF COMMON STOCK BEFORE EXTRAORDINARY ITEM . . . .  $       (0.06)  $    (0.95)  $     1.01

EXTRAORDINARY ITEM PER AVERAGE SHARE OF
   COMMON STOCK. . . . . . . . . . . . . . . . . . .          (0.13)           -            -
                                                      --------------  -----------  -----------

BASIC AND DILUTED EARNINGS (LOSS) PER AVERAGE
   SHARE OF COMMON STOCK . . . . . . . . . . . . . .  $       (0.19)  $    (0.95)  $     1.01
                                                      ==============  ===========  ===========

                            CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                         For the year ended December 31,
                                                             1999         1998         1997
                                                --------------------  -----------   ----------
                                                           (in thousands of dollars)
NET INCOME (LOSS). . . . . . . . . . . . . . .  $           (35,088)  $(157,380)    $145,938
                                                --------------------  ----------    ---------
OTHER COMPREHENSIVE INCOME (LOSS):
   Unrealized gains on securities, net of tax.                  113         304            6
   Foreign currency translation adjustment . .                5,448      (6,896)      (4,567)
   Additional minimum pension liability. . . .               (5,967)          -            -
                                                --------------------  ----------    ---------
OTHER COMPREHENSIVE LOSS . . . . . . . . . . .                 (406)     (6,592)      (4,561)
                                                --------------------  ----------    ---------
COMPREHENSIVE INCOME (LOSS). . . . . . . . . .  $           (35,494)  $(163,972)    $141,377
                                                ====================  ==========    =========

    The accompanying notes are an integral part of these financial statements.

            NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS


                                                                       December 31,
                                                                   1999          1998
                                                               -------------  -----------
                                                               (in thousands of dollars)
ASSETS
UTILITY PLANT (NOTE 1):
   Electric plant . . . . . . . . . . . . . . . . . . . . . .  $   7,221,762  $ 8,826,650
   Nuclear fuel . . . . . . . . . . . . . . . . . . . . . . .        630,321      604,213
   Gas plant. . . . . . . . . . . . . . . . . . . . . . . . .      1,263,168    1,179,716
   Common plant . . . . . . . . . . . . . . . . . . . . . . .        364,718      349,066
   Construction work in progress. . . . . . . . . . . . . . .        312,322      471,802
                                                               -------------  -----------
          TOTAL UTILITY PLANT . . . . . . . . . . . . . . . .      9,792,291   11,431,447
   Less-Accumulated depreciation and amortization . . . . . .      3,904,049    4,553,488
                                                               -------------  -----------
          NET UTILITY PLANT . . . . . . . . . . . . . . . . .      5,888,242    6,877,959
                                                               -------------  -----------
OTHER PROPERTY AND INVESTMENTS. . . . . . . . . . . . . . . .        484,735      411,106
                                                               -------------  -----------
CURRENT ASSETS:
   Cash, including temporary cash investments
      of $90,029 and $122,837, respectively . . . . . . . . .        116,164      172,998
   Accounts receivable (less allowance for doubtful accounts
      of $61,400 and $47,900, respectively) (Notes 1 and 8) .        373,510      427,588
   Materials and supplies, at average cost:
      Coal and oil for production of electricity. . . . . . .          9,263       42,299
      Gas storage . . . . . . . . . . . . . . . . . . . . . .         39,166       38,803
      Other . . . . . . . . . . . . . . . . . . . . . . . . .         90,605      118,855
   Refundable federal income taxes. . . . . . . . . . . . . .              -      130,411
   Prepaid taxes. . . . . . . . . . . . . . . . . . . . . . .         21,489       17,282
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . .         24,042       22,208
                                                               -------------  -----------
                                                                     674,239      970,444
                                                               -------------  -----------
REGULATORY ASSETS (NOTE 2):
   MRA regulatory asset . . . . . . . . . . . . . . . . . . .      3,686,019    4,045,647
   Swap contracts regulatory asset. . . . . . . . . . . . . .        505,723      535,000
   Regulatory tax asset . . . . . . . . . . . . . . . . . . .        483,546      425,898
   IPP buyout costs . . . . . . . . . . . . . . . . . . . . .        260,873       41,971
   Deferred environmental restoration costs (Note 8). . . . .        240,000      220,000
   Deferred loss on sale of assets. . . . . . . . . . . . . .        135,229            -
   Postretirement benefits other than pensions. . . . . . . .         48,937       52,701
   Unamortized debt expense . . . . . . . . . . . . . . . . .         44,903       51,922
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . .        112,556       95,090
                                                               -------------  -----------
                                                                   5,517,786    5,468,229
                                                               -------------  -----------
OTHER ASSETS. . . . . . . . . . . . . . . . . . . . . . . . .        105,433      133,449
                                                               -------------  -----------
                                                               $  12,670,435  $13,861,187
                                                               =============  ===========


     The accompanying notes are an integral part of these financial statements.

             NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS


                                                                      December 31,
                                                                  1999           1998
                                                             --------------  ------------
                                                              (in thousands of dollars)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION (NOTE 4):
   COMMON STOCKHOLDERS' EQUITY
      Common stock, outstanding 177,364,863 shares. . . . .  $       1,874   $         -
      Common stock of Niagara Mohawk, issued
         and outstanding 187,364,863 shares . . . . . . . .              -       187,365
      Treasury stock, at cost - 10,000,000 shares . . . . .       (157,167)            -
      Capital stock premium and expense . . . . . . . . . .      2,546,630     2,362,531
      Accumulated other comprehensive income. . . . . . . .        (26,200)      (25,794)
      Retained earnings . . . . . . . . . . . . . . . . . .        610,952       646,040
                                                             --------------  ------------
                                                                 2,976,089     3,170,142
   PREFERRED STOCK OF SUBSIDIARY:
      Not subject to mandatory redemption . . . . . . . . .        440,000       440,000
      Subject to mandatory redemption . . . . . . . . . . .         61,370        68,990
   LONG-TERM DEBT . . . . . . . . . . . . . . . . . . . . .      5,042,588     6,417,225
                                                             --------------  ------------
          TOTAL CAPITALIZATION. . . . . . . . . . . . . . .      8,520,047    10,096,357
                                                             --------------  ------------
CURRENT LIABILITIES:
   Long-term debt due within one year (Note 4). . . . . . .        613,740       312,240
   Sinking fund requirements on redeemable preferred stock
      of subsidiary (Note 4). . . . . . . . . . . . . . . .          7,620         7,620
   Accounts payable . . . . . . . . . . . . . . . . . . . .        288,223       197,124
   Payable on outstanding bank checks . . . . . . . . . . .         22,067        39,306
   Customers' deposits. . . . . . . . . . . . . . . . . . .         15,255        17,148
   Accrued taxes. . . . . . . . . . . . . . . . . . . . . .          1,408         6,254
   Accrued interest . . . . . . . . . . . . . . . . . . . .         67,593       132,236
   Accrued vacation pay . . . . . . . . . . . . . . . . . .         35,334        38,727
   Other. . . . . . . . . . . . . . . . . . . . . . . . . .         67,068        91,877
                                                             --------------  ------------
                                                                 1,118,308       842,532
                                                             --------------  ------------
REGULATORY AND OTHER LIABILITIES:
   Accumulated deferred income taxes (Notes 1 and 6). . . .      1,568,957     1,511,417
   Liability for swap contracts (Note 9). . . . . . . . . .        663,718       693,363
   Employee pension and other benefits (Note 7) . . . . . .        226,223       235,376
   Unbilled  gas revenues (Note 1). . . . . . . . . . . . .         14,552        30,652
   Other. . . . . . . . . . . . . . . . . . . . . . . . . .        318,630       231,490
                                                             --------------  ------------
                                                                 2,792,080     2,702,298
                                                             --------------  ------------
COMMITMENTS AND CONTINGENCIES (NOTES 2 AND 8):
   Liability for environmental restoration. . . . . . . . .        240,000       220,000
                                                             --------------  ------------
                                                             $  12,670,435   $13,861,187
                                                             ==============  ============


    The accompanying notes are an integral part of these financial statements.

             NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           INCREASE (DECREASE) IN CASH

                                                                           For the year ended December 31,
                                                                             1999          1998         1997
                                                                       -------------  ------------  ----------
                                                                               (in thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . .  $    (35,088)  $  (157,380)  $ 145,938
   Adjustments to reconcile net income to net cash provided by
      (used in) operating activities:
          PowerChoice charge. . . . . . . . . . . . . . . . . . . . .             -       263,227           -
          Amortization of the MRA regulatory asset. . . . . . . . . .       386,499       128,833           -
          Depreciation and amortization . . . . . . . . . . . . . . .       345,473       355,919     340,239
          Amortization of nuclear fuel. . . . . . . . . . . . . . . .        28,285        30,798      25,241
          Extraordinary loss on extinguishment of debt, net of taxes.         9,627             -           -
          Provision for deferred income taxes . . . . . . . . . . . .        (8,325)       97,606      46,994
          Unbilled revenues . . . . . . . . . . . . . . . . . . . . .       (16,100)      (12,629)     (6,600)
          Net accounts receivable (net of changes in accounts
             receivable sold) . . . . . . . . . . . . . . . . . . . .        54,078        64,656    (118,939)
          Materials and supplies. . . . . . . . . . . . . . . . . . .        21,800       (14,341)     (1,306)
          Accounts payable and accrued expenses . . . . . . . . . . .        50,358       (38,712)    (11,175)
          Accrued interest and taxes. . . . . . . . . . . . . . . . .       (53,361)       66,842       4,180
          MRA regulatory asset. . . . . . . . . . . . . . . . . . . .         2,605    (3,959,508)     (7,516)
          Deferral of MRA interest rate savings . . . . . . . . . . .        28,006        10,741           -
          Refundable federal income taxes . . . . . . . . . . . . . .       130,411      (130,411)          -
          Change in IPP buyout costs regulatory asset . . . . . . . .      (218,902)      (41,971)          -
          Changes in other assets and liabilities . . . . . . . . . .        33,065        59,320      83,122
                                                                       -------------  ------------  ----------
            Net cash provided by (used in) operating activities             758,431    (3,277,010)    500,178
                                                                       -------------  ------------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Construction additions . . . . . . . . . . . . . . . . . . . . . .      (271,973)     (365,396)   (286,389)
   Nuclear fuel . . . . . . . . . . . . . . . . . . . . . . . . . . .       (26,108)      (26,804)     (4,368)
   Less: Allowance for other funds used during construction . . . . .         5,366         8,626       5,310
                                                                       -------------  ------------  ----------
      Acquisition of utility plant. . . . . . . . . . . . . . . . . .      (292,715)     (383,574)   (285,447)
   Materials and supplies related to construction . . . . . . . . . .         1,586          (219)      1,042
   Accounts payable and accrued expenses related to construction. . .        12,589        (9,678)     (2,794)
   Proceeds from the  sale of generation assets . . . . . . . . . . .       860,080             -           -
   Other investments. . . . . . . . . . . . . . . . . . . . . . . . .       (73,482)      (35,069)   (115,533)
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (17,272)      (18,551)      8,761
                                                                       -------------  ------------  ----------
            Net cash provided by (used in) operating activities             490,786      (447,091)   (393,971)
                                                                       -------------  ------------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of Niagara Mohawk common stock. . . . . . . . . . . . . .             -       316,389           -
   Proceeds from long-term debt . . . . . . . . . . . . . . . . . . .             -     3,361,178           -
   Proceeds from preferred stock from subsidiary. . . . . . . . . . .       150,000             -           -
   Reduction in preferred stock of subsidiary . . . . . . . . . . . .      (157,620)      (10,120)     (8,870)
   Reductions in long-term debt . . . . . . . . . . . . . . . . . . .    (1,134,020)     (135,000)    (44,600)
   Purchase of treasury stock . . . . . . . . . . . . . . . . . . . .      (157,167)            -           -
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (7,244)      (13,580)         97
                                                                       -------------  ------------  ----------
            Net cash provided by (used in) operating activities          (1,306,051)    3,518,867     (53,373)
                                                                       -------------  ------------  ----------
NET INCREASE (DECREASE) IN CASH . . . . . . . . . . . . . . . . . . .       (56,834)     (205,234)     52,834
Cash at beginning of year . . . . . . . . . . . . . . . . . . . . . .       172,998       378,232     325,398
                                                                       -------------  ------------  ----------
CASH AT END OF YEAR . . . . . . . . . . . . . . . . . . . . . . . . .  $    116,164   $   172,998   $ 378,232
                                                                       =============  ============  ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid. . . . . . . . . . . . . . . . . . . . . . . . . . .  $    512,735   $   315,541   $ 279,957
   Income taxes paid (refunded) . . . . . . . . . . . . . . . . . . .  $   (118,052)  $   (12,127)  $  82,331


Supplemental schedule of noncash financing activities:

- On March 18, 1999, Holdings issued 187,364,863 shares of common stock in a share-for-share exchange for Niagara Mohawk's outstanding common stock.

- Niagara Mohawk issued 20,546,264 shares of common stock, valued at $14.75 per share ($303.1 million) to the IP Parties on June 30, 1998.

    The accompanying notes are an integral part of these financial statements.

            NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                            For the year ended December 31,
                                                            1999          1998         1997
                                                      ---------------  -----------  ----------
                                                              (in thousands of dollars)
OPERATING REVENUES:
   Electric. . . . . . . . . . . . . . . . . . . . .  $    3,247,757   $3,261,144   $3,309,441
   Gas . . . . . . . . . . . . . . . . . . . . . . .         579,583      565,229      656,963
                                                      ---------------  -----------  ----------
                                                           3,827,340    3,826,373    3,966,404
                                                      ---------------  -----------  ----------
OPERATING EXPENSES:
   Electricity purchased . . . . . . . . . . . . . .         807,038    1,001,991    1,236,108
   Fuel for electric generation. . . . . . . . . . .         189,657      239,982      179,455
   Gas purchased . . . . . . . . . . . . . . . . . .         266,723      272,141      345,610
   Other operation and maintenance . . . . . . . . .         889,100      937,798      835,282
   PowerChoice charge. . . . . . . . . . . . . . . .               -      263,227            -
   Amortization of MRA regulatory asset. . . . . . .         386,499      128,833            -
   Depreciation and amortization . . . . . . . . . .         344,930      355,417      339,641
   Other taxes . . . . . . . . . . . . . . . . . . .         411,842      459,961      471,469
                                                      ---------------  -----------  ----------
                                                           3,295,789    3,659,350    3,407,565
                                                      ---------------  -----------  ----------
OPERATING INCOME . . . . . . . . . . . . . . . . . .         531,551      167,023      558,839
Other income (deductions). . . . . . . . . . . . . .          (5,682)      42,602       24,997
                                                      ---------------  -----------  ----------
INCOME BEFORE INTEREST CHARGES . . . . . . . . . . .         525,869      209,625      583,836
Interest charges . . . . . . . . . . . . . . . . . .         485,240      397,178      273,906
                                                      ---------------  -----------  ----------
INCOME (LOSS) BEFORE FEDERAL AND FOREIGN
   INCOME TAXES. . . . . . . . . . . . . . . . . . .          40,629     (187,553)     309,930
Federal and foreign income taxes . . . . . . . . . .          18,883      (66,728)     126,595
                                                      ---------------  -----------  ----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM. . . . . . .          21,746     (120,825)     183,335
Extraordinary item - Loss from the extinguishment
   of debt, net of income taxes of $12,819 ( Note 4)         (23,807)           -            -
                                                      ---------------  -----------  ----------
NET INCOME (LOSS). . . . . . . . . . . . . . . . . .          (2,061)    (120,825)     183,335
Dividends on preferred stock . . . . . . . . . . . .          36,808       36,555       37,397
                                                      ---------------  -----------  ----------
BALANCE AVAILABLE FOR COMMON STOCK . . . . . . . . .         (38,869)    (157,380)     145,938
Retained earnings at beginning of year . . . . . . .         646,040      803,420      657,482
Dividend of Opinac to Holdings (Note 1). . . . . . .         144,465            -            -
Dividend to Holdings . . . . . . . . . . . . . . . .          63,719            -            -
                                                      ---------------  -----------  ----------
Retained earnings at end of year . . . . . . . . . .  $      398,987   $  646,040   $  803,420
                                                      ===============  ===========  ==========


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                          For the year ended December 31,
                                                            1999           1998       1997
                                                      ---------------  -----------  -----------
                                                              (in thousands of dollars)
NET INCOME (LOSS). . . . . . . . . . . . . . .        $       (2,061)  $ (120,825)  $  183,335
                                                      ---------------  -----------  -----------
OTHER COMPREHENSIVE INCOME (LOSS):
   Unrealized gains on securities, net of tax.                   113          304            6
   Foreign currency translation adjustment . .                 1,309       (6,896)      (4,567)
   Additional minimum pension liability. . . .                (5,967)           -            -
                                                      ---------------  -----------  -----------
OTHER COMPREHENSIVE LOSS . . . . . . . . . . .                (4,545)      (6,592)      (4,561)
                                                      ---------------  -----------  -----------
COMPREHENSIVE INCOME (LOSS). . . . . . . . . .        $       (6,606)  $ (127,417)  $  178,774
                                                      ===============  ===========  ===========


     The accompanying notes are an integral part of these financial statements.

          NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS

                                                                       December 31,
                                                                   1999          1998
                                                               -------------  -----------
                                                               (in thousands of dollars)
ASSETS
UTILITY PLANT (NOTE 1):
   Electric plant . . . . . . . . . . . . . . . . . . . . . .  $   7,221,762  $ 8,826,650
   Nuclear fuel . . . . . . . . . . . . . . . . . . . . . . .        630,321      604,213
   Gas plant. . . . . . . . . . . . . . . . . . . . . . . . .      1,263,168    1,179,716
   Common plant . . . . . . . . . . . . . . . . . . . . . . .        364,718      349,066
   Construction work in progress. . . . . . . . . . . . . . .        312,322      471,802
                                                               -------------  -----------
          TOTAL UTILITY PLANT . . . . . . . . . . . . . . . .      9,792,291   11,431,447
   Less-Accumulated depreciation and amortization . . . . . .      3,904,049    4,553,488
                                                               -------------  -----------
          NET UTILITY PLANT . . . . . . . . . . . . . . . . .      5,888,242    6,877,959
                                                               -------------  -----------
OTHER PROPERTY AND INVESTMENTS. . . . . . . . . . . . . . . .        349,718      411,106
                                                               -------------  -----------
CURRENT ASSETS:
   Cash, including temporary cash investments
      of $58,276 and $122,837, respectively . . . . . . . . .         72,479      172,998
   Accounts receivable (less allowance for doubtful accounts
      of $59,400 and $47,900, respectively) (Notes 1 and 8) .        331,222      427,588
   Materials and supplies, at average cost:
      Coal and oil for production of electricity. . . . . . .          9,263       42,299
      Gas storage . . . . . . . . . . . . . . . . . . . . . .         38,252       38,803
      Other . . . . . . . . . . . . . . . . . . . . . . . . .         90,605      118,855
   Refundable federal income taxes. . . . . . . . . . . . . .              -      130,411
   Prepaid taxes. . . . . . . . . . . . . . . . . . . . . . .         21,489       17,282
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . .         22,668       22,208
                                                               -------------  -----------
                                                                     585,978      970,444
                                                               -------------  -----------
REGULATORY ASSETS (NOTE 2):
   MRA regulatory asset . . . . . . . . . . . . . . . . . . .      3,686,019    4,045,647
   Swap contracts regulatory asset. . . . . . . . . . . . . .        505,723      535,000
   Regulatory tax asset . . . . . . . . . . . . . . . . . . .        483,546      425,898
   IPP buyout costs . . . . . . . . . . . . . . . . . . . . .        260,873       41,971
   Deferred environmental restoration costs (Note 8). . . . .        240,000      220,000
   Deferred loss on sale of assets. . . . . . . . . . . . . .        135,229            -
   Postretirement benefits other than pensions. . . . . . . .         48,937       52,701
   Unamortized debt expense . . . . . . . . . . . . . . . . .         44,903       51,922
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . .        112,556       95,090
                                                               -------------  -----------
                                                                   5,517,786    5,468,229
                                                               -------------  -----------
OTHER ASSETS. . . . . . . . . . . . . . . . . . . . . . . . .        103,884      133,449
                                                               -------------  -----------
                                                               $  12,445,608  $13,861,187
                                                               =============  ===========


      The accompanying notes are an integral part of these financial statements.

          NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS

                                                                             December 31,
                                                                          1999           1998
                                                                     --------------  ------------
                                                                      (in thousands of dollars)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION (NOTE 4):
   COMMON STOCKHOLDERS' EQUITY
      Common stock, issued and outstanding 187,364,863 shares . . .  $     187,365   $   187,365
      Repurchase of Holdings' common stock, at cost . . . . . . . .       (157,167)            -
      Capital stock premium and expense . . . . . . . . . . . . . .      2,361,139     2,362,531
      Accumulated other comprehensive income. . . . . . . . . . . .         (5,153)      (25,794)
      Retained earnings . . . . . . . . . . . . . . . . . . . . . .        398,987       646,040
                                                                     --------------  ------------
                                                                         2,785,171     3,170,142
   Non-redeemable preferred stock . . . . . . . . . . . . . . . . .        440,000       440,000
   Mandatorily redeemable preferred stock . . . . . . . . . . . . .         61,370        68,990
   Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . .      5,042,588     6,417,225
                                                                     --------------  ------------
          TOTAL CAPITALIZATION. . . . . . . . . . . . . . . . . . .      8,329,129    10,096,357
                                                                     --------------  ------------
CURRENT LIABILITIES:
   Long-term debt due within one year (Note 4). . . . . . . . . . .        613,740       312,240
   Sinking fund requirements on redeemable preferred stock (Note 4)          7,620         7,620
   Accounts payable . . . . . . . . . . . . . . . . . . . . . . . .        244,031       197,124
   Payable on outstanding bank checks . . . . . . . . . . . . . . .         22,067        39,306
   Customers' deposits. . . . . . . . . . . . . . . . . . . . . . .         15,255        17,148
   Accrued taxes. . . . . . . . . . . . . . . . . . . . . . . . . .          6,246         6,254
   Accrued interest . . . . . . . . . . . . . . . . . . . . . . . .         67,593       132,236
   Accrued vacation pay . . . . . . . . . . . . . . . . . . . . . .         35,334        38,727
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         66,160        91,877
                                                                     --------------  ------------
                                                                         1,078,046       842,532
                                                                     --------------  ------------
REGULATORY AND OTHER LIABILITIES:
   Accumulated deferred income taxes (Notes 1 and 6). . . . . . . .      1,575,335     1,511,417
   Liability for swap contracts (Note 9). . . . . . . . . . . . . .        663,718       693,363
   Employee pension and other benefits (Note 7) . . . . . . . . . .        226,223       235,376
   Unbilled gas revenues (Note 1) . . . . . . . . . . . . . . . . .         14,552        30,652
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        318,605       231,490
                                                                     --------------  ------------
                                                                         2,798,433     2,702,298
                                                                     --------------  ------------
COMMITMENTS AND CONTINGENCIES (NOTES 2 AND 8):
   Liability for environmental restoration. . . . . . . . . . . . .        240,000       220,000
                                                                     --------------  ------------
                                                                     $  12,445,608   $13,861,187
                                                                     ==============  ============


      The accompanying notes are an integral part of these financial statements.

         NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           INCREASE (DECREASE) IN CASH

                                                                          For the year ended December 31,
                                                                           1999          1998         1997
                                                                       ------------  ------------  ----------
                                                                             (in thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . .  $    (2,061)  $  (120,825)  $ 183,335
   Adjustments to reconcile net income to net cash provided by
      (used in) operating activities:
          PowerChoice charge. . . . . . . . . . . . . . . . . . . . .            -       263,227           -
          Amortization of the MRA regulatory asset. . . . . . . . . .      386,499       128,833           -
          Depreciation and amortization . . . . . . . . . . . . . . .      344,930       355,417     339,641
          Amortization of nuclear fuel. . . . . . . . . . . . . . . .       28,285        30,798      25,241
          Extraordinary loss on extinguishment of debt, net of taxes.        9,627             -           -
          Provision for deferred income taxes . . . . . . . . . . . .       (7,543)       97,606      46,994
          Unbilled revenues . . . . . . . . . . . . . . . . . . . . .      (16,100)      (12,629)     (6,600)
          Net accounts receivable (net of changes in accounts
             receivable sold) . . . . . . . . . . . . . . . . . . . .       84,683        64,656    (118,939)
          Materials and supplies. . . . . . . . . . . . . . . . . . .       22,355       (14,341)     (1,306)
          Accounts payable and accrued expenses . . . . . . . . . . .       21,751       (38,712)    (11,175)
          Accrued interest and taxes. . . . . . . . . . . . . . . . .      (48,666)       66,842       4,180
          MRA regulatory asset. . . . . . . . . . . . . . . . . . . .        2,605    (3,959,508)     (7,516)
          Deferral of MRA interest rate savings . . . . . . . . . . .       28,006        10,741           -
          Refundable Federal income taxes . . . . . . . . . . . . . .      130,411      (130,411)          -
          Change in IPP buyout costs regulatory asset . . . . . . . .     (218,902)      (41,971)          -
          Changes in other assets and liabilities . . . . . . . . . .       32,850        59,822      83,720
                                                                       ------------  ------------  ----------
                Net cash provided by (used in) operating activities        798,730    (3,240,455)    537,575
                                                                       ------------  ------------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Construction additions . . . . . . . . . . . . . . . . . . . . . .     (271,973)     (365,396)   (286,389)
   Nuclear fuel . . . . . . . . . . . . . . . . . . . . . . . . . . .      (26,108)      (26,804)     (4,368)
   Less: Allowance for other funds used during construction . . . . .        5,366         8,626       5,310
                                                                       ------------  ------------  ----------
      Acquisition of utility plant. . . . . . . . . . . . . . . . . .     (292,715)     (383,574)   (285,447)
   Materials and supplies related to construction . . . . . . . . . .        1,586          (219)      1,042
   Accounts payable and accrued expenses related to construction. . .        5,436        (9,678)     (2,794)
   Proceeds from the sale of generation assets. . . . . . . . . . . .      860,080             -           -
   Other investments. . . . . . . . . . . . . . . . . . . . . . . . .       43,426       (35,069)   (115,533)
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (20,866)      (18,551)      8,761
                                                                       ------------  ------------  ----------
                Net cash used in investing activities                      596,497      (447,091)   (393,971)
                                                                       ------------  ------------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock . . . . . . . . . . . . . . . . . . . . .            -       316,389           -
   Proceeds from long-term debt . . . . . . . . . . . . . . . . . . .            -     3,361,178           -
   Proceeds from preferred stock. . . . . . . . . . . . . . . . . . .      150,000
   Reductions of preferred stock. . . . . . . . . . . . . . . . . . .     (157,620)      (10,120)     (8,870)
   Reductions in long-term debt . . . . . . . . . . . . . . . . . . .   (1,134,020)     (135,000)    (44,600)
   Corporate restructuring to establish holding company . . . . . . .      (89,618)            -           -
   Preferred dividends paid . . . . . . . . . . . . . . . . . . . . .      (36,808)      (36,555)    (37,397)
   Common stock dividend paid to Holdings . . . . . . . . . . . . . .      (63,719)            -           -
   Repurchase of Holdings' common stock . . . . . . . . . . . . . . .     (157,167)            -           -
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (7,244)      (13,580)         97
                                                                       ------------  ------------  ----------
                Net cash provided by (used in) financing activities     (1,496,196)    3,482,312     (90,770)
                                                                       ------------  ------------  ----------
NET INCREASE (DECREASE) IN CASH . . . . . . . . . . . . . . . . . . .     (100,519)     (205,234)     52,834
Cash at beginning of year . . . . . . . . . . . . . . . . . . . . . .      172,998       378,232     325,398
                                                                       ------------  ------------  ----------
CASH AT END OF YEAR . . . . . . . . . . . . . . . . . . . . . . . . .  $    72,479   $   172,998   $ 378,232
                                                                       ============  ============  ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid. . . . . . . . . . . . . . . . . . . . . . . . . . .  $   512,735   $   315,541   $ 279,957
   Income taxes paid (refunded) . . . . . . . . . . . . . . . . . . .  $  (119,999)  $   (12,127)  $  82,331


Supplemental schedule of noncash financing activities:

- On March 18, 1999, Niagara Mohawk's outstanding common stock was exchanged on a share-for-share basis for Holdings' common stock.

- On March 31, 1999, Niagara Mohawk distributed the stock of Opinac as a dividend to Holdings, which included cash of $89.6 million.

- Niagara Mohawk issued 20,546,264 shares of common stock, valued at $14.75 per share ($303.1 million) to the IPP Parties on June 30, 1998.

     The accompanying notes are an integral part of these financial statements.

          NIAGARA MOHAWK HOLDINGS, INC. AND SUBSIDIARY COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CORPORATE STRUCTURE AND PRINCIPLES OF CONSOLIDATION: Niagara Mohawk Holdings, Inc. ("Holdings") is a New York corporation. On March 18, 1999, Niagara Mohawk Power Corporation ("Niagara Mohawk") was reorganized into a holding company structure in accordance with an Agreement and Plan of Exchange between Niagara Mohawk and Holdings. Niagara Mohawk's outstanding common stock was exchanged on a share-for-share basis for Holdings' common stock. Niagara Mohawk's preferred stock and debt was not exchanged as part of the share exchange and continue as obligations of Niagara Mohawk.

On March 31, 1999, Niagara Mohawk distributed its ownership in the stock of Opinac North America, Inc. ("Opinac") as a dividend to Holdings. As a result, the net assets and accumulated other comprehensive income of Opinac are no longer included in Niagara Mohawk's consolidated balance sheet as of December 31, 1999. The dividend completed the holding company structure, with Holdings owning 100% of the common stock of its two subsidiaries, Niagara Mohawk and Opinac. Niagara Mohawk and its subsidiaries manage all regulated activities and comprise approximately 98 percent of the assets and approximately 94 percent of the revenues of Holdings. Opinac and its subsidiaries manage all other activities including an energy marketing company and investments in energy related services businesses and a development stage telecommunications company.

Niagara Mohawk is subject to regulation by the PSC and FERC with respect to its rates for service under a methodology, which establishes prices, based on Niagara Mohawk's cost. Niagara Mohawk's accounting policies conform to GAAP, including the accounting principles for rate-regulated entities with respect to Niagara Mohawk's nuclear, transmission, distribution and gas operations (regulated business), and are in accordance with the accounting requirements and ratemaking practices of the regulatory authorities. In 1996, Niagara Mohawk discontinued the application of regulatory accounting principles to its fossil and hydro generation operations.

Holdings' consolidated financial statements include the accounts of Holdings' and its wholly owned subsidiaries. Niagara Mohawk's consolidated financial statements include its accounts as well as those of its wholly owned subsidiaries. Inter-company balances and transactions have been eliminated. The notes to the Consolidated Financial Statements apply to both Holdings and Niagara Mohawk unless otherwise stated.

The closing of the MRA, which occurred on June 30, 1998, and the implementation of PowerChoice on September 1, 1998 have depressed and will continue to substantially depress earnings during the five-year term of PowerChoice. The ability of Niagara Mohawk to improve earnings in the period subsequent to PowerChoice will depend on the outcome of the regulatory process to set prices at that time. However, operating cash flows have substantially improved. The closing on the sale of the fossil and hydro generation assets at various times during the year has also affected the comparability of the financial statements. See Note 2. for a further discussion of the sales.


ESTIMATES: In order to be in conformity with GAAP, management is required to use estimates in the preparation of Holdings and Niagara Mohawk's financial statements.

UTILITY PLANT: The cost of additions to utility plant and replacements of retirement units of property are capitalized. Costs include direct material, labor, overhead and AFC. Replacement of minor items of utility plant and the cost of current repairs and maintenance are charged to expense. Whenever utility plant is retired, its original cost, together with the cost of removal, less salvage, is charged to accumulated depreciation.

The output of the co-owned generation units, Roseton Units No. 1 and 2 (which has a capability of 1,200 MW) and Nine Mile Point Nuclear Station Unit No. 2, and related expenses are shared in the same proportions as the co-tenants' respective ownership interests. Niagara Mohawk's share of expenses associated with these plants are included in the appropriate operating expenses in Niagara Mohawk's Consolidated Statements of Income.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION: Niagara Mohawk capitalizes AFC in amounts equivalent to the cost of funds devoted to plant under construction for its regulated business. AFC rates are determined in accordance with FERC and PSC regulations. The AFC rate in effect at December 31, 1999 was 8.86%. AFC is segregated into its two components, borrowed funds and other funds, and is reflected in the "Interest charges" and "Other income" sections, respectively, in both Holdings and Niagara Mohawk's Consolidated Statements of Income. The amount of AFC credits recorded in each of the three years ended December 31, in thousands of dollars, was as follows:


                   1999     1998    1997
                  ------  -------  ------
Other income . .  $5,366  $ 8,626  $5,310
Interest charges   7,252   10,228   4,396


The amount of AFC credits in 1999 for fossil and hydro generation, included in the total above, is $518,000 as compared to $1,034,000 in 1998 and $1,179,000 in 1997.

DEPRECIATION, AMORTIZATION AND NUCLEAR GENERATION PLANT DECOMMISSIONING COSTS:
For accounting and regulatory purposes, Niagara Mohawk's depreciation is computed on the straight-line basis using the license lives for its nuclear class of depreciable property and the average service lives for all other classes. The percentage relationship between the total provision for depreciation and average depreciable property was approximately 3.4% to 3.6% for the years 1997 through 1999. Niagara Mohawk performs depreciation studies to determine service lives of classes of property and adjusts the depreciation rates when necessary.

Estimated decommissioning costs (costs to remove a nuclear plant from service in the future) for Niagara Mohawk's Unit 1 and its share of Unit 2 are being accrued over the service lives of the units, recovered in rates through an annual allowance and currently charged to operations through depreciation. Niagara Mohawk currently recognizes the liability for nuclear decommissioning over the service life of the plants as an increase to accumulated depreciation. As discussed in Notes 2 and 3, Niagara Mohawk announced an agreement to sell its nuclear assets. As par of the agreement, Niagara Mohawk will transfer its decommissioning liability, as well as the decommissioning funds, which will be increased by Niagara Mohawk to a specified amount at the time of the transfer. See Note 3. Nuclear Operations - Nuclear Plant Decommissioning, for more information on the decommissioning fund. Absent such a nuclear sale, Niagara Mohawk plans to commence decommissioning of both units using a method which removes or decontaminates the Units' components properly at that time.

Amortization of the cost of nuclear fuel is determined on the basis of the quantity of heat produced for the generation of electric energy. The cost of disposal of nuclear fuel, which presently is $.001 per KWh of net generation available for sale, is based upon a contract with the DOE. These costs are charged to operating expense as part of fuel for electric generation.

REGULATED REVENUES: Niagara Mohawk bills its customers on a monthly cycle basis at approved tariffs based on energy delivered and a minimum customer service charge. Revenues are determined based on these bills plus an estimate for unbilled energy delivered between the cycle billing date and the end of the accounting period. In February 1999, a new customer service billing system was implemented which converted all customers previously billed on a bi-monthly cycle to a monthly basis. (See Note 8 "Customer Service System" for a further discussion of this new system). The unbilled revenues included in accounts receivable at December 31, 1999 and 1998 were $143.9 million and $205.6 million, respectively.

In accordance with PowerChoice, Niagara Mohawk recognizes changes in accrued unbilled electric revenues in its results of operations. Previously, Niagara Mohawk did not recognize accrued unbilled electric revenues in its results of operations until authorized and used them to reduce future revenue requirements. Such amounts were included in "Other Liabilities" pending regulatory disposition. Under the PowerChoice agreement, $8.6 million of unrecognized unbilled electric revenues as of September 1, 1998, the implementation date of PowerChoice, were netted with certain other regulatory assets and liabilities and any subsequent changes in the estimated unbilled electric revenues are recognized currently in results of operations.

Pursuant to Niagara Mohawk's 1996 three-year gas settlement, changes in accrued unbilled gas revenues are deferred. At December 31, 1999 and 1998, $14.6 million and $30.7 million, respectively, of unbilled gas revenues remain unrecognized in results of operations.

Prior to September 1, 1998, Niagara Mohawk's tariffs included an electric fuel adjustment clause, such that electricity costs above or below the levels allowed in approved rate schedules, were billed or credited to customers. Niagara Mohawk, as authorized by the PSC, charged operations for electricity cost variances in the period of recovery. Under the PowerChoice agreement, the electric fuel adjustment clause was discontinued as of September 1, 1998.

The 1996 three-year gas settlement agreement established a gas commodity cost adjustment clause ("CCAC"). Niagara Mohawk's gas CCAC provides for the collection or pass back of certain increases or decreases from the base commodity cost of gas as established in the gas settlement agreement. The maximum annual risk or benefit to Niagara Mohawk is $2.25 million. All savings or excess costs beyond that amount flow to ratepayers. The PSC approved an interim gas rate agreement on October 15, 1999 and January 12, 2000 that included a provision for the implementation of a return to a full gas cost collection mechanism and termination of the cost sharing mechanism, effective November 1, 1999.

UNREGULATED REVENUES: Unregulated revenues and the related costs of gas and electricity are accrued and recorded in the month of delivery, based on contract price and nominated natural gas and electricity transmission reservation volumes sold to customers and purchased from suppliers. Adjustments are made to reflect actual volumes delivered or purchased when the actual volumetric information becomes available from the transporters.

FEDERAL INCOME TAXES: As directed by the PSC, Niagara Mohawk defers any amounts payable pursuant to the alternative minimum tax rules. Deferred investment tax credits are amortized over the useful life of the underlying property. Deferred investment tax credits related to the assets that have been sold are taken into income in accordance with IRS rules. Holdings and its United States' subsidiaries file a consolidated federal income tax return. Income taxes are allocated to each company based on its taxable income.

STATEMENTS OF CASH FLOWS: Holdings and Niagara Mohawk consider all highly liquid investments, purchased with a remaining maturity of three months or less, to be cash equivalents. The consolidated cash flow statements for Holdings and Niagara Mohawk have been presented to reflect the closing on the sale of the fossil and hydro generation assets, such that certain individual line items are net of the effects of the sale. (For example, the change in materials and supplies was reduced by the sale of inventory to the buyers of the fossil and hydro generation assets).

TREASURY STOCK: The PSC approved Niagara Mohawk's petition to purchase up to $800 million of Holdings' common stock. Holdings' Board of Directors has approved a program to repurchase twenty million shares through December 31, 2001. The cost to acquire Holdings' common stock by Niagara Mohawk is presented as "Treasury stock" in Holdings' financial statements and as "Repurchase of Holdings' common stock" on Niagara Mohawk's financial statements. See Note 4 for a discussion of the stock repurchased during 1999.

EARNINGS PER SHARE: Basic earnings per share ("EPS") is computed based on the weighted average number of common shares outstanding for the period. Treasury stock is not considered outstanding and thus, reduces the weighted average shares outstanding. The number of options outstanding at December 31, 1999, 1998 and 1997 that could potentially dilute basic EPS, (but are considered antidilutive for each period because the options exercise price was greater than the average market price of common shares), is immaterial. Therefore, the calculation of both basic and dilutive EPS is the same for each period.

DERIVATIVES: In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from the changes in the values of the derivatives will be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Holdings and Niagara Mohawk will be required to adopt this standard in 2001. Niagara Mohawk has identified swap contracts, entered into as part of the MRA and generation asset sales agreements, (see Note 9) as derivative instruments and has recorded a liability at fair value under SFAS No. 80, "Accounting for Futures Contracts." These swap contracts qualify as hedges of future purchase commitments and will continue to qualify as hedges under SFAS No. 133. The financial sharing agreement entered into as part of the agreement to sell Niagara Mohawk's nuclear generation assets will be a derivative instrument as defined by SFAS No. 133 and will be recorded upon the closing of such sale. See Note 8 - "Long-term Contracts for the Purchase of Electric Power - Nuclear Contracts" for a further discussion of the financial sharing agreement. Holdings and Niagara Mohawk continue to assess the applicability of this new standard to other contractual obligations.

ENERGY TRADING: The Emerging Issues Task Force ("EITF") of the FASB reached a conclusion on Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" to be applied for fiscal years beginning after December 15, 1998. This EITF states that energy trading contracts should be marked-to-market with the gains and losses included in earnings. Contracts that are designed as hedges of non-trading activities are outside the scope of this EITF. Niagara Mohawk's energy contracts and the majority of the marketing activities of NM Energy are not energy trading as defined by this EITF, and therefore, Holdings and its subsidiaries do not account for its energy contracts on a marked-to-market basis.

COMPREHENSIVE INCOME: Comprehensive income is the change in the equity of a company, not including those changes that result from shareholder transactions. While the primary component of comprehensive income is reported net income or loss, the other components of comprehensive income relate to foreign currency translation adjustments, additional minimum pension liability recognition and unrealized gains and losses associated with certain investments held as available for sale. The primary difference in comprehensive income between Holdings and Niagara Mohawk is the treatment of Niagara Mohawk's preferred dividends and reported net income or loss.

RECLASSIFICATIONS: Certain amounts from prior years have been reclassified on the accompanying Consolidated Financial Statements to conform with the 1999 presentation.

Holdings' prior years consolidated financial statements have been prepared from Niagara Mohawk's prior year consolidated financial statements, except that accounts have been reclassified to reflect Holdings' structure.

NOTE 2.  RATE AND REGULATORY ISSUES AND CONTINGENCIES

Holdings and Niagara Mohawk's financial statements conform to GAAP, including the accounting principles for rate-regulated entities with respect to its regulated operations. Substantively, SFAS No. 71 permits a public utility, regulated on a cost-of-service basis, to defer certain costs, which would otherwise be charged to expense, when authorized to do so by the regulator. These deferred costs are known as regulatory assets, which in the case of Niagara Mohawk are approximately $5.5 billion at December 31, 1999. These regulatory assets are probable of recovery.

Niagara Mohawk has recorded the following regulatory assets on its Consolidated Balance Sheets reflecting the rate actions of its regulators:

MRA REGULATORY  ASSET

Under PowerChoice, a regulatory asset was established for the costs of the MRA and represents the costs to terminate, restate, or amend IPP Party contracts. This regulatory asset is being amortized generally over ten years, beginning September 1, 1999. Niagara Mohawk's rates under PowerChoice have been designed to permit recovery of the MRA regulatory asset.

SWAP CONTRACT REGULATORY ASSET

The swap contract regulatory asset represents the expected future recovery of the swap contract liability. The swap contract liability is the difference between estimated future market prices and the contract prices for the notional quantities of power in the restated IPP PPA contracts and in the financial swaps associated with the PPAs from the sale of the Huntley and Dunkirk coal-fired generation plants. The portion of this regulatory asset associated with the restated IPP PPA contracts will be amortized over ten years ending in June 2008, in accordance with the MRA, as notional quantities are settled. The portion of this regulatory asset associated with the Huntley and Dunkirk PPAs will be amortized over the remaining term of the swaps through June 2003. The amount of this regulatory asset will fluctuate as estimates of future market and contract prices change over the terms of the contracts. For a further discussion of the several PPAs and other financial agreements that Niagara Mohawk has entered into as part of the MRA and the sale of its generation assets, see Note 8 - "Long-term contracts for the purchase of electric power and Note 9."

REGULATORY TAX ASSET

The regulatory tax asset represents the expected future recovery from ratepayers of the tax consequences of temporary differences between the recorded book bases and the tax bases of assets and liabilities. This amount is primarily timing differences related to depreciation. These amounts are recovered and amortized as the related temporary differences reverse. In January 1993, the PSC issued a Statement of Interim Policy on Accounting and Ratemaking Procedures that required adoption of SFAS No. 109 on a revenue-neutral basis.

IPP BUYOUT COSTS

Niagara Mohawk is also permitted to defer and amortize the cost of any additional IPP contract buyouts. In 1999, there have been four IPP contracts for approximately 127 MW terminated for a total consideration (cash and/or notes) of $229.2 million. Niagara Mohawk estimates that it will have reduced IPP payments by approximately $60 million annually, net of purchases of power at market price as a result of the contract buyouts. Deferred costs associated with IPP buyouts will generally be amortized over five years in accordance with PowerChoice, unless PSC approval is obtained for a different amortization period. Niagara Mohawk retains the annual net savings of the buyouts during the remaining term of PowerChoice to offset the amortization expense. Niagara Mohawk is negotiating buyouts and amendments of other IPP contracts. Niagara Mohawk is unable to determine the timing and outcome of these negotiations.

DEFERRED ENVIRONMENTAL RESTORATION COSTS

The deferred environmental restoration costs regulatory asset represents Niagara Mohawk's share of the estimated costs to investigate and perform certain remediation activities at both Niagara Mohawk-owned sites and non-owned sites with which it may be associated. Niagara Mohawk has recorded a regulatory asset representing the remediation obligations to be recovered from ratepayers. PowerChoice and Niagara Mohawk's gas rates decisions provide for the recovery of these costs over the settlement periods. Niagara Mohawk believes future costs, beyond the settlement periods, will continue to be recovered in rates. See Note
8. - Environmental Contingencies.

DEFERRED LOSS ON THE SALE OF ASSETS

PowerChoice requires Niagara Mohawk to divest its portfolio of fossil and hydro generation assets. During 1999, Niagara Mohawk completed the sale its hydroelectric generation plants, its two coal-fired generation plants and its Oswego oil and gas-fired plant for $860 million. These assets had a combined net book value of $956.8 million (including materials and supplies and fuel) at the time of their sale. In addition, there were purchase price adjustments of $26.7 million, primarily due to a lower amount of fuel being delivered to the new owners of the Oswego generation assets than originally anticipated and provided for in the sales agreement.

On October 6, 1999, Niagara Mohawk announced an agreement to sell its Albany oil and gas-fired plant to PSEG Power LLC ("PSEG") for $47.5 million. The 400 MW Albany plant has a net book value of approximately $32.0 million (including materials and supplies and fuel) as of December 31, 1999. Niagara Mohawk could also receive up to an additional $11.5 million if PSEG chooses to pursue the redevelopment of the Albany plant and the redevelopment is in service by July 1, 2003. The agreement with PSEG includes a "Post Closing Property Tax Adjustment" to be settled on the first ten anniversaries of the closing date. If actual annual property taxes exceed a predetermined amount, Niagara Mohawk will pay PSEG. If the property taxes are lower, then PSEG will pay Niagara Mohawk. The predetermined amount is based upon the taxes paid by Niagara Mohawk at the time of the sale, which should approximate $6.7 million. During the ten years, the predetermined amount will be lowered by $0.5 million each year. Niagara Mohawk is pursuing a reduction in the taxes paid on the facility. No amount has been reflected in the anticipated proceeds from the sale of Albany for the redevelopment fee or the post closing property tax adjustment. Niagara Mohawk expects to complete the Albany sale transaction in the first quarter of 2000.

The sale of the Roseton Steam Station, of which Niagara Mohawk owns 25%, is being pursued by Central Hudson. The remaining ownership interests are Central Hudson, the operator of the plant (35%), and Consolidated Edison Company of New York, Inc. (40%). Although Central Hudson stated that it expects to sell this plant by early 2001, to assure divestiture of this asset, Niagara Mohawk entered into an agreement with Central Hudson, subject to regulatory approval, to sell its interest in the plant to Central Hudson at approximately net book value by no later than January 1, 2003. Niagara Mohawk's share of the plant has a net book value of approximately $40.8 million (which includes materials and supplies and fuel) as of December 31, 1999.

The following table summarizes Niagara Mohawk's electric plant assets as of December 31, 1999 and 1998, showing the impact on Niagara Mohawk's electric plant from the completed sales through December 31, 1999:


                                       DECEMBER 31,          December 31,
                                           1999                  1998
                                 ORIGINAL    NET BOOK    Original    Net Book
PLANT TYPE                         COST        VALUE       Cost       Value
-----------------------------  ----------  ----------  ----------  -----------
Unit 1 *                       $1,504,718  $  957,884  $1,503,833  $  985,141
Unit 2 *                          749,204     476,934     748,763     490,504
Albany                            126,147      27,202     130,476      29,319
Roseton                            92,544      34,448      91,871      36,842
Dunkirk                                 -           -     274,737     140,878
Huntley                                 -           -     399,660     204,868
Oswego                                  -           -     622,953     299,743
Hydro                                   -           -     448,212     214,351
                               ----------  ----------  ----------  ----------
   Total generation             2,472,613   1,496,468   4,220,505   2,401,646
Transmission and
   Distribution                 4,277,210   2,862,408   4,142,255   2,795,782
Other/General                     471,939     313,115     463,890     331,878
                               ----------  ----------  ----------  ----------

Total Electric Plant           $7,221,762  $4,671,991  $8,826,650  $5,529,306
                               ==========  ==========  ==========  ==========

    * - Excludes nuclear fuel


The PowerChoice agreement provides for deferral and future recovery of net losses, if any, resulting from the sale of the fossil and hydro generation asset portfolio. As of December 31, 1999, Niagara Mohawk has recorded a regulatory asset of $135.2 million for the net loss on the sale of its two coal-fired generation plants, its hydro generation assets, and its oil and gas fired plant at Oswego, which includes $3.0 million in employee-related severance costs. The net loss is included in Niagara Mohawk's balance sheet as "Deferred Loss on the Sale of Assets." In accordance with PowerChoice, Niagara Mohawk will not earn a return on the deferred loss during the PowerChoice period. The amount of this regulatory asset is subject to change as a result of post closing adjustments on the sales, transaction costs, the accounting treatment relating to the hydro PPAs, the amount of severance and other costs and the outcome of the sale of the remaining fossil assets. Niagara Mohawk has petitioned the PSC to defer, as part of the regulatory asset associated with the sale of the fossil and hydro generation assets, the amount by which the actual amount incurred on the hydro PPAs exceeds the forecasted amount reflected in PowerChoice. After all the fossil and hydro sales transactions have been completed, Niagara Mohawk estimates that it will have a net loss (stranded costs) of approximately $150 million, including an estimate of the future deferrable hydro payments. Niagara Mohawk is required to submit to the PSC a final accounting of the costs and proceeds from the sale of its assets upon completion of the final sale. Niagara Mohawk will begin recovery of the loss in 2003, over a period not to exceed the average remaining life of the assets sold, estimated at 20 years. Niagara Mohawk has earned an incentive as provided for in PowerChoice of $9.0 million based on the asset sales concluded in 1999, which is reflected in income in 1999 and is recorded as an other regulatory asset in the Consolidated Balance Sheets. An additional incentive is expected to be earned upon the completion of the remaining assets sales of approximately $6.0 million. Niagara Mohawk will begin recovery of this amount in 2001, over a period not to exceed 5 years.

Niagara Mohawk has also announced an agreement to sell its nuclear generation assets. Niagara Mohawk estimates its net loss from the nuclear sale to be in the range of $1,800 to $1,850 million. Niagara Mohawk has petitioned the PSC for approval to defer this net loss for future recovery, which approval is a condition of the closing of the sale of the nuclear assets. See Note 3. - Nuclear Operations, for a complete discussion regarding this announced sale of Niagara Mohawk's nuclear generation assets and its regulatory treatment.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The postretirement benefits other than pensions regulatory asset represent the excess of such costs recognized in accordance with SFAS No. 106 over the amount received in rates. In accordance with a PSC policy statement, postretirement benefit costs other than pensions were phased into rates generally over a five-year period and amounts deferred are being amortized and recovered over a period of approximately 15 years.

UNAMORTIZED DEBT EXPENSE

The unamortized debt expense regulatory asset represents the costs to issue and redeem certain long-term debt securities, which were retired prior to maturity. These amounts are amortized as interest expense ratably over the lives of the related issues in accordance with PSC directives.

OTHER

Included in the other regulatory asset is the accumulation of numerous miscellaneous regulatory deferrals, including the deferral of nuclear outage costs, uncollectible accounts receivable, nuclear decontamination and decommissioning fund costs, and income earned on gas rate sharing mechanisms.

The EITF of the FASB reached a consensus on Issue No. 97-4 "Deregulation of the Pricing of Electricity - Issues Related to the Application of SFAS No. 71 and SFAS No. 101" in July 1997. EITF 97-4 does not require a company to earn a return on regulatory assets that arise from a deregulating transition plan in assessing the applicability of SFAS No. 71. Niagara Mohawk believes that the regulated cash flows to be derived from prices it will charge for electric service over the next ten years, including the Competitive Transition Charge ("CTC") assuming no unforeseen reduction in demand or bypass of the CTC or exit fees, will be sufficient to recover the MRA regulatory asset and to provide recovery of and a return on the remainder of its assets, as appropriate. In the event Niagara Mohawk determines, as a result of lower than expected revenues and/or higher than expected costs, that its net regulatory assets are not probable of recovery, it can no longer apply the principles of SFAS No. 71 and would be required to record an after-tax non-cash charge against income for any remaining unamortized regulatory assets and liabilities. If Niagara Mohawk could no longer apply SFAS No. 71, the resulting charge would be material to Holdings and Niagara Mohawk's reported financial condition and results of operations and adversely effect Niagara Mohawk's, and therefore, Holdings' ability to pay dividends.

Under PowerChoice, Niagara Mohawk's remaining electric business (electric transmission, distribution and nuclear business) will continue to be rate-regulated on a cost-of-service basis and, accordingly, Niagara Mohawk continues to apply SFAS No. 71 to these businesses. Also, Niagara Mohawk's IPP contracts, including those restructured under the MRA, as well as the PPAs entered into in connection with the generation divestiture, will continue to be the obligations of the regulated business.

NOTE 3.  NUCLEAR OPERATIONS

Niagara Mohawk is the owner and operator of the 613 MW Unit 1 and the operator and a 41% co-owner of the 1,143 MW Unit 2. The remaining ownership interests are Long Island Power Authority (LIPA) - 18%; NYSEG - 18%; Rochester Gas and Electric Corporation (RG&E) - 14%; and Central Hudson - 9%. Unit 1 was placed in commercial operation in 1969 and Unit 2 in 1988.

ANNOUNCED SALE: On June 24, 1999, Niagara Mohawk announced an agreement to sell its nuclear assets to AmerGen Energy Company, LLC ("AmerGen"), a joint venture of PECO Energy Company and British Energy, for approximately $135 million, which is subject to price adjustments depending on the time of closing. Along with the asset purchase agreement, Niagara Mohawk also signed PPAs with AmerGen to purchase energy and capacity at negotiated prices. See
Note 8 for a further discussion of these PPAs under "Long term contracts for the purchase of electric power."

New York State Electric and Gas Corporation is also a party to the agreement and has agreed to sell its 18% share of Unit 2 to AmerGen. The sale to AmerGen was subject to a previously existing agreement among the five co-owners of Unit 2 that gives the co-owners the right to match a third-party purchase offer made for any share of the plant. On December 21, 1999, RG&E, a 14% co-owner, submitted a notice stating it would match the AmerGen agreement.

As a condition of the sale transaction, Niagara Mohawk will pre-fund its nuclear decommissioning trust funds (discussed below) at the closing to a predetermined amount (which amount is contingent upon tax rulings and the closing date). The trust funds will be transferred to the buyer at the closing, and the buyer will assume full responsibility for the decommissioning of Unit 1 and its ownership share of Unit 2. If the sale occurs on July 1, 2000, Niagara Mohawk estimates that it will be required to make additional contributions to the decommissioning trust funds of approximately $90 million.

At December 31, 1999, the net book value of Niagara Mohawk's nuclear generation assets (including materials, supplies and nuclear fuel) was approximately
$1.6 billion, excluding the reserve for decommissioning. In addition, Niagara Mohawk has other nuclear-related assets of approximately $0.5 billion. These assets include the decommissioning trusts and regulatory assets, primarily related to the flow-through to customers of prior income tax benefits.

Niagara Mohawk estimates its net loss (stranded costs) from the nuclear sale to be in the range of $1,800 to $1,850 million. Niagara Mohawk has petitioned the PSC for approval to defer this net loss for future recovery, which approval is a condition of the closing of the sale of the nuclear assets. Accordingly, Niagara Mohawk would record a regulatory asset for the amount of the actual net loss upon the closing of the sale. The recording of the regulatory asset is ultimately conditioned on an assessment by Niagara Mohawk that the amounts are probable of future recovery in rates and that the rates ultimately approved by the PSC can be charged to and collected from customers without unanticipated reduction in demand.

The amount of the net loss on the sale of the nuclear assets is subject to change as a result of closing price adjustments, transaction costs and the final amount needed to pre-fund the decommissioning trust funds. The estimated range of loss excludes any accounting requirements relating to the nuclear PPAs. Niagara Mohawk has proposed to recover the regulatory asset, plus a return on the unamortized balance over a period not to exceed 15 years beginning in 2000, with a significant portion of the recovery likely to occur in years subsequent to the MRA regulatory asset amortization. Niagara Mohawk's current rate structure includes recovery and a return on the nuclear assets. Niagara Mohawk proposes to recover a return on and a return of stranded nuclear costs within the rate structures contained in its PowerChoice agreement. This sale is also contingent upon approval by, among others, the PSC, NRC, IRS, and the SEC.

Niagara Mohawk originally requested PSC approval by December 1999 and has filed an application with the NRC to transfer the licenses to AmerGen. It is unlikely that any sale will close prior to the planned Unit 2 refueling and maintenance outage scheduled to begin in March 2000. A delay in the sale through the planned outage would result in an increase in the purchase price of Unit 2 as specified in the agreement to reflect the estimated costs of the refueling and maintenance outage. The sale price of Unit 1 decreases if the sale occurs after the Unit 2 refueling and maintenance outage. Until the sale is closed, Niagara Mohawk generally bears the risks associated with unexpected costs of the refueling outage at Unit 2 and any unscheduled outages at both units, including investigations and unexpected maintenance and capital costs. The purchase agreement terminates if the sale has not occurred before September 1, 2000. In the event that the sale of the nuclear assets does not occur, Niagara Mohawk will continue to recover the costs to run the nuclear generation plants in its PowerChoice rates. In addition, Niagara Mohawk would continue to participate in the PSC regulatory proceeding regarding the future of nuclear assets in New York State. On October 27, 1999, the FERC approved the sale of the transmission assets connected to the nuclear plants to AmerGen. On January 26, 2000, the PSC Staff had informed the ALJ and all parties, including Niagara Mohawk, that they believed the terms of the proposed nuclear sale were not in the public interest. The PSC Staff is continuing its discussions with AmerGen, as well as exploring other options, including giving other interested parties the opportunity to put forth competing proposals. Niagara Mohawk cannot predict the outcome of this proceeding, but is committed to pursue the sale of Unit 1 and Unit 2.

Upon closing of the sale of the nuclear assets, Niagara Mohawk will continue to be liable for all spent nuclear fuel fees associated with electricity generated and sold and Unit 1 and Unit 2, prior to the closing. See "Nuclear Fuel Disposal Cost" for a discussion of the Nuclear Waste Policy Act of 1982 and Niagara Mohawk's determination of liability. This liability will remain with Niagara Mohawk until the DOE provides disposal facilities. Niagara Mohawk also retains liability for changes enacted prior to closing, if any, in the disposal fees already paid to the DOE for fuel burned from 1983 through closing of the sale or in the pre-1983 liability. Niagara Mohawk has recovered these costs in rates in the past and believes that any increases in these costs would ultimately be included in the rate process.

NUCLEAR PLANT DECOMMISSIONING: If the sale does not occur, Niagara Mohawk estimates its site specific costs for decommissioning Unit 1 and its ownership interest in Unit 2 at December 31, 1999 are as follows:


                                   Unit 1            Unit 2
                              --------------     -------------
Site Study (year). . . . . .       1995              1995
End of Plant Life (year) . .       2009              2026
Radioactive Dismantlement
   to Begin (year) . . . . .         *               2028
Method of Decommissioning. .         *             Immediate
                                                 Dismantlement

Cost of Decommissioning
(in January 2000 dollars). .        In millions of dollars

Radioactive Components . . .         *           $      214
Non-radioactive Components .         *                   52
Fuel Dry Storage/Continuing
   Care. . . . . . . . . . .         *                   46
                                                  --------------
                                                  $      312
                                                  ==============


* Niagara Mohawk has not made a final decision on the timing of decommissioning for Unit 1. Decommissioning could occur immediately after end of license shutdown in 2009 or coincident with Unit 2 decommissioning which would commence in 2026. The cost of decommissioning Unit 1 in January 2000 dollars is estimated to be $594 million for immediate dismantlement or $724 million for delayed dismantlement. Projected earnings from the decommissioning fund are expected to approximate the cost impact of inflation and continuing care under a delayed scenario. The final decision to decommission Unit 1 immediately after shutdown or to delay will occur much closer to the end of license shutdown date of 2009 so that Niagara Mohawk can adequately evaluate the variables that could impact total costs. These variables include but are not limited to the inflation projections, actual earnings rate on the decommissioning fund, the uncertainty of the availability of a low level waste disposal site and the DOE acceptance date and rate of spent fuel disposal.

Niagara Mohawk estimates that by the time decommissioning is completed, the above costs will ultimately amount to $1.0 billion (immediate dismantlement) or $1.7 billion (delayed dismantlement) for Unit 1 and $0.9 billion for Niagara Mohawk's share of Unit 2, using approximately 3.5% as an annual inflation factor.

In addition to the costs mentioned above, Niagara Mohawk would expect to incur post-shutdown costs for plant ramp down, insurance and property taxes. In 2000 dollars, these costs are expected to amount to $117 million (immediate dismantlement) or $127 million (delayed dismantlement) for Unit 1 and $65 million for Niagara Mohawk's share of Unit 2. The amounts will escalate to $193 million (immediate dismantlement) or $210 million (delayed dismantlement) and $190 million for Unit 1 and Niagara Mohawk's share of Unit 2, respectively, by the time decommissioning is expected to be completed.

NRC regulations require owners of nuclear power plants to place funds into an external trust to provide for the cost of decommissioning radioactive portions of nuclear facilities and establish minimum amounts that must be available in such a trust at the time of decommissioning. The allowance for Unit 1 and Niagara Mohawk's share of Unit 2 was approximately $28 million for the year ended December 31, 1999. PowerChoice permits rate recovery for all radioactive and non-radioactive cost components for both units, including post-shutdown costs, based upon the amounts estimated in the 1995 site specific studies described above, which are higher than the NRC minimum. The annual decommissioning allowance (which includes funds to be placed into the external trust plus internal reserves) for 2000 will increase to $43.3 million of which $28 million is for radioactive components and $15.3 million is for non-radioactive components. There is no assurance that the decommissioning allowance recovered in rates will ultimately aggregate a sufficient amount to decommission the units. Niagara Mohawk believes that if decommissioning costs are higher than currently estimated, the costs would ultimately be included in the rate process.

Decommissioning costs recovered in rates are reflected in "Accumulated depreciation and amortization" on the balance sheet and amount to $353.1 million and $315.5 million at December 31, 1999 and 1998, respectively for both units. Additionally at December 31, 1999, the fair value of funds accumulated in Niagara Mohawk's external trusts were $210.2 million for Unit 1 and $70.9 million for its share of Unit 2. The trusts are included in "Other Property and Investments." Earnings on the external trust aggregated $45.3 million through December 31, 1999, and because the earnings are available to fund decommissioning, have also been included in "Accumulated depreciation and amortization." For a further discussion on the earnings on the external trust, see Note 9. Amounts recovered for non-radioactive dismantlement are accumulated in an internal reserve fund, which has an accumulated balance of $65 million at December 31, 1999.

NUCLEAR LIABILITY INSURANCE: The Atomic Energy Act of 1954, as amended, requires the purchase of nuclear liability insurance from the Nuclear Insurance Pools in amounts as determined by the NRC. At the present time, Niagara Mohawk maintains the required $200 million of nuclear liability insurance.

With respect to a nuclear incident at a licensed reactor, the statutory limit for the protection of the public under the Price-Anderson Amendments Act of 1988, which is in excess of the $200 million of nuclear liability insurance, is currently $8.89 billion without the 5% surcharge discussed below. This limit would be funded by assessments of up to $83.9 million for each of the 106 presently licensed nuclear reactors in the United States, payable at a rate not to exceed $10 million per reactor, per year, per incident. Such assessments are subject to periodic inflation indexing and to a 5% surcharge if funds prove insufficient to pay claims. With the 5% surcharge included, the statutory limit is $9.34 billion.

Niagara Mohawk's interest in Units 1 and 2 could expose it to a maximum potential loss, for each accident, of $124.2 million (with 5% assessment) through assessments of $14.1 million per year in the event of a serious nuclear accident at its own or another licensed U.S. commercial nuclear reactor. The amendments also provide, among other things, that insurance and indemnity will cover precautionary evacuations, whether or not a nuclear incident actually occurs.

This liability will transfer to the purchaser of the nuclear generation assets.

NUCLEAR PROPERTY INSURANCE: The Nine Mile Point Nuclear Site has $500 million primary nuclear property insurance with the American Nuclear Insurers (ANI). In addition, there is $2.25 billion in excess of the $500 million primary nuclear insurance with Nuclear Electric Insurance Limited ("NEIL"). The total nuclear property insurance is $2.75 billion. NEIL also provides insurance coverage against the extra expense incurred in purchasing replacement power during prolonged accidental outages. The insurance provides coverage for outages for 162 weeks, after a 12- week waiting period. NEIL insurance is subject to retrospective premium adjustment under which Niagara Mohawk could be assessed up to approximately $8.8 million per loss.

Upon the completion of the sale of the nuclear generation assets, and for up to a period of 6 years following the sale, Niagara Mohawk will still be liable for retrospective premium adjustments that are associated with NEIL losses that occurred prior to the date of the sale. As of December 31, 1999, Niagara Mohawk has not been made aware of any material retrospective premium adjustments.

LOW LEVEL RADIOACTIVE WASTE: Niagara Mohawk currently uses the Barnwell, South Carolina waste disposal facility for low level radioactive waste. However, continued access to Barnwell is not assured, and Niagara Mohawk has implemented a low level radioactive waste management program so that Unit 1 and Unit 2 are prepared to properly handle interim on-site storage of low level radioactive waste for at least a ten-year period.

Under the Federal Low Level Waste Policy Amendment Act of 1985, New York State was required by January 1, 1993 to have arranged for the disposal of all low level radioactive waste within the state or in the alternative, contracted for the disposal at a facility outside the state. To date, New York State has made no funding available to support siting for a disposal facility.

NUCLEAR FUEL DISPOSAL COST: In January 1983, the Nuclear Waste Policy Act of 1982 (the "Nuclear Waste Act") established a cost of $.001 per KWh of net generation for current disposal of nuclear fuel and provides for a determination of Niagara Mohawk's liability to the DOE for the disposal of nuclear fuel irradiated prior to 1983. The Nuclear Waste Act also provides three payment options for liquidating such liability and Niagara Mohawk has elected to delay payment, with interest, until the year in which Niagara Mohawk initially plans to ship irradiated fuel to an approved DOE disposal facility. Progress in developing the DOE facility has been slow and it is anticipated that the DOE facility will not be ready to accept deliveries until at least 2010. In July 1996, the United States Circuit Court of Appeals for the District of Columbia ruled that the DOE had an obligation to accept spent fuel from the nuclear industry by January 31, 1998 even though a permanent storage site would not be ready by then. The DOE did not appeal this decision. On January 31, 1997, Niagara Mohawk joined a number of other utilities, states, state agencies and regulatory commissions in filing a suit in the U.S. Court of Appeals for the District of Columbia against the DOE. The suit requested the court to suspend the utilities payments into the Nuclear Waste Fund and to place future payments into an escrow account until the DOE fulfills its obligation to accept spent fuel. The DOE did not meet its January 31, 1998 deadline and indicated it was not obligated to provide a financial remedy for delay. On November 14, 1997 the United States Court of Appeals for the District of Columbia Circuit issued a writ of mandamus precluding DOE from excusing its own delay on the grounds that it has not yet prepared a permanent repository or interim storage facility. On December 11, 1997, 27 utilities, including Niagara Mohawk, petitioned the DOE to suspend their future payments to the Nuclear Waste Fund until the DOE begins moving fuel from their plant sites. The petition further sought permission to escrow payments to the waste fund beginning in February 1998. On January 12, 1998, the DOE denied the petition. In 1998, both the House and the U.S. Senate passed legislation to reform the federal government's spent nuclear fuel disposal policy. This legislation authorized DOE to construct an interim spent fuel storage facility to accommodate acceptance of spent fuel beginning no later than June 2003. Additionally, this legislation required the payment of one-time fees by electric utilities for the disposal of fuel irradiated prior to 1983 to be paid to the Nuclear Waste Fund no later than September 30, 2001. However, this legislation was never sent to the President for approval. As of December 31, 1999, Niagara Mohawk has recorded a liability of $126.0 million in other long-term debt for the disposal of nuclear fuel irradiated prior to 1983.

Niagara Mohawk has several alternatives under consideration to provide additional spent fuel storage facilities, as necessary. Each alternative will likely require NRC approval, may require other regulatory approvals and would likely require incurring additional costs, which Niagara Mohawk has included in its decommissioning estimates for both Unit 1 and its share of Unit 2. Niagara Mohawk does not believe that the possible unavailability of the DOE disposal facility until 2010 will inhibit operation of either Unit.

NOTE 4.  CAPITALIZATION

HOLDINGS CAPITAL STOCK

Holdings is authorized to issue 300,000,000 shares of common stock, $0.01 par value. In addition, Holdings is authorized to issue 50,000,000 shares of preferred stock, $0.01 par value. The table below summarizes changes in the capital stock issued and outstanding and the related capital account for 1999:


                                                                         Capital Stock   Accumulated
                                    Common Stock           Treasury       Premium and       Other
                                   $0.01 Par Value           Stock           Expense    Comprehensive
                               Shares         Amount*       (at cost) *       (Net) *       Income *
--------------------------  --------------  -------------  ---------------  -----------  -----------
DECEMBER 31, 1998 (a). . .              -   $          -   $            -   $        -   $      -
Exchange (a) . . . . . . .    187,364,863          1,874                     2,548,022    (29,722)
Issued by subsidiary . . .                                                      (1,479)
Redemptions by subsidiary.                                                          87
Treasury stock, at cost. .    (10,000,000)                       (157,167)
Other comprehensive
   income adjustments. . .                                                                  3,521
                            --------------  -------------  ---------------  -----------  -----------
DECEMBER 31, 1999. . . . .    177,364,863   $      1,874   $     (157,167)  $2,546,630   $(26,201)
                            ==============  =============  ===============  ===========  =========


* In thousands of dollars

(a) On March 18, 1999, the common stock of Niagara Mohawk was exchanged on a share for share basis with Holdings (see Note 1).

The cumulative amount of foreign currency translation adjustment was $(21,048), the unrealized gain on securities was $814 and the additional minimum pension liability was $5,967 at December 31, 1999.

NIAGARA MOHAWK CAPITAL STOCK


Niagara Mohawk is authorized to issue 250,000,000 shares of common stock, $1 par value; 3,400,000 shares of preferred stock, $100 par value; 19,600,000 shares of preferred stock, $25 par value; and 8,000,000 shares of preference stock, $25 par value. The table below summarizes changes in the capital stock issued and outstanding and the related capital accounts for 1997, 1998, and 1999:

                                                                                  Preferred Stock
                                                    -----------------------------------------------------------------------------
                               Common Stock                    $100 Par Value                          $25 Par Value
                               $1 Par Value                         Non-                                     Non-
                           Shares       Amount*       Shares     Redeemable*  Redeemable*   Shares        Redeemable* Redeemable*
                         -----------------------    -------------------------------------   --------------------------------------
DECEMBER 31, 1996 . .    144,365,214   $ 144,365    2,340,000   $  210,000  $ 24,000 (a)    12,064,005     $230,000   $ 71,600 (a)
Issued. . . . . . . .         54,137          54            -            -         -                 -            -          -
Redemptions . . . . .                                 (18,000)           -    (1,800)         (282,801)           -     (7,070)
Other comprehensive
   income adjustments
                         -----------   ---------    ----------  ----------  ---------       -----------    --------   ---------
DECEMBER 31, 1997 . .    144,419,351   $ 144,419    2,322,000   $  210,000  $ 22,200 (a)    11,781,204     $230,000   $ 64,530 (a)
Issued. . . . . . . .     42,945,512      42,946            -            -         -                 -           -           -
Redemptions . . . . .                                 (18,000)           -    (1,800)         (332,801)          -      (8,320)
Other comprehensive
   income adjustments
                         -----------   ---------    ----------  ----------  ---------       -----------    --------   ---------
DECEMBER 31, 1998 . .    187,364,863   $ 187,365    2,304,000   $  210,000  $ 20,400 (a)    11,448,403     $230,000   $ 56,210 (a)
Issued. . . . . . . .                                       -            -         -         3,000,000 (c)  150,000          -
Redemptions . . . . .                                 (18,000)           -    (1,800)       (6,232,801)(c) (150,000)    (5,820)
Repurchased Holdings'
   common stock . . .
Dividend of Opinac. .
Other comprehensive
   income adjustments
                         -----------   ---------    ----------  ----------  ---------       -----------    --------   --------
DECEMBER 31, 1999 . .    187,364,863   $ 187,365    2,286,000   $  210,000  $ 18,600 (a)     8,215,602     $230,000   $ 50,390 (a)
                         ===========   =========    ==========  ==========  =========       ===========    ========   ========

                         Capital Stock    Accumulated       Repurchased
                          Premium and        Other           Holdings'
                            Expense      Comprehensive        Common
                             (Net)*         Income*            Stock
                          ---------------------------------------------
DECEMBER 31, 1996 . .     $1,798,366       ($14,641)                $0
Issued. . . . . . .              426
Redemptions                       98
Other comprehensive
   income adjustments                        (4,561)
                          ----------       ---------         ---------
DECEMBER 31, 1997 . .     $1,798,890       ($19,202)                $0
Issued. . . . . . . .        563,540
Redemptions                      101
Other comprehensive
   income adjustments                        (6,592)
                          ----------       ---------         ---------
DECEMBER 31, 1998 . .     $2,362,531        ($25,794)               $0
Issued. . . . . . . .         (1,479)
Redemptions . . . . .             87
Repurchased Holdings'
   common stock                                              ($157,167)
Dividend of Opinac                           25,186 (b)
Other comprehensive
   income adjustments                        (4,545)
                          ----------       ---------         ----------
DECEMBER 31, 1999 .       $2,361,139        ($5,153)         ($157,167)
                          ==========       =========         ==========


*  In thousands of dollars

(a)  Includes sinking fund requirements due within one year.
(b) On March 31, 1999, Niagara Mohawk distributed its ownership interest in the stock of Opinac as a dividend to Holdings. As a result, the accumulated other comprehensive income of Opinac of $25,186 million, which is entirely made up of foreign currency translation adjustment, is no longer included in Niagara Mohawk's "Accumulated Other Comprehensive Income." (See Note 1)
(c) The fixed-adjustable rate preferred stock issued during 1999 has a $25 par value with a $50 liquidation preference.

The cumulative amount of unrealized gain on securities was $814 and the additional minimum pension liability was $5,967 at December 31, 1999.

Niagara Mohawk has been reviewing its capital structure in light of its scheduled debt reduction program, its divestiture of its electric generation and the changing industry. As a result, Niagara Mohawk filed two petitions with the PSC on July 1, 1999. The PSC approved the petitions on September 22, 1999 as follows:

- REFINANCE NIAGARA MOHAWK PREFERRED STOCK - The PSC approved Niagara Mohawk's petition to issue up to $350 million in preferred stock to refinance existing preferred stock outstanding through December 31, 2000. During November 1999, Niagara Mohawk completed the sale of $150 million of fixed-adjustable rate preferred stock (Series D) at a fixed rate of 6.9% for the first five years. The 3 million shares of fixed-adjustable rate preferred stock has a $25 par value with a $50 liquidation preference. Niagara Mohawk used the proceeds from the sale to redeem its 9.5% series of $25 par value optionally-redeemable preferred stock on December 31, 1999.

- PURCHASE OF HOLDINGS' COMMON STOCK - The PSC approved Niagara Mohawk's petition to purchase up to $800 million of Holdings' common stock. Holdings' Board of Directors has approved a program to repurchase 20 million shares through December 31, 2001.

   During the third quarter of 1999, Niagara Mohawk entered into two agreements, which expire in less than one year, whereby two agents would purchase up to 9 million shares of Holdings' common stock on Niagara Mohawk's behalf. At any time prior to the expiration of these agreements, Niagara Mohawk can repurchase the common stock from the agents and is required to reimburse these agents (in stock and/or cash) for the costs they incurred to buy the stock plus a carrying charge. The two agents have incurred a total of approximately $140.3 million to purchase the 9 million shares. During December 1999, Niagara Mohawk purchased 4 million shares from one of the agents for approximately $64.3 million, including fees paid to the agent.
   The remaining 5 million shares repurchased by the other agent, but not yet paid for by Niagara Mohawk (with the exception of $1.4 million in carrying charges) remain in the number of shares outstanding in computing Holdings' earnings per share.

   During the fourth quarter of 1999, Niagara Mohawk repurchased an additional 6 million shares of Holdings' common stock on the open market for approximately $91.5 million, including fees.

NIAGARA MOHAWK NON-REDEEMABLE PREFERRED STOCK
(Optionally Redeemable)

Niagara Mohawk had certain issues of preferred stock, which provide for optional redemption at December 31, as follows:

                                                        Redemption price
                                                            per share
                              In thousands of dollars    (Before adding
 Series     Shares              1999       1998       accumulated dividends)
----------------------------------------------------------------------------
PREFERRED $100 PAR VALUE:
  3.40%     200,000          $ 20,000    $ 20,000         $103.50
  3.60%     350,000            35,000      35,000          104.85
  3.90%     240,000            24,000      24,000          106.00
  4.10%     210,000            21,000      21,000          102.00
  4.85%     250,000            25,000      25,000          102.00
  5.25%     200,000            20,000      20,000          102.00
  6.10%     250,000            25,000      25,000          101.00
  7.72%     400,000            40,000      40,000          102.36

PREFERRED $25 PAR VALUE:

  9.50%   6,000,000                 -     150,000

Adjustable Rate -
Series A  1,200,000            30,000      30,000           25.00
Series C  2,000,000            50,000      50,000           25.00
Series D  3,000,000           150,000           -           50.00
                             ---------   ---------

                             $440,000    $440,000
                             =========   =========


NIAGARA MOHAWK MANDATORILY REDEEMABLE PREFERRED STOCK

At December 31, Niagara Mohawk had certain issues of preferred stock, as detailed below, which provide for mandatory and optional redemption. These series require mandatory sinking funds for annual redemption and provide optional sinking funds through which Niagara Mohawk may redeem, at par, a like amount of additional shares (limited to 120,000 shares of the 7.45% series). The option to redeem additional amounts is not cumulative.

                                                                                    Redemption price
                                                                                        per share
                                                                                      (Before adding
                                                                                   accumulated dividends)
                                    Shares            In thousands of dollars             Eventual
        Series                  1999        1998        1999        1998        1999       Minimum
----------------------------------------------------------------------------------------------------------
PREFERRED $100 PAR VALUE:
       7.45%                   186,000     204,000     $18,600     $20,400    $ 101.21      $100.00

PREFERRED $25 PAR VALUE:
       7.85%                   365,602     548,403       9,140      13,710       25.00        25.00
Adjustable Rate -
   Series B. . . . . . . .   1,650,000   1,700,000      41,250      42,500       25.00        25.00
                                                       -------     -------

                                                        68,990      76,610
Less sinking fund requirements                           7,620       7,620
                                                       -------     --------

                                                       $61,370     $68,990
                                                       =======     ========


Niagara Mohawk's five-year mandatory sinking fund redemption requirements for preferred stock are as follows:

 Redemption
 Requirement
(in thousands)
--------------

2000  $7,620
2001   7,620
2002   3,050
2003   3,050
2004   3,050

NIAGARA MOHAWK LONG-TERM DEBT

Long-term debt at December 31, consisted of the following:

                              In thousands of dollars
Series                       Due      1999         1998
--------------------------  ------------------------------
FIRST MORTGAGE BONDS:
9 1/2%                      2000   $ 150,000    $ 150,000
6 7/8%                      2001     210,000      210,000
9 1/4%                      2001     100,000      100,000
5 7/8%                      2002     230,000      230,000
6 7/8%                      2003      85,000       85,000
7 3/8%                      2003     220,000      220,000
8%                          2004     232,425      300,000
6 5/8%                      2005     110,000      110,000
9 3/4%                      2005     137,981      150,000
7 3/4%                      2006     275,000      275,000
*6 5/8%                     2013      45,600       45,600
9 1/2%                      2021           -      150,000
8 3/4%                      2022     136,597      150,000
8 1/2%                      2023     146,020      165,000
7 7/8%                      2024     170,257      210,000
*5.15%                      2025      75,000       75,000
*7.2%                       2029     115,705      115,705
                                   ----------   ----------
Total First Mortgage Bonds         2,439,585    2,741,305
                                   ----------   ----------
SENIOR NOTES:
6 1/2%                      1999           -      300,000
7%                          2000     340,244      450,000
7 1/8%                      2001     302,439      400,000
7 1/4%                      2002     302,439      400,000
7 3/8%                      2003     302,439      400,000
7 5/8%                      2005     302,439      400,000
7 3/4%                      2008     600,000      600,000
8 1/2%                      2010     500,000      500,000
Unamortized discount
  on 8 1/2% Senior Note. .          (126,374)    (156,216)
                                   ----------   ----------
Total Senior Notes . . . .         2,523,626    3,293,784
                                   ----------   ----------

PROMISSORY NOTES:
*Adjustable Rate Series due
2015                                 100,000      100,000
2023                                  69,800       69,800
2025                                  75,000       75,000
2026                                  50,000       50,000
2027                                  25,760       25,760
2027                                  93,200       93,200
TERM LOAN AGREEMENT                  105,000      105,000
UNSECURED  NOTES  PAYABLE:
  Medium  Term  Notes, Various
  rates, due 2000-2004                    -        20,000
OTHER                                186,902      174,462
UNAMORTIZED PREMIUM (DISCOUNT)       (12,545)     (18,846)
                                   ----------   ----------
 TOTAL LONG-TERM DEBT              5,656,328    6,729,465
Less long-term debt due
  within one year                    613,740      312,240
                                   ----------  -----------
                                  $5,042,588   $6,417,225
                                  ===========  ===========

*  Tax-exempt pollution control related issues


Niagara Mohawk's long-term debt increased significantly upon the closing of the MRA on June 30, 1998. The MRA was largely financed through the Senior Notes. The Senior Notes are unsecured obligations of Niagara Mohawk and rank pari passu in right of payment to its First Mortgage Bonds, the senior bank financing and unsecured medium term notes.

Niagara Mohawk is obligated to use 85% of the net proceeds of the sales of the generation assets to reduce its senior debt outstanding within 180 days after the receipt of such proceeds. To date, Niagara Mohawk has received $860 million on the sale of its two coal-fired generation plants, its hydro electric generation plants, and its oil and gas-fired plant in Oswego. During 1999 Niagara Mohawk redeemed approximately $1.1 billion in debt using the proceeds from the assets sales and from improved cash flow. See Notes 2 and 3 for a discussion of the status of the remaining generation asset sales.

Several series of First Mortgage Bonds and Promissory Notes were issued to secure a like amount of tax-exempt revenue bonds issued by NYSERDA. Approximately $414 million of such securities bear interest at a daily adjustable interest rate (with an option to convert to other rates, including a fixed interest rate which would require Niagara Mohawk to issue First Mortgage Bonds to secure the debt) which averaged 3.23% for 1999 and 3.39% for 1998 and are supported by bank direct pay letters of credit. Pursuant to agreements between NYSERDA and Niagara Mohawk, proceeds from such issues were used for the purpose of financing the construction of certain pollution control facilities at Niagara Mohawk's generation facilities or to refund outstanding tax-exempt bonds and notes (see Note 5).

Other long-term debt in 1999 consists of obligations under capital leases of approximately $22.1 million, a liability to the DOE for nuclear fuel disposal of approximately $126.0 million and a liability for IPP contract terminations not related to the MRA of approximately $38.8 million. The aggregate maturities of long-term debt for the five years subsequent to December 31, 1999, excluding capital leases, in millions, are approximately $610.5, $624.2, $544.0, $610.7 and $232.4, respectively. A reduction in debt that will occur from applying proceeds from additional generation asset sales may impact the schedule of maturities of long-term debt.

EARLY EXTINGUISHMENT OF DEBT

During 1999, Niagara Mohawk redeemed approximately $822 million in long-term debt prior to its scheduled maturity. Holdings and Niagara Mohawk charged to earnings, as an extraordinary item approximately $23.8 million, after tax, for redemption premiums incurred, and unamortized debt expense and issuance costs. This extraordinary item had a 13 cents per share, after tax effect on Holdings' 1999 earnings per share.

NOTE 5.  BANK CREDIT ARRANGEMENTS

Niagara Mohawk has an $804 million senior bank financing with a bank group consisting of a $255 million term loan facility, a $125 million revolving credit facility and $424 million for letters of credit. The letter of credit facility provides credit support for the adjustable rate pollution control revenue bonds issued through the NYSERDA, discussed in Note 4. As of December 31, 1999, the amount outstanding under the senior bank financing was $529 million, consisting of $105 million under the term loan facility and $424 million of letters of credit, leaving Niagara Mohawk with $275 million of borrowing capability under the financing. The senior bank facility term expires on June 1, 2000. As a result, the amount outstanding on this facility at December 31, 1999, $105 million, is shown as a current liability on both Holdings and Niagara Mohawk's balance sheets. Niagara Mohawk is currently negotiating a new financing arrangement with a bank group, and believes as a minimum it will be able to obtain $424 million for letters of credit prior to the expiration of the senior bank facility on June 1, 2000. The interest rate applicable to the facility is variable based on certain rate options available under the agreement and currently approximates 6.625% (but capped at 15%).

Opinac had an agreement with a bank providing for letters of credit totaling up to $25 million, which in January 2000 was replaced by a $50 million bank facility secured by certain assets of Opinac. The facility provides for letters of credit and a $10 million line of credit. The facility expires September 30, 2000 and as of January 31, 2000, supports approximately $20 million in letters of credit. Opinac is working to extend the facility beyond September 30, 2000.

Holdings and Niagara Mohawk did not have any short-term debt outstanding at December 31, 1999 and 1998.

NOTE 6.  FEDERAL AND FOREIGN INCOME TAXES

The federal income tax amounts included in Note 6 are for Holdings. The amounts for Niagara Mohawk are no materially different.

Components of United States and foreign income before income taxes:


                                     In thousands of dollars
                                   1999        1998       1997
                              ---------------------------------

United States. . . . . . . .  $    25,276  $(206,372)  $315,027
Foreign. . . . . . . . . . .        6,124      8,227     (1,621)
Consolidating eliminations
Income before income taxes
   and preferred dividend
   requirement of subsidiary       13,307     10,592     (3,476)
                              -----------  ----------  ---------
                              $    44,707  $(187,553)  $309,930
                              ===========  ==========  =========


Following is a summary of the components of Federal and foreign income tax and a reconciliation between the amount of Federal income tax expense reported in the Consolidated Statements of Income and the computed amount at the statutory tax rate:

                                                        In thousands of dollars
                                                     1999 *      1998       1997
                                                 ---------------------------------
COMPONENTS OF FEDERAL AND FOREIGN INCOME TAXES:

Current Federal tax expense . . . . . . . . . .  $   24,637   $(155,320)  $ 77,565
                                                 -----------  ----------  --------
Deferred tax expense:
   Federal. . . . . . . . . . . . . . . . . . .      (6,931)     84,466     47,836
   Foreign. . . . . . . . . . . . . . . . . . .       1,474       4,126      1,194
                                                 -----------  ----------  --------
                                                     (5,457)     88,592     49,030
                                                 -----------  ----------  --------

      Total . . . . . . . . . . . . . . . . . .  $   19,180   $ (66,728)  $126,595
                                                 ===========  ==========  ========

* Does not include the tax benefit of $12.819 million associated with the extraordinary item for the loss on the extinguishment of debt in 1999.

RECONCILIATION BETWEEN FEDERAL AND FOREIGN INCOME TAXES AND THE TAX COMPUTED AT PREVAILING U.S. STATUTORY RATE ON INCOME BEFORE INCOME TAXES:


Computed tax                                           $15,648   $(65,644)  $108,475
----------------------------------------------------  ---------  ---------  ---------
INCREASE (REDUCTION) INCLUDING THOSE ATTRIBUTABLE TO
   FLOW-THROUGH OF CERTAIN TAX ADJUSTMENTS:

Depreciation . . . . . . . . . . . . . . . . . . . .    21,380     20,808     34,926
Cost of removal. . . . . . . . . . . . . . . . . . .    (6,809)    (7,859)    (8,168)
Allowance for funds used
   during construction . . . . . . . . . . . . . . .    (2,442)    (4,207)    (2,952)
Expiring foreign tax credits . . . . . . . . . . . .       692     10,053          -
Pension settlement amortization. . . . . . . . . . .      (278)    (3,317)    (2,391)
Debt premium & mortgage
   recording tax . . . . . . . . . . . . . . . . . .    14,402     (9,408)        23
Real estate taxes. . . . . . . . . . . . . . . . . .     3,540      1,968      2,408
Provided at other than statutory
   rate. . . . . . . . . . . . . . . . . . . . . . .     1,185          -          -
Subsidiaries . . . . . . . . . . . . . . . . . . . .    (2,294)     3,853     (1,820)
Reserve for Hydra-Co sale expenses . . . . . . . . .    (1,181)       (15)      (276)
Deferred investment tax credit
   reversal *. . . . . . . . . . . . . . . . . . . .   (23,539)    (7,454)    (7,454)
Other. . . . . . . . . . . . . . . . . . . . . . . .    (1,124)    (5,506)     3,824
                                                      ---------  ---------  ---------
                                                         3,532     (1,084)    18,120
                                                      ---------  ---------  ---------
Federal and foreign income
   taxes **. . . . . . . . . . . . . . . . . . . . .  $ 19,180   $(66,728)  $126,595
                                                      =========  =========  =========

Effective Tax Rate . . . . . . . . . . . . . . . . .      43.0%      35.6%      40.8%
                                                      =========  =========  =========

* Deferred investment tax credits of $16.2 million related to the fossil and hydro generation assets that have been sold have been taken into income in 1999 in accordance with IRS rules.

** Does not include the tax benefit of $12.819 million associated with the extraordinary item for the loss on the extinguishment of debt in 1999.

At December 31, the deferred tax liabilities (assets) were comprised of the following:


                                     In thousands of dollars
                                        1999          1998
                                   -------------  ------------
Alternative minimum tax . . . . .  $    (97,652)  $   (82,621)
Unbilled revenue. . . . . . . . .       (12,771)      (81,685)
Non-utilized NOL carryforward . .      (930,117)   (1,161,898)
Other . . . . . . . . . . . . . .      (336,478)     (290,035)
                                   -------------  ------------
   Total deferred tax assets. . .    (1,377,018)   (1,616,239)
                                   -------------  ------------

Depreciation related. . . . . . .     1,275,804     1,292,582
Investment tax credit related . .        65,554        76,418
MRA terminated IPP contracts. . .     1,172,380     1,415,977
Other . . . . . . . . . . . . . .       432,237       342,679
                                   -------------  ------------
   Total deferred tax liabilities     2,945,975     3,127,656
                                   -------------  ------------

Accumulated deferred income
   taxes. . . . . . . . . . . . .  $  1,568,957   $ 1,511,417
                                   =============  ============


In December 1998, Niagara Mohawk received a ruling from the IRS to the effect that the amount of cash and the value of common stock that was paid to the terminated IPP Parties was deductible in 1998 and generated a substantial net operating loss for federal income tax purposes, such that Niagara Mohawk did not pay federal income taxes for 1998. Further, Niagara Mohawk has carried back unused NOL carryforward to the years 1996 and 1997, and also for the years 1988 through 1990, which resulted in a tax refund of $135 million that were received in January 1999. Holdings anticipates that it will be able to utilize the remaining $3.3 billion NOL carryforward prior to its expiration date in 2019. The amount of the NOL carryforward as of December 31, 1999 is $2.6 billion. Holdings' ability to utilize the NOL carryforward generated, as a result of the MRA could be limited under the rules of section 382 of the Internal Revenue Code if certain changes in Holdings' common stock ownership were to occur in the future.

NOTE 7.  PENSION AND OTHER RETIREMENT PLANS

Niagara Mohawk and its affiliates have a non-contributory defined benefit pension plan covering substantially all employees, which was amended during 1998 to include a cash balance benefit in which the participant has an account to which amounts are credited based on qualifying compensation and with interest determined annually based on average annual 30-year Treasury bond yield. The majority of the costs and benefits associated with this plan are attributable to Niagara Mohawk employees. Supplemental non-qualified, non-contributory executive retirement programs provide additional defined pension benefits for certain officers. In addition, Niagara Mohawk and its affiliates provide certain contributory health care and life insurance benefits for active and retired employees and dependents.

The changes in benefit obligations, plan assets and plan funded status for these pension and other retirement plans as of, and for the year ended December 31, are summarized as follows:


                                                             In thousands of dollars
                                                 Pension Benefits         Other Retirement Benefits
                                           ---------------------------   ---------------------------
                                                 1999          1998           1999        1998
                                           ---------------------------   ---------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at January 1 . . . . .  $   1,302,197   $ 1,172,428     $ 547,620   $ 519,851
   Service cost . . . . . . . . . . . . .         34,743        30,430        15,367      14,338
   Interest cost. . . . . . . . . . . . .         85,821        79,748        35,555      35,338
   Benefits paid to participants. . . . .       (234,683)      (75,650)      (35,568)    (32,917)
   Plan amendments. . . . . . . . . . . .         19,300        33,694             -      (6,579)
   Curtailments . . . . . . . . . . . . .         (4,818)            -         7,287           -
   Settlements. . . . . . . . . . . . . .        (32,058)            -             -           -
   Actuarial (gain) loss. . . . . . . . .        (58,669)       61,547       (51,203)     17,589
                                           --------------  ------------    ----------  ----------
Benefit obligation at December 31 . . . .      1,111,833     1,302,197       519,058     547,620
                                           --------------  ------------    ----------  ----------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at January 1. .      1,446,512     1,304,338       210,046     181,101
   Contributions. . . . . . . . . . . . .         11,878        12,446         9,435       9,466
   Net return on plan assets. . . . . . .        157,627       198,943        25,609      19,479
   Benefits paid to participants. . . . .       (234,152)      (69,215)            -           -
   Settlements. . . . . . . . . . . . . .        (37,218)            -             -           -
                                           --------------  ------------    ----------  ----------
Fair value of plan assets at December 31.      1,344,647     1,446,512       245,090     210,046
                                           --------------  ------------    ----------  ----------

Funded status . . . . . . . . . . . . . .        232,814       144,315      (273,968)   (337,574)
Unrecognized initial obligation . . . . .         12,788        16,887       141,570     152,460
Unrecognized net gain from actual
   return on plan assets. . . . . . . . .       (366,232)     (360,450)            -           -
Unrecognized net loss (gain) from past
   experience different from that assumed        (17,612)       41,914       (14,507)     55,335
Unrecognized prior service cost . . . . .         81,178        79,269       (15,508)    (27,532)
Accumulated other comprehensive income. .         (6,746)            -             -           -
                                           --------------  ------------    ----------  ----------
Benefits liability on Holdings'
   consolidated balance sheet . . . . . .  $     (63,810)  $   (78,065)    $(162,413)  $(157,311)
                                           ==============  ============    ==========  ==========


In 1999, Niagara Mohawk experienced a net curtailment/settlement gain of $35.3 million due to the employee transfers associated with the sale of the hydro and fossil generating plants and normal terminations electing lump sum pension benefits distributions under the cash balance option and receiving postemployment medical and life insurance benefits. After a portion of the gain was allocated to the co-tenants, $9.4 million of the net gain was included in the deferred loss on the sale of the assets; the remaining $23.6 was deferred as an Other Regulatory Liability as required by PSC regulations.

The non-qualified executive pension plan has no plan assets due to the nature of the plan, and therefore, has an accumulated benefit obligation in excess of plan assets of $12.4 million and $8.8 million at December 31, 1999 and 1998, respectively.

The following table summarizes the components of the net annual benefit costs.



                                                In thousands of dollars
                                    Pension Benefits               Other Retirement Benefits
                          ---------------------------------    -------------------------------
                              1999        1998       1997         1999       1998       1997
                          ---------------------------------    -------------------------------
Service cost . . . . . .  $  34,743   $  30,430   $ 27,106     $ 15,367   $ 14,338   $ 12,255
Interest cost. . . . . .     85,821      79,748     74,984       35,555     35,338     34,829
Expected return
   on plan assets. . . .    (97,151)    (95,472)   (84,859)     (17,501)   (16,752)   (13,234)
Amortization of the
   initial obligation. .      2,526       2,559      2,559       10,890     10,890     10,890
Amortization of
   gains and losses. . .     (1,574)     (8,408)    (9,226)      10,695      8,367      6,967
Amortization of prior
   service costs . . . .      7,675       4,899      3,892      (10,271)    (9,508)    (8,745)
                          ----------  ----------  ---------    ---------  ---------  ---------

Net benefit cost before
curtailments and
settlements. . . . . . .     32,040      13,756     14,456       44,735     42,673     42,962

Curtailment loss . . . .      6,470           -          -        5,370          -          -
Settlement gain. . . . .    (47,102)          -          -            -          -          -
                          ----------  ----------  ---------    ---------  ---------  ---------

Net benefit cost (1) . .  $  (8,592)  $  13,756   $ 14,456     $ 50,105   $ 42,673   $ 42,962
                          ==========  ==========  =========    =========  =========  =========


(1) A portion of the benefit costs relates to construction labor, and accordingly, is allocated to construction projects.


                                            Pension Benefits       Other Retirement Benefits
                                       -------------------------   --------------------------
                                             1999       1998           1999        1998
                                       -------------------------   --------------------------
Weighted average assumptions
   as of December 31:
      Discount rate . . . . . . . . .        7.75%      6.75%          7.75%       6.75%
      Expected return on plan assets.        9.25       9.25           9.25        9.25
      Rate of compensation increase
        (plus merit increases). . . .        2.50        2.50           N/A         N/A
      Health care cost trend rate:
        Under age 65. . . . . . . . .         N/A        N/A           6.00        7.00
        Over age 65 . . . . . . . . .         N/A        N/A           5.50        6.00


The assumed health cost trend rates decline to 5% in 2000 and remain at that level thereafter. The assumed health cost trend rates can have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


                                           1% Increase    1% Decrease
-----------------------------------------  ------------   -----------
Effect on total of service and interest
  cost components of net periodic
  postretirement health care benefit cost  $   4,920       $ (4,130)

Effect on the health care component of
  the accumulated postretirement
  benefit obligation. . . . . . . . . . .     40,839        (35,091)


Holdings recognizes the obligation to provide postemployment benefits if the obligation is attributable to employees' past services, rights to those benefits are vested, payment is probable and the amount of the benefits can be reasonably estimated. At December 31, 1999 and 1998, Holdings' postemployment benefit obligation is approximately $15.7 million and $15.3 million, respectively.

NOTE 8.  COMMITMENTS AND CONTINGENCIES

LONG-TERM CONTRACTS FOR THE PURCHASE OF ELECTRIC POWER: Niagara Mohawk has several types of long-term contracts for the purchase of electric power. Niagara Mohawk's commitments under these long-term contracts, as of January 1, 2000, excluding its commitments with NYPA, which are shown separately, are summarized in the table below. Following the table are descriptions of the different types of these long-term contracts. For a detailed discussion of the financial swap agreements that Niagara Mohawk has entered into as part of the MRA and the sale of its generation assets (the sale of the Huntley and Dunkirk coal-fired generation plants and the announced sale of the Albany oil and gas-fired generation plant) which are not included in the table below, see Note 9.


                          (In thousands of dollars)
                   Estimated                 Estimated
                 Fixed Costs *           Variable Costs *                  Estimated       Estimated
           --------------------------  ---------------------               Purchased       Purchased
                                             Capacity,                     Capacity         Energy
Year                Capacity           Energy and Taxes ***    Total *      (in MW)         (in MWh)
---------  --------------------------  ---------------------  ----------   ----------      ----------
2000. . .       $   128,995               $  221,032          $  350,027     2,260.7        5,776,572
2001. . .           102,157                  198,441             300,598     2,253.5        5,119,974
2002. . .            40,288                  182,337             222,625     1,620.6        3,478,141
2003. . .            30,226                  182,216             212,443     1,615.2        3,465,277
2004. . .            15,218                  175,067             190,285       738.3        3,249,885
2005-2015            94,852                1,829,292           1,924,144       712.8**     34,592,593


*   Nominal value
** MW value represents the average annual quantity of purchased capacity *** Does not include puts (see below)

PURPA Contracts
---------------

Under the requirements of PURPA, Niagara Mohawk is required to purchase power generated by IPPs, as defined therein. Niagara Mohawk has 112 PPAs with 120 IPP facilities, amounting to approximately 1,000 MW of capacity at December 31, 1999. All of this capacity amount is considered firm and excludes PPAs that provide energy only. The table above includes the estimated payments for fixed costs (capacity) and variable costs (capacity, energy and related taxes) that Niagara Mohawk estimates it will be obligated to make under these 112 IPP contracts, excluding the financial obligation under the swap contracts. The payments to the IPPs are subject to the tested capacity and availability of the facilities, scheduling and price escalation. These payments have been significantly reduced by the consummation of the MRA and additional IPP buyouts made in 1999. See Note 2 "IPP Buyout Costs" for a further discussion of the additional IPP buyouts made in 1999.

Fixed capacity costs (in the table above) relate to three contracts as follows:

1)  a contract with an IPP that was a party to the MRA,
2) a contract for the sale of the Oswego generation assets as discussed further below, and
3) the contract for the sale of the hydroelectric generation assets as discussed further below.

With respect to the IPP contract, Niagara Mohawk is required to make capacity payments, including payments when the facility is not operating but available for service. The terms of this contract allows Niagara Mohawk to schedule energy deliveries and then pay for the energy delivered. Contracts relating to the remaining IPP facilities in service at December 31, 1999, require Niagara Mohawk to pay only when energy is delivered, except when Niagara Mohawk decides that it would be better to pay a particular project a reduced payment to have the project reduce its high priced energy deliveries. Niagara Mohawk paid approximately $435 million, $785 million and $1,106 million in 1999, 1998 and 1997 for 6,765,000 MWh, 9,700,000 MWh and 13,500,000 MWh, respectively, of electric power under all IPP contracts.

Fossil/Hydro Contracts
----------------------
As part of the sale of Niagara Mohawk's fossil and hydro generation assets, Niagara Mohawk entered into PPAs with the buyers of these assets for the purchase of capacity and energy as discussed in more detail below. The table above includes the estimated payments for variable costs and quantities (capacity and energy) associated with the PPAs that Niagara Mohawk estimates it will make under these contracts. Niagara Mohawk paid approximately $123.7 million in 1999 for 2,409 MW of capacity and 3,490,000 MWh of electric power under these PPAs. The table above does not include the estimated payments for the PPAs entered into with the buyers of the Albany Steam Station and the nuclear generation assets, since Niagara Mohawk has not closed on these asset sales.

The hydro PPA calls for the purchase of all energy and capacity through September 2001 at prices that approximate forecasted future market prices. Niagara Mohawk anticipates that the energy and capacity to be purchased under the hydro PPA to be at quantities approximating historical generation levels, subject to the effects of water flow availability. The Oswego PPA is primarily a contract for capacity with a nominal amount of energy at prices above forecasted future market prices.

Nuclear Contracts
-----------------
As part of the agreement with AmerGen to sell its nuclear generation assets, Niagara Mohawk would enter into PPAs to purchase energy and capacity at negotiated prices. The negotiated prices are expected to be, on average, above projected market prices during the term of the PPAs. Niagara Mohawk would pay only for delivered output from the units. The terms of the PPAs would be for five years from Unit 1 and three years from Unit 2. Upon the expiration of the PPA for Unit 2, there would be a financial sharing agreement whereby Niagara Mohawk would be entitled to future payments from the purchaser over a ten-year period if electric energy market prices exceed certain amounts during the ten-year sharing period. Niagara Mohawk has proposed to the PSC that any future payments received under the financial sharing agreement will serve to reduce the unamortized regulatory asset recorded as a result of the sale of the nuclear assets. See Note 3. - Nuclear Operations, for a complete discussion of the proposed sale of the nuclear generation assets.

PUT Contracts
-------------

As a part of the MRA, Niagara Mohawk signed put agreements with approximately one-third of the IPP Parties whereby the IPP Parties have an option to put the physical delivery of energy to Niagara Mohawk at market prices. These put agreements will be in effect until the NYISO meets certain volume and capacity conditions for a consecutive six-month period. If the NYISO does not meet the defined volume and capacity transactions that are outlined in the put agreements, then the put agreements are in effect until June 2008. Since Niagara Mohawk cannot predict if and when the NYISO will meet the volume and capacity conditions, the cost and quantity of energy associated with the put agreements have not been included in the table above. During 1999, Niagara Mohawk paid $75.9 million to the IPP Parties for 2,782,678 MWh of electric power received as part of these put agreements. If the put agreements remain in effect, Niagara Mohawk expects to pay approximately $77.1 million to $91.3 million for 4,031,000 MWh to 4,093,000 MWh of electric power in each of the years 2000 to 2004.

While the PPAs for the generation asset sales, which were entered into as an integral part of the generation sales, are above market, they are designed to help Niagara Mohawk meet the objectives of rate reduction and price cap commitments as well as meet expected demand as the "provider of last resort" as outlined in the PowerChoice agreement.

At January 1, 2000, Niagara Mohawk had long-term contracts to purchase electric power from the following generation facilities owned by NYPA:

                               Expiration   Purchased     Estimated
                                date of     capacity        annual
Facility                        contract      in MW     capacity cost
-----------------------------  ----------  -----------  --------------
Niagara - hydroelectric
   project. . . . . . . . . .     2007          951     $ 28,392,000
St. Lawrence - hydroelectric
   project. . . . . . . . . .     2007          104        1,248,000
Blenheim-Gilboa - pumped
   storage generating station     2002          270        7,452,000
                                           -----------  --------------
                                              1,325     $ 37,092,000
                                           ===========  ==============


The purchase capacities shown above are based on the contracts currently in effect. The estimated annual capacity costs are subject to price escalation and are exclusive of applicable energy charges. The total cost of purchases under these contracts, plus other miscellaneous NYPA purchases, was approximately, in millions, $112.4, $93.1 and $91.0 for the years 1999, 1998 and 1997, respectively. Niagara Mohawk continues to have a contract with NYPA's Fitzpatrick nuclear facility to purchase for resale up to 46 MW of power for NYPA's economic development customers.

In addition to the contractual commitments described above, Niagara Mohawk entered into a four-year contract, expiring in June 2003, that gives it the option to buy additional power at market prices from the Huntley coal-fired generation plant, now owned by NRG. If Niagara Mohawk needs any additional energy to meet its load it can purchase the electricity from other IPPs, other utilities, other energy merchants or through the NYISO at market prices.

GAS SUPPLY, STORAGE AND PIPELINE COMMITMENTS: In connection with its regulated gas business, Niagara Mohawk has long-term commitments with a variety of suppliers and pipelines to purchase gas commodity, provide gas storage capability and transport gas commodity on interstate gas pipelines.

The table below sets forth Niagara Mohawk's estimated commitments at December 31, 1999, for the next five years, and thereafter.


                (In thousands of dollars)
                                Gas Storage/
Year             Gas Supply       Pipeline
----------  --------------------  ---------
2000 . . .     $  55,175       $  73,039
2001 . . .        52,538          66,203
2002 . . .        39,445          33,067
2003 . . .        39,445          11,535
2004 . . .        39,445          11,535
Thereafter        72,305          45,237


With respect to firm gas supply commitments, the amounts are based upon volumes specified in the contracts giving consideration for the minimum take provisions. Commodity prices are based on New York Mercantile Exchange quotes and reservation charges, when applicable. Storage and pipeline capacity commitments' amounts are based upon volumes specified in the contracts, and represent demand charges priced at current filed tariffs. At December 31, 1999, Niagara Mohawk's firm gas supply commitments extend through October 2006, while the gas storage and transportation commitments extend through October 2012.

Gas Multi-Year Rate and Restructuring Proposal
----------------------------------------------

Niagara Mohawk filed a three-year gas rate and restructuring proposal on March 11, 1999 in anticipation of the expiration of its 1996 three-year gas rate settlement agreement, which expired on November 1, 1999. Niagara Mohawk is currently negotiating with the PS and other parties, but has not reached a final agreement. However, on October 15, 1999 and January 12, 2000, the PSC approved an interim arrangement that freezes delivery rates at current levels, subject to refund if the permanent rates are lower and allows the pass through to customers the benefits of lowered pipeline costs. In addition, the interim arrangement minimizes Niagara Mohawk's exposure to stranded costs. The interim agreement also included provisions for the implementation of both unbundled gas rates and a return to a full gas cost collection mechanism (gas adjustment clause "GAC") effective November 1, 1999. In addition, Niagara Mohawk is allowed to recover all commodity costs along with fixed capacity costs for capacity actually used to serve customers. It also provides that, pending resolution of the issue in that case, costs for capacity upstream of CNG that are not actually required for sales customer demands or offset by assignment and secondary market release (stranded capacity costs) are not recoverable beginning November 1, 1999. However, the potential for stranded costs are not considered material to Niagara Mohawk's results of operations or financial condition. The exposure may increase in the future as additional customers select alternative suppliers. Niagara Mohawk is continuing to work with the PSC and other interested parties to reach a final settlement, but it cannot predict the timing or outcome of such a settlement.

Future of the Natural Gas Industry
----------------------------------
In November 1998, the PSC issued its Policy Statement concerning the Future of the Natural Gas Industry in New York State and Order Terminating Capacity Assignment ("PSC Policy Statement"). The PSC envisions a transitional time frame of three to seven years for local gas distribution companies ("LDC") to exit the business of purchasing natural gas (the "merchant" function). The PSC established a process comprising three basic elements, to be pursued in parallel in the exiting of the merchant function:

1. Addressing the issues involved in the exiting of the merchant function on a utility-by-utility basis as part of the LDCs individual rate plans;

2. Collaboration among staff, LDCs, marketers, pipelines and other stakeholders of generic issues such as operational and reliability issues, protocols and information systems requiring a status report by April 1, 1999; and

3. Coordination of issues faced by electric utilities, including provider of last resort issues and a plan to allow competition in other areas, such as metering, billing and information services.

In December 1998, Niagara Mohawk notified the PSC that its specific operational and reliability requirements continue to warrant certain mandatory capacity assignment and inclusion of capacity costs in transportation rates after April 1, 1999. Niagara Mohawk will continue to assign CNG capacity until a final determination is reached in the current rate and restructuring case. The PSC noted in its PSC Policy Statement that it will provide LDCs with a reasonable opportunity to recover these strandable costs if they can demonstrate compliance with the PSC's directives to minimize such costs.

As a result of the collaborative process established in the PSC Policy Statement, on August 19, 1999, the PSC issued an order requiring that marketers serving firm customers have firm, primary delivery point capacity for the five winter months of November through March, but allowed an alternative for marketers, only for the 1999 - 2000 heating season, to have firm secondary delivery point capacity and to pay the LDC a standby charge to provide backup service. LDCs that implemented this Order would be presumed to have met the PSC's directive to minimize their stranded costs.

Niagara Mohawk believes that it has taken numerous actions to reduce its capacity obligations and its potential stranded costs, but is unable to predict the outcome of this matter. Niagara Mohawk has addressed the issues from the PSC Policy Statement in its three-year gas rate and restructuring proposal filed on March 11, 1999 and as noted above, Niagara Mohawk is currently working with the PSC and other interested parties to reach a final settlement.

SALE OF CUSTOMER RECEIVABLES: Niagara Mohawk has established a single-purpose, financing subsidiary, NM Receivables LLC ("NMR"), whose business consists of the purchase and resale of an undivided interest in a designated pool of Niagara Mohawk customer receivables, including accrued unbilled revenues. For receivables sold, Niagara Mohawk has retained collection and administrative responsibilities as agent for the purchaser. As collections reduce previously sold undivided interests, new receivables are customarily sold. NMR has its own separate creditors which, upon liquidation of NMR, will be entitled to be satisfied out of its assets prior to any value becoming available to Niagara Mohawk. The sale of receivables are in fee simple for a reasonably equivalent value and are not secured loans. Some receivables have been contributed in the form of a capital contribution to NMR in fee simple for reasonably equivalent value, and all receivables transferred to NMR are assets owned by NMR in fee simple and are not available to pay Niagara Mohawk's creditors.

At December 31, 1999 and 1998, $215.1 million and $150 million, respectively, of receivables had been sold by NMR to a third party. The undivided interest in the designated pool of receivables was sold with limited recourse. The agreement provides for a formula based loss reserve pursuant to which additional customer receivables are assigned to the purchaser to protect against bad debts. At December 31, 1999, the amount of additional receivables assigned to the purchaser, as a loss reserve, was approximately $83.2 million.

To the extent actual loss experience of the pool receivables exceeds the loss reserve, the purchaser absorbs the excess. Concentrations of credit risk to the purchaser with respect to accounts receivable are limited due to Niagara Mohawk's large, diverse customer base within its service territory. Niagara Mohawk generally does not require collateral, i.e., customer deposits.

In the fourth quarter of 1999, NMR was not in compliance with a certain statistical ratio relating to the pool of receivables sold. The purchaser has granted a waiver for this period. While NMR is working to return to compliance with this ratio, it is possible a non-compliance condition could continue to exist. NMR is unable to predict whether further waivers would be granted.

CUSTOMER SERVICE SYSTEM: Niagara Mohawk implemented a new customer service system in mid-February 1999, which experienced transition issues in customer satisfaction, incremental costs and PSC scrutiny. The PSC has begun an inquiry into the development and implementation costs of CSS, as well as Niagara
Mohawk's exposure to operational issues during transition.   Niagara Mohawk is
unable to predict the outcome or financial consequences, if any, of the PSC inquiry.

ENVIRONMENTAL CONTINGENCIES: The public utility industry typically utilizes and/or generates in its operations a broad range of hazardous and potentially hazardous wastes and by-products. Niagara Mohawk believes it is handling identified wastes and by-products in a manner consistent with federal, state and local requirements and has implemented an environmental audit program to identify any potential areas of concern and aid in compliance with such requirements. Niagara Mohawk is also currently conducting a program to investigate and remediate, as necessary to meet current environmental standards, certain properties associated with former gas manufacturing and other properties which Niagara Mohawk has learned may be contaminated with industrial waste, as well as investigating identified industrial waste sites as to which it may be determined that Niagara Mohawk has contributed. Niagara Mohawk has also been advised that various federal, state or local agencies believe certain properties require investigation and has prioritized the sites based on available information in order to enhance the management of investigation and remediation, if necessary.

Niagara Mohawk is currently aware of 163 sites with which it may be associated, including 86 which are Niagara Mohawk-owned. With respect to non-owned sites, Niagara Mohawk may be required to contribute some proportionate share of remedial costs. Although one party can, as a matter of law, be held liable for all of the remedial costs at a site, regardless of fault, in practice costs are usually allocated among PRPs. Niagara Mohawk has denied any responsibility at certain of these PRP sites and is contesting liability accordingly.

Investigations at each of the Niagara Mohawk-owned sites are designed to (1) determine if environmental contamination problems exist, (2) if necessary, determine the appropriate remedial actions and (3) where appropriate, identify other parties who should bear some or all of the cost of remediation. Legal action against such other parties will be initiated where appropriate. After site investigations are completed, Niagara Mohawk expects to determine site-specific remedial actions and to estimate the attendant costs for restoration. However, since investigations are ongoing for most sites, the estimated cost of remedial action is subject to change.

Estimates of the cost of remediation and post-remedial monitoring are based upon a variety of factors, including identified or potential contaminants; location, size and use of the site; proximity to sensitive resources; status of regulatory investigation and knowledge of activities at similarly situated sites. Additionally, Niagara Mohawk's estimating process includes an initiative where these factors are developed and reviewed using direct input and support obtained from the DEC. Actual Niagara Mohawk expenditures are dependent upon the total cost of investigation and remediation and the ultimate determination of Niagara Mohawk's share of responsibility for such costs, as well as the financial viability of other identified responsible parties since clean-up obligations are joint and several. Niagara Mohawk has denied any responsibility at certain of these PRP sites and is contesting liability accordingly.

As a consequence of site characterizations and assessments completed to date and negotiations with PRPs, Niagara Mohawk has accrued a liability in the amount of $240 million and $220 million, which is reflected in both Niagara Mohawk's and Holdings' Consolidated Balance Sheets at December 31, 1999 and 1998, respectively. The potential high end of the range is presently estimated at approximately $480 million, including approximately $245 million in the unlikely event Niagara Mohawk is required to assume 100% responsibility at non-owned sites. Niagara Mohawk increased its environmental liability $20 million in 1999 as compared to 1998 primarily as a result of the availability of information on certain sites resulting from progress made on feasibility studies. The probabilistic method was used to determine the amount to be accrued for 24 of Niagara Mohawk's largest sites. The amount accrued for Niagara Mohawk's remaining sites is determined through feasibility studies or engineering estimates, Niagara Mohawk's estimated share of a PRP allocation or where no better estimate is available, the low end of a range of possible outcomes is used. In addition, Niagara Mohawk has recorded a regulatory asset representing the remediation obligations to be recovered from ratepayers. PowerChoice and the gas settlements provide for the continued application of deferral accounting for expense recognition resulting from this effort.

Niagara Mohawk recently informed the DEC in response to an October 1999 request for information, of 24 additional former manufactured gas plant sites that it may be associated with, including 2 sites that are currently owned by Niagara Mohawk. Niagara Mohawk is unable to predict what further action the DEC may take with respect to these sites.

In November 1999, Niagara Mohawk submitted a revised feasibility study to the DEC, which included the land-based portions of Niagara Mohawk's Harbor Point site and five surrounding non-owned sites. The study indicates a range of viable remedial approaches and associated cost estimates and recommends a selected remedial alternative. This range consists of a high end of $70 million, with an expected value calculation of $49 million, which is included in the amounts accrued at December 31, 1999. The surface water-based portions of Niagara Mohawk's Harbor Point site are subject to continuing feasibility study evaluations and review by the DEC. Niagara Mohawk currently estimates the range of costs for remediation of the surface water bodies to consist of a high end of $18 million, with an expected value of $11 million. The ranges for the land-based and the surface water bodies portions represent the total estimated costs to remediate the properties and does not consider contributions from other PRPs, the amount of which Niagara Mohawk is unable to estimate.

In May 1995, Niagara Mohawk filed a complaint pursuant to applicable Federal and New York State law, in the U.S. District Court for the Northern District of New York against several defendants seeking recovery of past and future costs associated with the investigation and remediation of the Harbor Point and surrounding sites. The New York State Attorney General moved to dismiss Niagara Mohawk's claims against the state of New York, the New York State Department of Transportation and the Thruway Authority and Canal Corporation under the Comprehensive Environmental Response, Compensation and Liability Act. Niagara Mohawk opposed this motion. On April 3, 1998, the Court denied the New York State Attorney General's motion as it pertains to the Thruway Authority and Canal Corporation, and granted the motion relative to the state of New York and the Department of Transportation. The case management order, as amended by the Court, establishes February 29, 2000 as the trial ready date. As a result, Niagara Mohawk cannot predict the outcome of the pending litigation against the defendants or the allocation of Niagara Mohawk's share of the costs to remediate the Harbor Point and surrounding sites.

CONSTRUCTION PROGRAM: Niagara Mohawk is committed to an ongoing construction program to assure transmission and delivery of its electric and gas services. Niagara Mohawk presently estimates that the construction program for the years 2000 through 2002 will require approximately $678 million, excluding AFC and nuclear fuel. For the years 2000 through 2002, the estimates, in millions, are $219, $229, and $230, respectively, which includes amounts relating to Niagara Mohawk's nuclear assets through June 2000, its Albany plant through March 2000, and Niagara Mohawk's 25 percent ownership share in the Roseton plant through December 2000. If the nuclear sale does not occur, Niagara Mohawk estimates it will incur expenditures for construction and nuclear fuel of $69 million for 2000 and $32 million and $67 million for 2001 and 2002, respectively. Any delay in the timing or outcome of these remaining generation asset sales will effect Niagara Mohawk's capital expenditure requirements.

NOTE 9.  FAIR VALUE OF FINANCIAL AND DERIVATIVE FINANCIAL INSTRUMENTS

The discussion that follows covers Holdings and Niagara Mohawk and its subsidiaries. When necessary, specific reference is made to the subsidiary company. The figures for Holdings and Niagara Mohawk differ only in the Cash and temporary cash investments. All other figures shown for Holdings are the same for Niagara Mohawk.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

CASH AND TEMPORARY CASH INVESTMENTS: The carrying amount approximates fair value because of the short maturity of the financial instruments.

LONG-TERM DEBT AND MANDATORILY REDEEMABLE PREFERRED STOCK: The fair value of fixed rate long-term debt and redeemable preferred stock is estimated using quoted market prices where available or discounting remaining cash flows at Niagara Mohawk's incremental borrowing rate. The carrying value of NYSERDA bonds and other long-term debt are considered to approximate fair value.

DERIVATIVE FINANCIAL INSTRUMENTS: The fair value of futures and forward contracts are determined using quoted market prices and broker quotes. (See
Note 8 for a discussion of the financial sharing agreement that Niagara Mohawk has entered into in connection with the announced sale of the nuclear generation assets.)

SWAP CONTRACTS: Niagara Mohawk has two different types of swap contracts; the IPP indexed swap contracts and the swap contracts resulting from the sale of Niagara Mohawk's Huntley and Dunkirk coal-fired generation plants. The terms of the two types of contracts are as follows:

- IPP INDEXED SWAP CONTRACTS - Niagara Mohawk, as part of the MRA, entered into restated contracts with eight IPPs. The contracts have a term of ten years and are structured as indexed swap contracts where Niagara Mohawk receives or makes payments to the eight IPPs based upon the differential between the contract price and a market reference price for electricity. Niagara Mohawk has recorded the liability for these contractual obligation and recorded a corresponding regulatory asset since payments under these restated contracts are authorized and are currently being recovered under PowerChoice. The amount of this liability and regulatory asset will fluctuate as estimates of future market and contract prices change over the term of the contracts, and will decrease over the life of the contract as notional quantities are settled.

   The contract prices are fixed for the first two years changing to an indexed pricing formula primarily related to gas prices, thereafter. Contract quantities are fixed for each year of the full ten-year term of the contracts and average 4.1 million MWh. The indexed pricing structure ensures that the price paid for energy and capacity will fluctuate relative to the underlying market cost of gas and general indices of inflation.

- HUNTLEY AND DUNKIRK GENERATING STATION SWAP CONTRACTS - As part of the transaction to sell the Huntley and Dunkirk coal-fired generation plants, Niagara Mohawk entered into PPAs to purchase energy and capacity from the buyer, NRG Energy, Inc. ("NRG"). Niagara Mohawk was required to purchase a portion of the energy generated by the two coal-fired plants; however, it had call options to purchase additional energy if needed. The aggregate energy and capacity costs in the PPAs were above forecasted future market prices. The PPAs converted to financial swaps ("swaps") on December 1, 1999 and have the same economic terms as the energy contracts, with no physical delivery o energy.

   The agreements expire in June of 2003. As of December 31, 1999, Niagara Mohawk has recorded a $56.4 million swap contract liability for the present value of the difference between the contract energy prices and projected market prices and has recorded a corresponding swap contract regulatory asset. The asset and liability will be amortized over the remaining term of the swaps as nominal energy quantities are settled and may be adjusted as periodic reassessments are made of future energy prices. These amounts are included with the swap contract asset and liability.

   The agreements to purchase capacity and energy began at the sale date of the assets (June 1999). Base quantities were set by the contract with a call option on additional amounts. The contracts converted to financial swaps at December 1, 1999 triggered by the ISO implementation. Contract quantities average 2.9 million MWh annually. These agreements expire in June 2003.

In connection with the pending sale of the Albany plant, Niagara Mohawk has entered into a contract with the new owner that is intended to compensate PSEG in the near term for the costs of running the plant. This contract will be recorded as a financial agreement at the time of the closing on the sale. The contract is a financial agreement with an exchange of payments that are based on the market price of energy and expires on September 30, 2003. No actual energy will be delivered to Niagara Mohawk, but a quantity of energy, referred to as the call amount, is used to calculate the payment. The call amount is capped each year and totals 1,300 GWh for the life of the contract. The contract is a derivative instrument. Each month Niagara Mohawk will pay PSEG a fixed monthly charge plus the call amount times a contract price. The contract price approximates the cost of fuel for the plant and will fluctuate as fuel prices change. PSEG will pay Niagara Mohawk the same call amount times the current market price for energy. This market price will be determined by the NYISO. Niagara Mohawk has the sole option, within certain limits stated in the contract, to decide what the call amount will be. This combination of a swap with one party having an option is called a swaption. If the market price is expected to be higher than the contract price, Niagara Mohawk would likely exercise the option, elect a call amount, and PSEG will make a swap payment to Niagara Mohawk. If the market price is expected to be below the contract price, Niagara Mohawk would not likely choose to name a call amount, in which case Niagara Mohawk would only be required to make the fixed monthly payment. For Niagara Mohawk, this contract will serve as a hedge against rising energy prices. Niagara Mohawk expects to account for this contract as a hedge of future purchase commitments upon the closing of the sale, expected to occur in the first quarter of 2000. The costs associated with the Albany contract are recoverable under Niagara Mohawk's PowerChoice rates.

At December 31, 1999, Niagara Mohawk projects that it will make the following payments in connection with the IPP and Huntley and Dunkirk swap contracts for the years 2000 to 2004, and thereafter:


               Projected
                Payment
             (in thousands
Year          of dollars)
----------  ---------------
2000 . . .  $   106,866
2001 . . .      120,253
2002 . . .      124,109
2003 . . .      114,166
2004 . . .      100,907
Thereafter      367,816


The financial instruments held or issued by Holdings and Niagara Mohawk are for purposes other than trading. The estimated fair values of their financial instruments are as follows:


                                          (In thousands of dollars)
                                        1999                       1998
                               CARRYING      FAIR         Carrying        Fair
At December 31,                 AMOUNT       VALUE        Amount         Value
---------------------------------------------------------------------------------
NIAGARA MOHAWK
Cash and temporary cash
   investments               $  72,479   $   72,479    $  172,998     $  172,998

HOLDINGS
Cash and temporary cash
   investments               $ 116,164   $  116,164    $  172,998     $  172,998
Mandatorily redeemable
   preferred stock              68,990       66,564        76,610         86,444
Long-term debt:
   First Mortgage bonds      2,439,585    2,380,992     2,741,305      2,905,141
   Senior Notes              2,523,626    2,423,611     3,293,784      3,324,777
   Medium-term notes                 -            -        20,000         23,290
   Promissory notes            413,760      413,760       413,760        413,760
   Other                       269,827      269,827       253,195        253,195
Swap contract
   regulatory asset*           663,718      663,718       693,362        693,362

* Includes a portion reported in MRA Regulatory Asset


Niagara Mohawk Energy's marketing activities generally consist of transactions entered into to hedge the market fluctuations of contractual and anticipated commitments. Gas futures and electric forward contracts are used for hedging purposes. Changes in market value of futures and forward contracts relating to hedged items are deferred until the physical transaction occurs, at which time, income or loss is recognized.

At December 31, 1999, Niagara Mohawk Energy's open positions consisted of long and short gas futures and long electric forward contracts with approximate fair values as follows:

                              1999                         1998
                    FAIR VALUE      UNITS        Fair Value        Units
POSITIONS         (IN MILLIONS)  (IN MILLIONS)  (in millions)  (in millions)
----------------  -------------  -------------  -------------  --------------
Gas - Long            $ 9.6         3.9 DTH         $ 4.8        2.5 Dth

Gas - Short           $ 4.7         2.0 DTH         $ 1.2        0.7 Dth

Electric - Long       $ 4.1         4.7 MWH         $ 2.2        0.5 MWh

Electric - Short          -           -                 -          -


The fair value of both the open gas and electric positions for non-trading purposes at December 31, 1999 and 1998, as well as the effect of these activities on Holdings' results of operations for the same period endings were not material.

The fair value of futures and forward contracts are determined using quoted market prices.

Niagara Mohawk's investments in debt and equity securities consist of trust funds for the purpose of funding the nuclear decommissioning of Unit 1 and its share of Unit 2 (see Note 3 - Nuclear Plant Decommissioning), investments held by Opinac and a trust fund for certain pension benefits. Holdings and Niagara Mohawk have classified all investments in debt and equity securities as available for sale and have recorded all such investments at their fair market value at December 31, 1999.

The nuclear decommissioning trust funds comprise over 73% of the investments in debt and equity securities. The agreement to sell the nuclear generation assets includes the transfer of the decommissioning trust funds, at an agreed amount, to the buyer. In anticipation of that sale, and to reduce the risk of a detrimental market shift affecting the funds, Niagara Mohawk converted all decommissioning assets to high grade, short-term commercial paper in October and November of 1999. The instruments purchased have specified coupon rates and maturity dates of generally 1 to 4 months. Remaining cash is invested in an overnight, short-term investment fund. Due to the current makeup of the funds the book and market values are approximately equal therefore the decommissioning funds no longer experience any substantial unrealized gains or losses. These Actions also increased the sales activity for 1999 affecting both the proceeds reported and the realized gains and losses.

The proceeds from the sale of investments were $463.9 million, $202.1 million, and $159.7 million in 1999, 1998, and 1997, respectively. Net realized and unrealized gains and losses related to the nuclear decommissioning trust are reflected in "Accumulated depreciation and amortization" on the Consolidated Balance Sheets, which is consistent with the method used by Niagara Mohawk to account for the decommissioning costs recovered in rates. The unrealized gains and losses related to the investments held by the pension trust and Opinac for the period ending December 31, 1999 are not material to Holdings' results of operations.

The recorded fair values and cost basis of Holdings and Niagara Mohawk's investments in debt and equity securities is as follows:


                                                   (in thousands of dollars)
AT DECEMBER 31,                           1999                                  1998
                                 GROSS UNREALIZED    FAIR                 Gross Unrealized      Fair
Security Type           COST      GAIN    (LOSS)     VALUE      Cost      Gain      (Loss)      Value
------------------------------------------------------------------------------------------------------
U.S. Government
   Obligations        $      -  $      - $     -   $      -   $ 19,291   $ 2,621   $  (117)   $ 21,795
Commercial Paper       346,181     1,812       -    347,993     82,930     1,269         -      84,199
Tax Exempt
   Obligations           8,143        33    (311)     7,865    104,538     6,786      (164)    111,160
Corporate
   Obligations           8,057     1,532      (1)     9,588    100,736    22,684    (2,856)    120,564
Other                   18,542         -       -     18,542      6,666         -         -       6,666
                      --------  --------  -------  ---------  --------   -------   --------   --------
                      $380,923  $  3,377 $  (312)  $383,988   $314,161   $33,360   $(3,137)   $344,384
                      ========  ======== ========  =========  ========   =======   ========   ========


Using the specific identification method to determine cost, the gross realized gains and gross realized losses were:


                             (In thousands of dollars)
Year ended December 31,        1999     1998     1997
------------------------------------------------------
Realized gains. . . . .  $   26,609   $5,350    $3,487
Realized losses . . . .      15,140    2,221       686


The contractual maturities of Holdings and Niagara Mohawk's investments in debt securities is as follows:


At December 31, 1999  Fair Value     Cost
--------------------  -----------  --------
Less than 1 year . .  $ 335,155    $333,343
1 year to 5 years. .      1,404       1,420
5 years to 10 years.      2,061       2,098
Due after 10 years .      4,399       4,625


NOTE 10.  STOCK BASED COMPENSATION

Under Holdings' stock compensation plans, stock units and stock appreciation rights ("SARs") may be granted to officers, key employees and directors. In addition, Holdings' plans allow for the grant of stock options to officers. The table below sets forth the activity under Holdings' stock compensation plans for the years 1997 through 1999. On March 18, 1999, Niagara Mohawk's common stock was exchanged for Holdings' common stock and the SARs, the stock units and the options were likewise exchanged. (See Note 1.)

                                     SARS       UNITS    OPTIONS
                                  ----------  ---------  --------
OUTSTANDING AT DECEMBER 31, 1996    790,600    460,728   298,583
Granted. . . . . . . . . . . . .    296,300    208,750         -
Exercised. . . . . . . . . . . .          -     (2,514)        -
Forfeited. . . . . . . . . . . .          -          -         -
                                  ----------  ---------  --------
OUTSTANDING AT DECEMBER 31, 1997  1,086,900    666,964   298,583
Granted. . . . . . . . . . . . .  1,723,500    488,428         -
Exercised. . . . . . . . . . . .    (42,700)  (211,403)        -
Forfeited. . . . . . . . . . . .    (28,000)   (10,550)  (12,000)
                                  ----------  ---------  --------
OUTSTANDING AT DECEMBER 31, 1998  2,739,700    933,439   286,583
Granted. . . . . . . . . . . . .    253,200    148,531         -
Exercised. . . . . . . . . . . .     (5,500)  (173,991)        -
Forfeited. . . . . . . . . . . .   (134,838)   (42,985)  (39,208)
                                  ----------  ---------  --------
OUTSTANDING AT DECEMBER 31, 1999  2,852,562    864,994   247,375
                                  ==========  =========  ========


Stock units are payable in cash at the end of a defined vesting period, determined at the date of the grant, based upon Holdings' stock price for a defined period. SARs become exercisable, as determined at the grant date, and are payable in cash based upon the increase in Holdings' stock price from a specified level. As such, for these awards, compensation expense is recognized over the vesting period of the award based upon changes in Holdings' stock price for that period. Options granted over the period 1992 to 1995 are currently exercisable with expirations ten years from the grant date. These options are all considered to be antidilutive for EPS calculations. Included in Holdings and Niagara Mohawk's results of operations for the years ending 1999, 1998 and 1997, is approximately $(1.9) million, $9.8 million and $3.2 million, respectively, related to these plans.

As permitted by SFAS No. 123 - "Accounting for Stock-Based Compensation" ("SFAS No. 123") Holdings' has elected to follow Accounting Principles Board Opinion No. 25-"Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations in accounting for its employee stock options. Since stock units and SARs are payable in cash, the accounting under APB No. 25 and SFAS No. 123 is the same. Therefore, the pro forma disclosure of information regarding net income, as required by SFAS No. 123, relates only to Holdings' outstanding stock options, the effect of which is immaterial to the financial statements for the years ended 1999, 1998 and 1997. There is no effect on earnings per share for these years resulting from the pro-forma adjustments to net income.

NOTE 11.  SEGMENT INFORMATION

Holdings is organized between regulated and unregulated activities. Within the regulated business, Niagara Mohawk, which has 98% of total assets and 94% of total revenues, there are two principal business units: Energy Delivery and Nuclear. As discussed in Note 2, Niagara Mohawk is in the process of selling its remaining fossil and nuclear generation assets. Although there are two identified business units, financial performance and resource allocation are measured and managed at the regulated business level.

Holdings and Niagara Mohawk use a shareholder value based management system. The measure of shareholder value creation is Economic Value Added ("EVA"). EVA (tm) is the financial measure used to evaluate projects, allocate resources and report and provide performance incentives.

Holdings' unregulated activities do not meet the reporting thresholds of SFAS No. 131, but comprise a substantial portion of "other" in the accompanying table.

                                            Depreciation      Federal &
                               Total             &             Foreign         Economic     Construction   Identifiable
(In thousands of dollars)     Revenues     Amortization*    Income Taxes**    Value Added   Expenditures      Assets
-------------------------  --------------  --------------  ----------------  -------------  -------------  -------------
1999
REGULATED COMPANY . . . .  $   3,827,340   $      731,429  $        18,883   $   (732,041)  $     298,081  $  12,445,608
OTHER . . . . . . . . . .        257,645              543               10        (27,374)              -        224,827
ELIMINATIONS. . . . . . .           (799)               -              287              -               -              -
                           --------------  --------------  ----------------  -------------  -------------  -------------
      TOTAL CONSOLIDATED.  $   4,084,186   $      731,972  $        19,180   $   (759,415)  $     298,081  $  12,670,435
=========================  ==============  ==============  ================  =============  =============  =============
1998
Regulated Company . . . .  $   3,826,373   $      484,250  $       (63,131)  $   (697,948)  $     392,200  $  13,733,055
Other . . . . . . . . . .        169,086              502           (3,597)       (31,471)              -        128,132
Eliminations. . . . . . .         (3,009)               -                -              -               -              -
                           --------------  --------------  ----------------  -------------  -------------- -------------
      Total Consolidated.  $   3,992,450   $      484,752  $       (66,728)  $   (729,419)  $     392,200  $  13,861,187
=========================  ==============  ==============  ================  =============  =============  =============
1997
Regulated Company . . . .  $   3,966,404   $      339,641  $       125,401   $   (650,188)  $     290,757  $   9,431,763
Other . . . . . . . . . .        114,444              598            1,194        (32,009)              -        152,378
Eliminations. . . . . . .         (2,353)               -                -              -               -              -
                           --------------  --------------  ----------------  -------------  -------------  -------------
      Total Consolidated.  $   4,078,495   $      340,239  $       126,595   $   (682,197)  $     290,757  $   9,584,141
=========================  ==============  ==============  ================  =============  =============  =============


*  Includes amortization of the MRA regulatory asset in 1998 and 1999.
** Excludes the tax benefit of $12.189 million associated with the extraordinary item for the loss on extinguishment of debt recorded in 1999.

EVA (tm) is calculated as Net Operating Profit after Taxes less a charge for the use of capital employed. The capital charge is determined by applying a rate representing an estimate of investors' expected return given the risk of the business and a targeted capital structure. The rate is not the same as the embedded cost of capital, and in particular does not reflect the return on equity that may be established in a rate proceeding. Certain adjustments to accounting data are made to more closely reflect operating or economic results. In each of the three years, an adjustment was made to include the recognition of the liability for remaining future over-market contracts with IPPs and the corresponding recognition of imputed interest on that liability. In addition, there was a significant adjustment in 1998 to reflect the re-capitalization for EVA (tm) purposes of the PowerChoice charge and the incremental operating expenses associated with the January 1998 ice storm.

EVA (tm)is further segmented between EVA (tm) from Operations and EVA (tm) related to the IPPs. This distinction is used to allow management to focus on operating performance separate from the consequences of the IPP contracts, the MRA regulatory asset and finance decisions related to managing the capitalization of Holdings.

A reconciliation of total segment Economic Value Added to total consolidated net income for the years ended December 31, 1999, 1998 and 1997 is as follows:


(In thousands of dollars)                 1999         1998         1997
-------------------------------------  -----------  -----------  -----------
Economic Value Added:
    Operations. . . . . . . . . . . .  $ (261,697)  $ (248,624)  $ (266,459)
    IPP-Related . . . . . . . . . . .    (497,718)    (480,795)    (415,738)
                                       -----------  -----------  -----------
Total Economic Value Added. . . . . .    (759,415)    (729,419)    (682,197)
Charge for Use of Investor's Capital.   1,163,596    1,225,437    1,237,499
Adjustments for Significant Items . .     (58,536)    (351,388)    (189,938)
Interest Charges (net of taxes) . . .    (320,119)    (265,455)    (182,029)
Extraordinary item (net of taxes) . .     (23,806)           -            -
Niagara Mohawk Preferred Dividends. .     (36,808)     (36,555)     (37,397)
                                       -----------  -----------  -----------
   Consolidated Net Income (loss) . .  $  (35,088)  $ (157,380)  $  145,938
                                       ===========  ===========  ===========


NOTE 12.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Operating revenues, operating income, net income (loss) and earnings (loss) per common share by quarters from 1999, 1998 and 1997, respectively, are shown in the following tables. Quarterly information for Holdings prior to 1999 is Niagara Mohawk's, but has been reclassified to reflect Holdings' structure. Holdings and Niagara Mohawk, in their opinion, have included all adjustments necessary for a fair presentation of the results of operations for the quarters. Due to the seasonal nature of the regulated utility business, the annual amounts are not generated evenly by quarter during the year. Niagara Mohawk's quarterly results of operations reflect the seasonal nature of its business, with peak electric loads in summer and winter periods. Gas sales peak in the winter.


                          NIAGARA MOHAWK HOLDINGS, INC.
                          -----------------------------

                                     In thousands of dollars                      Basic and
                                                                                   Diluted
                                                                        Net         Earnings
                                      Operating      Operating        Income      (Loss) per
Quarter Ended                         Revenues     Income (Loss)      (Loss)     Common Share
---------------------------------------------------------------------------------------------
December 31,.          1999         $ 1,016,504     $  94,830      $  (18,166)     ($0.10)
                       1998             904,066        99,666         (26,457)      (0.14)
                       1997           1,011,589        81,137          (1,355)      (0.01)

September 30,          1999         $ 1,034,227     $  98,321      $  (31,707)     ($0.17)
                       1998             979,774       111,231           8,516        0.05
                       1997             942,636       108,049          22,330        0.15

June 30,. . .          1999         $   914,321     $  81,153      $  (36,047)     ($0.19)
                       1998             944,684      (193,538)       (150,579)      (1.04)
                       1997             957,091       129,000          31,340        0.22

March 31, . .          1999         $ 1,119,134     $ 251,848      $   50,832     $  0.27
                       1998           1,163,897       131,569          11,140        0.08
                       1997           1,167,179       228,493          93,623        0.65


                         NIAGARA MOHAWK POWER CORPORATION
                         --------------------------------

                            In thousands of dollars
                            -----------------------
                                                              Net
                                Operating     Operating     Income
Quarter Ended                   Revenues    Income (Loss)   (Loss)
------------------------------------------------------------------
December 31,.       1999      $  933,562    $  95,797    $ (10,811)
                    1998         886,432      103,263      (17,433)
                    1997         960,304       86,024        7,881

September 30,       1999      $  927,296    $  99,006    $ (23,443)
                    1998         930,631      110,287       17,653
                    1997         896,570      110,174       31,683

June 30,. . .       1999      $  870,461    $  82,464    $ (27,663)
                    1998         910,906     (180,824)    (141,408)
                    1997         945,698      130,704       40,749

March 31, . .       1999      $1,096,021    $ 254,284    $  59,856
                    1998       1,098,404      134,297       20,363
                    1997       1,163,832      231,937      103,022


During the second and third quarters of 1999, Holdings and Niagara Mohawk recorded an extraordinary item for the early extinguishment of debt of $10.8 million or 6 cents per share and $13.0 million or 7 cents per share, respectively. In the first quarter of 1998, Holdings and Niagara Mohawk expensed $70.2 million associated with the January 1998 ice storm (of which $62.9 million was considered incremental) or 28 cents per common share. In the second quarter of 1998, Holdings and Niagara Mohawk recorded a non-cash write-off of $263.2 million ($1.18 per common share) associated with the portion of the MRA disallowed in rates by the PSC.

ELECTRIC STATISTICS

                                                      (MILLIONS OF KWH)
                                               1999         1998        1997
                                         -------------  -----------  ----------
REGULATED ELECTRIC SALES:
   Residential. . . . . . . . . . . . .        10,227        9,643        9,905
   Commercial . . . . . . . . . . . . .        11,838       11,560       11,552
   Industrial . . . . . . . . . . . . .         6,985        6,843        7,191
   Industrial-Special . . . . . . . . .         4,506        4,568        4,507
   Other. . . . . . . . . . . . . . . .           200          241          235
   Other electric systems . . . . . . .         1,666        3,577        3,746
                                         -------------  -----------  ----------
      Total regulated electric sales. .        35,422       36,432       37,136

UNREGULATED ELECTRIC SALES: . . . . . .         6,355        4,571        3,257
                                         -------------  -----------  ----------
      TOTAL ELECTRIC SALES. . . . . . .        41,777       41,003       40,393
                                         =============  ===========  ==========

                                                       (THOUSANDS OF DOLLARS)
REGULATED ELECTRIC REVENUES:
   Residential. . . . . . . . . . . . .  $  1,250,295    1,201,697   $1,227,245
   Commercial . . . . . . . . . . . . .     1,192,390    1,220,067    1,233,417
   Industrial . . . . . . . . . . . . .       485,009      480,942      531,164
   Industrial-Special . . . . . . . . .        65,178       63,870       61,820
   Other. . . . . . . . . . . . . . . .        50,294       55,119       54,545
   Other electric systems . . . . . . .        47,851       94,756       83,794
   Distribution of energy . . . . . . .        56,068       30,761          543
   Transmission of energy . . . . . . .       100,455       94,545      100,716
   Miscellaneous. . . . . . . . . . . .           217       19,387       16,197
                                         ------------   -----------  ----------
      Total regulated electric revenue.     3,247,757    3,261,144    3,309,441

UNREGULATED ELECTRIC REVENUE: . . . . .       217,144      129,357       86,170
                                         -------------   ----------  ----------
      TOTAL ELECTRIC REVENUE. . . . . .  $  3,464,901   $3,390,501   $3,395,611
                                         =============  ===========  ==========
REGULATED ELECTRIC
      CUSTOMERS (AVERAGE) . . . . . . .     1,550,225   1,550,770     1,553,958


                                                   (THOUSANDS OF DTH)
                                              1999         1998         1997
                                          -----------    --------    --------
REGULATED GAS SALES:
   Residential . . . . . . . . . . .           51,624      47,250      55,203
   Commercial. . . . . . . . . . . .           16,505      17,023      22,069
   Industrial. . . . . . . . . . . .              453         752       1,381
                                          -----------    --------    --------
      Total regulated sales. . . . .           68,582      65,025      78,653
   Other gas systems . . . . . . . .               10          17          28
   Spot market . . . . . . . . . . .            1,834       4,501       2,451
   Transportation of customer -
      owned gas. . . . . . . . . . .          137,240     127,850     152,813
                                          -----------    --------    --------
      Total regulated gas delivered.          207,666     197,393     233,945

UNREGULATED GAS SALES: . . . . . . .           11,020      13,863       6,762
                                          -----------    --------    --------
      TOTAL GAS SALES. . . . . . . .          218,686     211,256     240,707
                                          ===========    ========    ========


                                                (THOUSANDS OF DOLLARS)
REGULATED GAS REVENUES:
   Residential . . . . . . . . . . .      $   390,208    $378,150    $436,136
   Commercial. . . . . . . . . . . .          107,669     110,499     148,213
   Industrial. . . . . . . . . . . .            2,340       3,618       6,549
   Other gas systems . . . . . . . .               57          69         130
   Spot market . . . . . . . . . . .            4,277       8,749       6,346
   Transportation of customer -
      owned gas. . . . . . . . . . .           58,032      54,091      55,657
   Miscellaneous . . . . . . . . . .           17,000      10,053       3,932
                                          -----------    --------    --------
     Total regulated gas revenues .           579,583     565,229     656,963

UNREGULATED GAS REVENUES:. . . . . .           31,643      36,047      24,267
                                          -----------    --------    --------
      TOTAL GAS REVENUES . . . . . .      $   611,226    $601,276    $681,230
                                          ===========    ========    ========
REGULATED GAS
      CUSTOMERS (AVERAGE). . . . . .          541,956     530,633     528,566


ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURES

Holdings and Niagara Mohawk have nothing to report for this item.